Exhibit 10.16

SECOND LIEN CREDIT AGREEMENT

dated as of

August 30, 2013,

among

LSF8 GYPSUM HOLDINGS COMPANY, LLC,

CONTINENTAL BUILDING PRODUCTS LLC,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

RBC CAPITAL MARKETS,1

as Joint Lead Arrangers and Joint Bookrunners

ROYAL BANK of CANADA,

as Syndication Agent

Reference is made to the Intercreditor Agreement dated as of August 30, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between Credit Suisse AG, as First Lien Agent (as defined therein), and Credit Suisse AG, as Second Lien Agent (as defined therein). Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender, and to exercise its powers and perform its duties thereunder as directed by the Required Lenders. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

3.3	Corporate Existence; Compliance with Law	81
3.4	Organizational Power; Authorization; Enforceable Obligations	81
3.5	No Legal Bar	81
3.6	No Material Litigation	82
3.7	Ownership of Property; Liens	82
3.8	Intellectual Property	82
3.9	Taxes	82
3.10	Federal Regulations	82
3.11	ERISA	83
3.12	Investment Company Act	83
3.13	Restricted Subsidiaries	83
3.14	Use of Proceeds	83
3.15	Environmental Matters	84
3.16	Accuracy of Information, etc	84
3.17	Security Documents	85
3.18	Solvency	86
3.19	Patriot Act; FCPA; OFAC	86
3.20	Broker’s or Finder’s Commissions	86
3.21	Labor Matters	86

SECTION 4.	CONDITIONS PRECEDENT	87

4.1	Conditions to Initial Extension of Credit	87
4.2	Conditions to Each Post-Closing Extension of Credit	90

SECTION 5.	AFFIRMATIVE COVENANTS	91

5.1	Financial Statements	91
5.2	Certificates; Other Information	92
5.3	Payment of Obligations	94
5.4	Conduct of Business and Maintenance of Existence, Compliance with Laws, etc	94
5.5	Maintenance of Property; Insurance	95
5.6	Inspection of Property; Books and Records; Discussions	95
5.7	Notices	96
5.8	Environmental Laws	96
5.9	Additional Collateral, etc	96
5.10	Use of Proceeds	98
5.11	Further Assurances	99
5.12	Maintenance of Ratings	99
5.13	Designation of Subsidiaries	99
5.14	Interest Rate Protection	100
5.15	Post-Closing Matters	100

SECTION 6.	NEGATIVE COVENANTS	100

6.1	[Reserved]	100

6.2	Limitation on Indebtedness	100
6.3	Limitation on Liens	104
6.4	Limitation on Fundamental Changes	108
6.5	Limitation on Disposition of Property	110
6.6	Limitation on Restricted Payments	112
6.7	Limitation on Investments	115
6.8	Limitation on Optional Payments and Modifications of Junior Debt Instruments, etc	118
6.9	Limitation on Transactions with Affiliates	119
6.10	Limitation on Sales and Leasebacks	120
6.11	Limitation on Negative Pledge Clauses	121
6.12	Limitation on Restrictions on Restricted Subsidiary Distributions	122
6.13	Limitation on Lines of Business	122
6.14	Limitation on Activities of Holdings	122
6.15	Modification of Agreements	123

SECTION 7.	EVENTS OF DEFAULT	123

7.1	Events of Default	123
7.2	[Reserved]	127

SECTION 8.	THE AGENTS	127

8.1	Appointment	127
8.2	Delegation of Duties	127
8.3	Exculpatory Provisions	127
8.4	Reliance by Administrative Agent	128
8.5	Notice of Default	128
8.6	Non-Reliance on Agents and Other Lenders	128
8.7	Indemnification	129
8.8	Agent in Its Individual Capacity	129
8.9	Successor Administrative Agent	130
8.10	Syndication Agent	130

SECTION 9.	MISCELLANEOUS	130

9.1	Notices	130
9.2	Waivers; Amendments	133
9.3	Expenses; Indemnity; Damage Waiver	136
9.4	Successors and Assigns	137
9.5	Survival	143
9.6	Counterparts; Integration; Effectiveness	144
9.7	Severability	144
9.8	Right of Setoff	144
9.9	Governing Law; Jurisdiction; Consent to Service of Process	144
9.10	WAIVER OF JURY TRIAL	145
9.11	Headings	145

9.12	Confidentiality	145
9.13	USA PATRIOT Act	147
9.14	Release of Liens and Guarantees; Secured Parties	147
9.15	No Fiduciary Duty	148
9.16	Interest Rate Limitation	149

SCHEDULES:

1.1	Mortgaged Property
2.1	Lenders
3.4	Consents, Authorizations, Filings and Notices
3.13(a)	Restricted Subsidiaries
3.13(b)	Agreements Related to Capital Stock
5.15	Post-Closing Matters
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.7(m)	Existing Investments
6.10	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Perfection Certificate
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F-1	Form of Pari Passu Intercreditor Agreement
F-2	Form of Intercreditor Agreement
G	Form of Term Note
H-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships)
H-2	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships)
H-3	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships)
H-4	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships)
I	Form of Borrowing Request
J	Form of Solvency Certificate

v

SECOND LIEN CREDIT AGREEMENT, dated as of August 30, 2013, among LSF8 Gypsum Holdings Company, LLC, a Delaware limited liability company (including its permitted successors, “Holdings”), Continental Building Products LLC, a Delaware limited liability company (including its permitted successors, the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders and CREDIT SUISSE AG, as administrative agent and collateral agent (together with its successors in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

Pursuant to the Acquisition Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.1 below), the Borrower will acquire (the “Acquisition”) the North American gypsum division of LaFarge North America, Inc., a Maryland Corporation (the “Seller”), as described in the Acquisition Agreement (such acquired division, the “Business”).

The Borrower has requested that, substantially simultaneously with the consummation of the Acquisition, (i) the Lenders extend credit to the Borrower in the form of Closing Date Loans on the Closing Date in an aggregate principal amount of up to $120,000,000 pursuant to this Agreement and (ii) certain other lenders extend credit to the Borrower in the form of First Lien Term Loans and Revolving Credit Loans pursuant to the First Lien Credit Agreement.

On the Closing Date, the proceeds of the Closing Date Loans, together with (i) the proceeds of the First Lien Term Loans and Revolving Credit Loans and (ii) the proceeds of the Equity Contribution, will be used to finance the Acquisition, to repay Existing Debt and to pay Transaction Costs.

The applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change”: as defined in Section 1.4.

“Acquisition”: as defined in the preliminary statements hereto.

“Acquisition Agreement”: the Acquisition Purchase Agreement dated June 24, 2013, by and between the Seller and the Sponsor.

“Act”: as defined in Section 3.19(a).

“Additional Lenders”: any Eligible Assignee that makes an Incremental Second Lien Term Loan or Replacement Term Loan pursuant to Section 2.23 or 2.24.

“Adjusted LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that the Adjusted LIBO Rate shall, in no event, be less than 1.00%.

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender”: LSUSA and its Affiliates, other than (a) Holdings or any Subsidiary of Holdings (including the Borrower) and (b) any natural Person.

“Agent Indemnitee”: as defined in Section 8.7.

“Agents”: the collective reference to the Administrative Agent and the Syndication Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Second Lien Credit Agreement.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided that the Alternate Base Rate shall, in no event, be less than 2.00%; provided, further, that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates (or by reference to any successor or substitute entity or other quotation service providing comparable quotations to such British Bankers’ Association Interest Settlement Rates) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any such successor or substitute agency) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be prima facie evidence absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the immediately preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted LIBO Rate, respectively.

“Applicable Discount”: as defined in Section 2.12(f).

“Applicable Margin”: the rate per annum equal to (a) for ABR Loans, 6.50% and (b) for Eurodollar Loans, 7.50%; provided that after the consummation of an IPO and for as long thereafter as the Capital Stock of a Permitted Holding Company remains publicly traded, upon the satisfaction of a Margin Stepdown Condition (as determined by reference to the applicable Compliance Certificate delivered pursuant to Section 5.2(b)) and for so long as such Margin Stepdown Condition shall remain satisfied, the Applicable Margin shall be reduced by 0.50%.

Any change to the Applicable Margin resulting from the satisfaction of a Margin Stepdown Condition shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent on or after the date the IPO is consummated of a certificate duly executed by a Responsible Officer indicating that the Margin Stepdown Condition is then satisfied, and ending on the date immediately following the date on which a Compliance Certificate is delivered pursuant to Section 5.2(b) that does not indicate that a Margin Stepdown Condition is then satisfied as of the last day of the Relevant Reference Period to which such Compliance Certificate relates. Notwithstanding the foregoing, the Applicable Margin shall be based on the rate per annum set forth above without giving effect to the proviso if (i) the Borrower fails to deliver the Compliance Certificate required to be delivered pursuant hereto, within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof, or (ii) after and for so long as an Event of Default shall have occurred and is continuing.

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit as its primary activity and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: the collective reference to Credit Suisse Securities (USA) LLC and RBC Capital Markets, as lead arrangers and joint bookrunners for the Facilities.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property pursuant to clause (d)(ii), (j), (k), (q) or (w) of Section 6.5 by the Borrower or any of its Restricted Subsidiaries to any Person (other than Holdings, the Borrower or any Restricted Subsidiary), other than any Disposition (whether in a single transaction or through a series of related Dispositions) resulting in aggregate Net Cash Proceeds to the Borrower or any of its Restricted Subsidiaries not exceeding $500,000.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit E-1 or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness”: when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auction”: as defined in Section 2.12(f)(i).

“Auction Amount”: as defined in Section 2.12(f)(i).

“Auction Notice”: as defined in Section 2.12(f)(i).

“Available Builder Basket”: as of any date of determination, an amount equal to (without duplication): (a) the sum of (i) the Available Excess Cash Flow Amount on such date, plus (ii) the net cash proceeds from the issuance of Capital Stock of, or capital contributions to, Holdings after the Closing Date (other than proceeds from the issuance of Disqualified Capital Stock or Cure Securities, proceeds from Cure Contributions or Excluded Contributions and proceeds used as described in clause (b)(ix) of the definition of “Consolidated EBITDA”) to the extent that the proceeds thereof are contributed to the Borrower as common Capital Stock, plus (iii) the net cash proceeds received by the Borrower after the Closing Date (or received by Holdings after the Closing Date and contributed to the Borrower as common Capital Stock) from the issuance or sale of convertible or exchangeable Disqualified Capital Stock or debt securities of Holdings, the Borrower or any of the Restricted Subsidiaries that has thereafter been converted into or exchanged for Qualified Capital Stock of Holdings, plus (iv) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the Borrower and the Restricted Subsidiaries in respect of Investments made using the Available Builder Basket (such amounts not exceeding the fair market value (as determined in good faith by the Borrower) of such original Investment), plus (v) the Investments of the Borrower and the Restricted Subsidiaries made using the Available Builder Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and the Restricted Subsidiaries made using the Available Builder Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by the Borrower) of the original Investments by the Borrower and the Restricted Subsidiaries made using the Available Builder Basket in such Unrestricted Subsidiary) minus (b) the sum of (i) the amount of cash dividends paid by the Borrower pursuant to Section 6.6(d), (ii) Investments made pursuant to Section 6.7(t), (iii) optional prepayments, repurchases and redemptions made pursuant to Section 6.8(a)(ii) and (iv) the principal amount of any Indebtedness incurred under Section 6.2(w), in each case utilizing the Available Builder Basket.

“Available Excess Cash Flow Amount”: at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow in excess of zero for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of the aggregate amount of prepayments of Term Loans made (or required to be made) pursuant to Section 2.14(c) through the date of determination.

“Available Starter Basket” as of any date of determination, an amount equal to (a)(i) $12,000,000 plus (ii) returns, repayments, interest, profits, distributions, income and similar amounts received in cash or Cash Equivalents by the Borrower and the Restricted Subsidiaries in respect of Investments made using the Available Starter Basket (such amounts not exceeding the fair market value (as determined in good faith by the Borrower) of such original Investment), plus (iii) the Investments of the Borrower and the Restricted Subsidiaries made using the Available Starter Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and the Restricted Subsidiaries made using the Available Starter Basket in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by the Borrower) of the original Investments by the Borrower and the Restricted Subsidiaries made using the Available Starter Basket in such Unrestricted Subsidiary) minus (b) the sum of (i) the amount of cash dividends paid by the Borrower pursuant to Section 6.6(d), (ii) Investments made pursuant to Section 6.7(t), (iii) optional prepayments, repurchases and redemptions made pursuant to Section 6.8(a)(ii) and (iv) the principal amount of any Indebtedness incurred under Section 6.2(w), in each case utilizing the Available Starter Basket.

“Backup Withholding Tax”: United States federal withholding Taxes imposed pursuant to Section 3406 of the Code, as in effect on the date of this Agreement, or any successor provision that is substantially the equivalent thereof, and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, is subject to, or any Person that directly or indirectly controls such Person is subject to, a forced liquidation, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or any substantial part of its assets, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower”: as defined in the preamble.

“Borrower Materials”: as defined in Section 9.1.

“Borrowing”: Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request”: a request by the Borrower for a Borrowing substantially in the form of Exhibit I.

“Business”: as defined in the preliminary statements hereto.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Material Adverse Effect”: the occurrence of any event, circumstance, change or effect that, individually or together with any other event, circumstance, change or effect (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Business (as defined in the Acquisition Agreement), taken as a whole, or (ii) materially impairs the ability of the Sellers (as defined in the Acquisition Agreement) to consummate the transactions contemplated by the Acquisition Agreement or the Canada Supplement (as defined in the Acquisition Agreement); provided, however, with respect to clause (i) above, Business Material Adverse Effect shall not include: (a) events, circumstances, changes or effects that generally affect the industry in which the Business operates; (b) changes in economic, market, business, regulatory or political conditions generally in the jurisdiction of organization or any other jurisdiction in which the Business operates, or in the global financial markets generally or in the financial markets of any such jurisdiction; (c) changes in any Law (as defined in the Acquisition Agreement); (d) changes in US GAAP (as defined in the Acquisition Agreement), including accounting and financial reporting pronouncements by a Governmental Authority (as defined in the Acquisition Agreement); (e) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, the Acquisition Agreement, including any actions of competitors, customers or employees; (f) any event, circumstance, change or effect that results from any action taken pursuant to or in accordance with the Acquisition Agreement or at the request of the Purchaser (as defined in the Acquisition Agreement); and (g) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after June 24, 2013; except in the case of the foregoing clauses (a), (b), (c), (d) or (g), to the extent such events, circumstances, changes in or effects have a materially disproportionate effect on the Business, taken as a whole, relative to other industry participants operating in the same or similar businesses.

“Canadian Borrower”: Continental Building Products Canada Inc.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are required to be capitalized under GAAP on a balance sheet of such Person, it being understood that Capital Expenditures do not include amounts expended to purchase assets constituting an on-going business, including investments that constitute Permitted Acquisitions.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet (excluding the footnotes thereto) of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities but excluding debt securities convertible or exchangeable into any of the foregoing.

“Cash Equivalents”: (a) Dollars, Canadian Dollars, Euros and Sterling; (b) securities and other obligations issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality of the United States or Canadian government (provided that the full faith and credit of the United States or Canada is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic or foreign bank having, or which is a banking subsidiary of a domestic or foreign bank holding company or any U.S. or Canadian branch of a foreign bank having, capital and surplus of not less than $500,000,000 (or its foreign currency equivalent); (d) fully collateralized repurchase obligations for underlying securities of the types described in clauses (b) and (c) above or clause (f) below entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, maturing within one year after the date of acquisition; (f) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); (g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of one year or less from the date of acquisition; (h) Investments with average maturities of one year or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and (i) investment funds investing substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include (i) Investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable Canadian rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, amounts denominated in the local currency of the jurisdiction of incorporation or formation of such Foreign Subsidiary in addition to those set forth in clause (a) above; provided that such amounts are held by such Foreign Subsidiary from time to time in the ordinary course of business and not for speculation.

“Cash Management Services”: any treasury, depositary, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law”: (a) the adoption of any law, rule or regulation after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder or (c) compliance by any Lender (or, for purposes of Section 2.17(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law)

of any Governmental Authority made or issued after the date of this Agreement or, if later, the date on which the applicable Lender becomes a Lender hereunder; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Change of Control”: the occurrence of any of the following events: (a) prior to an IPO, the Permitted Investors, taken together, shall cease to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having a majority of the ordinary voting power for the election of directors of Holdings measured by voting power rather than number of shares; (b) at any time after an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of Holdings or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding from any determination of the amount of Capital Stock beneficially owned by such “person” or “group”, where such person or group includes both Permitted Investors and one or more Persons that are not Permitted Investors, any Capital Stock beneficially owned by Permitted Investors), other than any such “person” or “group” comprised solely of Permitted Investors, shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than the greater of (i) 35% of the ordinary voting power for the election of directors of the Permitted Holding Company that shall have issued or sold Capital Stock in the IPO, measured by voting power rather than number of shares, and (ii) the percentage of such ordinary voting power of such Permitted Holding Company held, directly or indirectly, by the Permitted Investors, taken together (unless the Permitted Investors retain the right, by contract or otherwise, to elect or designate a majority of the directors of the Permitted Holding Company); (c) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Permitted Liens); or (d) a Specified Change of Control.

“Class”: as applicable with respect to a Facility (a) when used with respect to Lenders, the Lenders under such Facility, (b) when used with respect to Commitments, Commitments to provide such Facility and (c) when used with respect to Loans or Borrowings, Loans or Borrowings under such Facility.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived in accordance with Section 9.2.

“Closing Date Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Closing Date Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Closing Date Commitment” opposite such Lender’s name on Schedule 2.1, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Closing Date Commitments is $120,000,000.

“Closing Date Loan”: as defined in Section 2.1.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is created or purported to be created by any Security Document.

“Commitment”: with respect to any Lender, the obligation of such Lender, if any, to make a Loan to the Borrower under this Agreement, including its Closing Date Commitment.

“Commitment Letter”: the Commitment Letter dated as of June 23, 2013, among the Borrower, Holdings and the Arrangers.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“Communications”: as defined in Section 9.1.

“Company Intellectual Property”: as defined in Section 3.8(i).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated July 2013 and furnished to the initial Lenders in connection with the syndication of the Facilities.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: of the Borrower at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding deferred tax assets, assets held for sale, loans permitted to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities”: of the Borrower at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding, to the extent otherwise included therein, (a) the current portion of any Funded Debt or other long-term liabilities (including Capital Lease Obligations) or interest, (b) revolving loans and letter of credit obligations under the First Lien Credit Agreement or any other revolving credit facilities or revolving lines of credit, (c) deferred tax liabilities, and (d) non-cash compensation liabilities and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated EBITDA”: of the Borrower for any period, (a) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus (b) without duplication of each other and with amounts that are adjusted pursuant to the definition of Consolidated Net Income, and to the extent deducted in determining such Consolidated Net Income for such period (except with respect to clauses (viii), (x) and (xxi) below), the sum of:

(i) provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and withholding taxes for such period, taxes in lieu of income taxes and payroll tax credits, income tax credits and similar tax credits,

(ii) total interest expense and, to the extent not reflected in such total interest expense, payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (minus any payments received in respect of such hedging obligations or other derivative instruments), amortization or write off of debt discount and debt issuance costs and commissions and discounts and other fees and charges (including bank fees) associated with Indebtedness (including the Loans, the First Lien Loans and Letters of Credit),

(iii) depreciation and amortization expense (which, for the avoidance of doubt, will include amortization of debt expense),

(iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs,

(v) (A) costs and expenses in connection with the Transactions, (B) transaction fees, costs and expenses (including up-front fees, commissions, premiums or charges) incurred in connection with, to the extent permitted under the Loan Documents and whether or not consummated, equity issuances (including an IPO), Investments, Dispositions, recapitalizations, refinancings, mergers, option buyouts or the incurrence or repayment of Indebtedness or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions and (C) costs in connection with strategic initiatives, transition costs and other business optimization and information systems-related costs (including non-recurring employee bonuses in connection therewith), excluding, in the case of this clause (C), any of the foregoing otherwise covered by clause (xi) below,

(vi) non-cash compensation expense, including deferred compensation, and any other non-cash losses, charges and expenses (including write-offs or write-downs but not including any write-off or write-down of inventory or accounts receivable),

(vii) any Permitted Management Fees paid or accrued during such period and any other management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities, charges and expenses paid to or on behalf of any direct or indirect parent company of the Borrower or any of the Permitted Investors, to the extent permitted to be paid under Section 6.9 (and any accruals in respect thereof) (provided that any amounts that are added back to Consolidated EBITDA pursuant to this clause (vii) in respect of items accrued during such period shall not be added back to Consolidated EBITDA pursuant to this clause in any subsequent period),

(viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(ix) (A) any costs or expenses incurred pursuant to any management equity plan or stock option plan, share-based incentive compensation plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or stockholders agreement or any distributor equity plan or agreement, (B) any executive compensation charges or expenses and (C) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case to the extent that such charges, costs, expenses, accruals or reserves are funded with net cash proceeds contributed to the Borrower as a capital contribution or net cash proceeds of issuances of Capital Stock of the Borrower (other than Disqualified Capital Stock, Cure Securities and Cure Contributions),

(x) expected “run-rate” cost savings, operating expense reductions, other operating improvements and synergies relating to any Pro Forma Transactions, including the Transactions (as determined by the Borrower in good faith subject to the provisions of Section 1.5(c)); provided that the aggregate amount added back pursuant to this clause (x) in any Test Period shall not exceed 20% of Consolidated EBITDA with respect to such period (prior to giving effect to the add-backs pursuant to this clause (x)),

(xi) restructuring and similar charges (including severance, relocation costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)), provided that the aggregate amount added back pursuant to this clause (xi) in any Test Period shall not exceed 20% of Consolidated EBITDA with respect to such period (prior to giving effect to the add-backs pursuant to this clause (xi)),

(xii) any net after-tax losses attributable to asset Dispositions (including any Disposition of any Capital Stock of any Person) (in each case, other than in the ordinary course of business, as determined in good faith by the Borrower),

(xiii) earn-out obligations incurred in connection with any Permitted Acquisition or other Investment and paid or accrued during the applicable period,

(xiv) unrealized net losses resulting from changes in the fair market value of any non-speculative Hedge Agreements and the net costs of implementation of any non-speculative Hedge Agreements, and losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Hedge Agreements or other derivative instruments (including deferred financing expenses written off and premiums paid),

(xvi) any non-controlling or minority interest expense consisting of income attributable to third parties in respect of their equity interests in non-Wholly Owned Subsidiaries,

(xvi) losses, charges and expenses related to payments made to option holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution,

(xvii) losses or discounts on sales of Permitted Receivables Financing Assets in connection with any Permitted Receivables Financing,

(xviii) costs relating to the closure of the Newark facility; provided that the aggregate amount added back pursuant to this clause (xviii) shall not exceed $3,000,000 and such amount shall only be permitted to be added back for purposes of any Test Period ending on or prior to December 31, 2013,

(xix) fees paid under the Master Brand Agreement; provided that the aggregate amount added back pursuant to this clause (xix) shall not exceed $1,500,000 and such amount shall only be permitted to be added back for purposes of any Test Period ending on or prior to December 31, 2013,

(xx) costs relating to the relocation of the equipment associated with, and the termination of, the Equipment Lease Agreement (as defined in the Disclosure Schedule to the Acquisition Agreement); provided that the aggregate amount added back pursuant to this clause (xx) shall not exceed $5,000,000,

(xxi) to the extent not included in determining Consolidated Net Income for such period, business interruption insurance proceeds in an amount representing the earnings for such period that such proceeds are intended to replace (whether or not yet received so long as the Borrower in good faith expects to receive the same within the four fiscal quarters immediately following such business interruption (it being understood that to the extent not actually received within such four fiscal quarters, such amount shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)), and

(xxii) any costs or expenses under any pension plans retained by the US Seller or the Canadian Seller (each as defined in the Acquisition Agreement) payable by or attributable to the Borrower or its Subsidiaries pursuant to the provisions of the Acquisition Agreement; provided that the aggregate amount added back pursuant to this clause (xxii) shall not exceed $2,000,000 and such amount shall only be permitted to be added back for purposes of any Test Period ending on or prior to December 31, 2013, minus

(c) to the extent included in determining Consolidated Net Income for such period, the sum of:

(i) interest income on cash and Cash Equivalents and other similar securities (except to the extent deducted in determining total interest expense),

(ii) any other non-cash income (other than amounts accrued in the ordinary course of business consistent under accrual-based revenue recognition procedures in accordance with GAAP), excluding any such income that represents the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have not increased Consolidated EBITDA),

(iii) any net after-tax gains attributable to asset Dispositions (including any Disposition of any Capital Stock of any Person) (in each case, other than in the ordinary course of business, as determined in good faith by the Borrower),

(iv) unrealized net gains resulting from changes in the fair market value of any non-speculative Hedge Agreements, gains attributable to the early extinguishment or conversion of Indebtedness or Hedge Agreements, and currency translation gains, and

(v) any non-controlling or minority interest income consisting of loss attributable to third parties in respect of their equity interests in non-Wholly Owned Subsidiaries.

Notwithstanding the foregoing, (A) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the fiscal quarter ending September 30, 2012, shall be deemed to be equal to $14,516,000, (B) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the fiscal quarter ending December 31, 2012, shall be deemed to be equal to $14,712,000, (C) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the fiscal quarter ending March 31, 2013, shall be deemed to be equal to $20,581,000 and (D) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the fiscal quarter ending June 30, 2013, shall be deemed to be equal to $28,164,000.

“Consolidated Net Income”: of the Borrower for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings or any direct or indirect parent of Holdings during such period attributable to the operations of the Borrower and the Subsidiaries as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under the Loan Documents to make any Restricted Payment or other payment to or for the account of Holdings in respect thereof); provided that, for the avoidance of doubt, in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be included the aggregate amount actually paid to the Borrower and its Restricted Subsidiaries in cash during such period on account of business interruption insurance representing the earnings for such period that such proceeds are intended to replace; provided, further, that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period, there shall be excluded, without duplication,

(a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries;

(b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or a Restricted Subsidiary in the form of dividends or distributions;

(c) solely for the purpose of determining Excess Cash Flow, the undistributed earnings of any Restricted Subsidiary of the Borrower (other than a Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document or First Lien Loan Document) or Requirement of Law applicable to such Restricted Subsidiary unless such restriction or prohibition with respect to the declaration or payment of dividends or similar distributions has been legally waived (provided that Consolidated Net Income will be increased by the amount of dividends or other distributions paid in cash to the Borrower or a Restricted Subsidiary not subject to such restriction or prohibition in respect of such period, to the extent not already included therein);

(d) any net unrealized gains and losses resulting from obligations under Hedge Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging);

(e) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(f) any net after-tax income (or loss) from discontinued operations or the disposal thereof;

(g) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities (but excluding any write-off or write-down related to inventory or accounts receivable) or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(h) any net after-tax extraordinary, non-recurring or unusual gains or losses or expenses;

(i) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedging agreements for currency exchange risk) and any other foreign currency translation gains or losses;

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually indemnified or reimbursed, or, so long as the Borrower has made a good-faith determination that a reasonable basis exists for such indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within four fiscal quarters of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such four fiscal quarters);

(k) any cash charges associated with the rollover, acceleration or payout of Capital Stock by, or to, management or other holders of Capital Stock of the Borrower or any of its parent companies or Restricted Subsidiaries in connection with the Transactions; and

(l) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP.

“Consolidated Secured Debt”: at any date, the aggregate principal amount of all Consolidated Total Debt that is secured by a Lien.

“Consolidated Total Debt”: at any date an amount equal to the aggregate outstanding principal amount of all third party Indebtedness of the Borrower and its Restricted Subsidiaries at such date that would be classified as a liability on the consolidated balance sheet of the Borrower, in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, Capital Lease Obligations and third party debt obligations evidenced by bonds, notes, debentures or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any amounts under any Permitted Receivables Financing, (ii) any letter of credit, except to the extent of obligations in respect of drawn letters of credit unreimbursed for at least three Business Days and (iii) obligations under Hedge Agreements unless such obligations have not been paid when due.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Borrower on such date less (b) Consolidated Current Liabilities of the Borrower on such date.

“Contract Consideration”: as defined in the definition of the term “Excess Cash Flow”.

“Contractual Obligation”: with respect to any Person, (i) the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person and (ii) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: with respect to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Credit Party”: the Administrative Agent or any other Lender.

“Credit Suisse”: Credit Suisse AG.

“Cure Contribution”: as defined in Section 7.2(a) of the First Lien Credit Agreement as in effect on the date hereof.

“Cure Securities”: as defined in Section 7.2(a) of the First Lien Credit Agreement as in effect on the date hereof.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans (unless such Lender indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s and the Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent, or (d) admits that it is insolvent or has become the subject of a Bankruptcy Event. This definition is subject to the provisions of the last paragraph of Section 2.22.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.5(j) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Discharge of First Lien Obligations”: as defined in the Intercreditor Agreement.

“Discount Range”: as defined in Section 2.12(f).

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (excluding Liens); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the then Latest Maturity Date at the time of issuance, except, in the case of clauses (i) and (ii), if as a result of a change of control event or asset sale or other Disposition or casualty event, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other Disposition or casualty event are subject to the prior payment in full of the Obligations; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: any bank, financial institution or other institutional lender that (i) has been identified in writing to the Arrangers as a Disqualified Lender prior to the date of the Commitment Letter or (ii) has been identified in writing to the Arrangers upon reasonable notice after the date of the Commitment Letter and prior to the Syndication Date (as defined in the Commitment Letter) as a competitor of, or an affiliate of a competitor of, the Business. The Disqualified Lenders shall be identified to the Lenders by the Administrative Agent.

“Dollars” and “$”: lawful currency of the United States of America.

“Domestic Subsidiary”: a Restricted Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Dutch Auction”: an auction of Loans conducted (a) pursuant to Section 9.4(e) to allow an Affiliated Lender to acquire Loans at a discount to par value and on a non pro rata basis or (b) pursuant to Section 9.4(g) to allow a Purchasing Borrower Party to prepay Loans at a discount to par value and on a non pro rata basis, in each case in accordance with the applicable Dutch Auction Procedures.

“Dutch Auction Procedures”: Dutch auction procedures as set forth in Section 2.12(f) and otherwise as reasonably agreed upon by the applicable Affiliated Lender or Purchasing Borrower Party and the Administrative Agent.

“ECF Percentage”: with respect to any Excess Cash Flow Period, 50%; provided that (i) the ECF Percentage shall be 25% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 5.50:1.00 and greater than 5.00:1.00 and (ii) the ECF Percentage shall be 0% if the Senior Secured Leverage Ratio as of the last day of such Excess Cash Flow Period is less than or equal to 5.00:1.00.

“Eligible Assignee”: (i) any Lender, any Affiliate of a Lender and any Approved Fund, (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course and (iii) subject to the terms of Section 2.12(f), Sections 9.4(e) through (h), Affiliated Lenders and Purchasing Borrower Parties; provided that “Eligible Assignee” shall not include any Lender that is, as of the date of the applicable assignment, a Defaulting Lender.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, enforceable guidelines, codes, decrees, or other legally enforceable requirements of any international authority, foreign government, the United States of America, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability associated with or standards of conduct for the protection of the environment or of human health, or insofar as it relates to environmental exposure, employee health and safety.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, and other authorizations of a Governmental Authority required under any Environmental Law.

“Equity Contribution”: collectively, the cash contributions to be made on the Closing Date (a) by the Sponsor to Holdings as cash common equity and (b) by Holdings to the Borrower as cash common equity in exchange for the issuance of the Borrower to Holdings of all of its Capital Stock (with all such contributions to be in the form of common equity interests).

“ERISA”: the Employee Retirement Income Security Act of 1974.

“Eurodollar”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period, the excess, if any, of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period,

(ii) the amount of all non-cash charges (including depreciation, amortization and deferred compensation) deducted in arriving at such Consolidated Net Income for such period, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) the amount of the net decrease, if any, in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, and

(v) the amount by which the tax expenses deducted in determining Consolidated Net Income for such period exceed the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period, minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits and gains included in arriving at Consolidated Net Income for such period (excluding any such non-cash credits and gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and the amount of all cash expenses, charges and losses excluded from Consolidated Net Income for such period by virtue of the definition thereof,

(ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures to the extent funded with Internally Generated Cash Flow,

(iii) the aggregate amount of all principal payments of Indebtedness (other than payments and amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof), payments of earn-out obligations, and the principal component of payments in respect of Capital Lease Obligations (but excluding optional prepayments of the First Lien Loans made pursuant to Section 2.12(a) of the First Lien Credit Agreement and excluding optional prepayments of the Loans (in each case, included in the Optional Prepayment Amount) and excluding mandatory prepayments of the First Lien Loans made pursuant to Section 2.14 of the First Lien Credit Agreement) of the Borrower and its Restricted Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), to the extent funded with Internally Generated Cash Flow,

(iv) the amount of the net increase, if any, in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(v) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,

(vi) cash payments made during such period in respect of long-term liabilities (other than amounts constituting “Indebtedness” under clause (g), (h) or (i) of the definition thereof) of the Borrower and its Restricted Subsidiaries to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income, to the extent funded with Internally Generated Cash Flow,

(vii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such period on account of Investments (including acquisitions) permitted by Section 6.7(d), (f), (h), (i), (s), (u) or (y) to the extent funded with Internally Generated Cash Flow,

(viii) the aggregate amount actually paid by the Borrower in cash during such period on account of Restricted Payments permitted by Section 6.6(b), (c), (g), (h) (but not in respect of transactions permitted by Section 6.7(s)) or (j) to the extent funded with Internally Generated Cash Flow,

(ix) the aggregate amount of mandatory prepayments made pursuant to Section 2.14 with the proceeds of Asset Sales and Recovery Events during such year to the extent such proceeds are included in the calculation of such Consolidated Net Income for such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, to the extent not deducted in determining Consolidated Net Income,

(xi) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including acquisitions) or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (such period, the “Next Excess Cash Flow Period”); provided that, to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Investments or Capital Expenditures during such Next Excess Cash Flow Period is less than the Contract Consideration, or the amount actually paid during such Next Excess Cash Flow Period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Next Excess Cash Flow Period; provided, further, that no deduction shall be taken under clause (b)(ii) or (vi) of this definition of Excess Cash Flow for the Next Excess Cash Flow Period with respect to the aggregate amount of Internally Generated Cash Flow actually utilized or paid during such Next Excess Cash Flow Period in respect of Contract Consideration previously deducted pursuant to this clause (b)(xii),

(xiii) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any previous period and are financed with Internally Generated Cash Flow and not by utilizing the Available Starter Basket or the Available Builder Basket; provided that, if Consolidated Net Income is reduced in any subsequent period by an expense or charge in respect of such cash expenditure, Excess Cash Flow shall be increased by the amount of such expense or charge in such subsequent period, and

(xiv) the aggregate amount of deferred compensation paid in cash during such period.

“Excess Cash Flow Application Date”: as defined in Section 2.14(c).

“Excess Cash Flow Period”: each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2014.

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Assets”: the collective reference to:

(1) any interest in leased real property (including any leasehold interests in real property) (it being agreed that no Loan Party shall be required to deliver landlord lien waivers, estoppels or collateral access letters);

(2) any fee interest in real property if the fair market value of such fee interest (together with improvements), as determined in good faith by the Borrower on the later of the Closing Date and the date of acquisition thereof by the relevant Loan Party, is less than $5,000,000;

(3) any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof);

(4) (a) any “margin stock” within the meaning of such term under Regulation U as now and from time to time hereafter in effect and (b) commercial tort claims that, in the reasonable determination of the Borrower, are estimated to not be in excess of $1,000,000;

(5) any asset if the granting of a security interest or pledge under the Loan Documents in such asset would be prohibited by any law, rule or regulation or agreements with any Governmental Authority or would require the consent, approval, license or authorization of any Governmental Authority unless such consent, approval, license or authorization has been received (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code and other than proceeds thereof, to the extent the assignment of such proceeds is effective under the Uniform Commercial Code notwithstanding any such prohibition or restriction);

(6) Capital Stock in any joint venture or Subsidiary, other than a Restricted Subsidiary that is a Wholly Owned Subsidiary, to the extent that granting a pledge of or a security interest in such Capital Stock under the Loan Documents would not be permitted by the terms of such Subsidiary’s organizational or joint venture documents;

(7) assets to the extent a security interest in such assets under the Loan Documents would result in (x) an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or (y) other materially adverse tax consequences, in each case as reasonably determined in good faith by the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

(8) Capital Stock that is voting Capital Stock in any Subsidiary described in clause (a) or (c) of the definition of Excluded Subsidiary in excess of 65% of the voting Capital Stock in such Subsidiary;

(9) deposit accounts, securities accounts or other similar accounts (i) for the sole purpose of funding payroll obligations, employee benefit or health benefit obligations, tax obligations, escrow arrangements or holdings funds owned by Persons other than the Borrower and the Guarantors, (ii) that are zero balance accounts, (iii) that are accounts in foreign jurisdictions and (iv) that are accounts other than those described in clauses (i) through (iii) with respect to which the average daily balance of the funds maintained on deposit therein does not exceed $1,000,000;

(10) (i) any lease or other agreement relating to a purchase money obligation, capital lease, or sale/leaseback, or any Property being leased or purchased thereunder, or the proceeds or products thereof and (ii) any license or other agreement not referred to in clause (i) (or any rights or interests thereunder), in each case, to the extent that a grant of a security interest therein under the Loan Documents would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or a Restricted Subsidiary) (except to the extent such restriction is ineffective under the Uniform Commercial Code and other than proceeds and products thereof, to the extent the assignment of such proceeds and products is expressly deemed effective under the Uniform Commercial Code notwithstanding any such restriction);

(11) assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Loan Documents in such assets is excessive in relation to the benefit to the Lenders afforded thereby;

(12) any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Loan Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable federal law;

(13) any Property of any Excluded Subsidiary; and

(14) Permitted Receivables Financing Assets sold, conveyed or otherwise transferred to a Permitted Receivables Financing Subsidiary or otherwise pledged in connection with any Permitted Receivables Financing;

provided that assets described above shall no longer be “Excluded Assets” upon termination of the applicable prohibition or restriction described above that caused such assets to be treated as “Excluded Assets”.

“Excluded Contributions”: the net cash proceeds received by Holdings from (a) capital contributions to its common Capital Stock (other than proceeds from Cure Contributions) or (b) the sale (other than to a Subsidiary) of Capital Stock of Holdings (other than proceeds from the issuance of Disqualified Capital Stock or Cure Securities) which proceeds are in turn contributed to the Borrower as common Capital Stock and used substantially concurrently to make an Investment.

“Excluded Subsidiary”: (a) any Foreign Subsidiary, (b) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a CFC, (c) any Domestic Subsidiary substantially all of whose assets consist of Capital Stock or Indebtedness of one or more CFCs, (d) any Immaterial Subsidiary, (e) any Unrestricted Subsidiary, (f) any Subsidiary to the extent such Subsidiary’s guaranteeing any of the Obligations or otherwise becoming a Loan Party is prohibited or restricted by any Requirement of Law or requires the consent, approval, license or authorization of any Governmental Authority (unless such consent, approval, license or authorization has been received), or is prohibited by any Contractual Obligation existing on (but not arising in contemplation of or in connection with) the Closing Date (or, if later, the date such

Subsidiary is acquired or formed so long as such Contractual Obligation did not arise in contemplation of or in connection with such acquisition or formation), (g) any Subsidiary with respect to which a guarantee by it of the Obligations (x) would constitute an investment in “United States property” by a CFC within the meaning of Sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or (y) would result in a material adverse tax consequence to the Borrower or its Restricted Subsidiaries, as reasonably determined by the Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (h) any Subsidiary in circumstances where the Borrower and the Administrative Agent reasonably agree that any of the cost of providing a guarantee of the Facilities is excessive in relation to the value afforded thereby and (i) any Subsidiary that is not a Wholly Owned Subsidiary; provided that any Subsidiary described above shall be deemed not to be an Excluded Subsidiary if the Borrower has notified the Administrative Agent in writing that such Subsidiary should not be treated as an Excluded Subsidiary (and solely for purposes of Section 5.9(c) and the Security Documents, such Subsidiary shall be deemed to have been acquired at the time such notice is received by the Administrative Agent).

“Excluded Taxes”: any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, or required to be withheld or deducted from any payment to any such recipient (a) Taxes imposed on (or measured by) its overall net income (however denominated), franchise Taxes or similar Taxes imposed on it (in each case, in lieu of net income Taxes) and Backup Withholding Taxes imposed on it by (i) the United States of America, (ii) the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office or the office to which its interests, rights and obligations under this Agreement are assigned is located or (iii) any other jurisdictions (or any political subdivision thereof) as a result of a present or former connection between the Administrative Agent, such Lender or other recipient and such jurisdiction imposing such Tax other than a connection arising solely from the Administrative Agent, such Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(b)), any federal withholding Tax that is in effect and would apply to amounts payable (including, for the avoidance of doubt, commitment fees and other consent, amendment and similar fees) to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.19(a), (d) any withholding Tax that is attributable to a Foreign Lender’s failure to comply with Section 2.19(e), (e) any withholding Taxes imposed under, or as a result of the failure of such recipient to satisfy the applicable requirements under, FATCA and (f) all liabilities (including additions to Tax, penalties and interest) with respect to any of the foregoing.

“Existing Debt”: all existing Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding as of the Closing Date other than (a) indebtedness identified as to be assumed by the Borrower in the Acquisition Agreement, (b) intercompany Indebtedness among the Borrower and its Subsidiaries and set forth on Schedule 6.2(d), (c) Indebtedness under the Facilities, (d) Capital Lease Obligations in an amount not to exceed $5,000,000, (e) undrawn Letters of Credit in an amount not to exceed $2,000,000 and (f) the Indebtedness under the First Lien Credit Agreement.

“Extended Term Loans”: as defined in Section 2.25(a)(i).

“Extending Term Lender”: as defined in Section 2.25(a)(i).

“Extension”: as defined in Section 2.25(a).

“Extension Amendment”: as defined in Section 2.25(c).

“Extension Offer”: as defined in Section 2.25(a).

“Facility”: each of (a) the Closing Date Commitments and the Closing Date Loans made thereunder, (b) any Incremental Facility and the Commitments and extensions of credit thereunder and (c) any Replacement Facility and the Commitments and extensions of credit thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Lien Administrative Agent”: Credit Suisse AG, in its capacity as Administrative Agent under the First Lien Credit Agreement, and any successors thereto in such capacity.

“First Lien Credit Agreement”: the First Lien Credit Agreement dated as of the Closing Date, among Holdings, the Borrower, the lenders and issuing banks party thereto, the First Lien Administrative Agent and the other agents party thereto.

“First Lien Dollar Basket”: as defined in the First Lien Credit Agreement.

“First Lien Lenders”: the Lenders, as defined in the First Lien Credit Agreement.

“First Lien Loan Documents”: the Loan Documents, as defined in the First Lien Credit Agreement.

“First Lien Loans”: the First Lien Term Loans and the Revolving Credit Loans.

“First Lien Term Loans”: the Term Loans, as defined in the First Lien Credit Agreement.

“Foreign Asset Sale”: shall mean an Asset Sale consummated by a Foreign Subsidiary.

“Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than that of the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of such Person, to a date that is more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof in respect of an Accounting Change (as defined in Section 1.4) (including through the adoption of IFRS) (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), GAAP shall be interpreted in accordance with Section 1.4 until such notice shall have been withdrawn or such provision amended in accordance with Section 1.4.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any other agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement”: the Second Lien Guarantee and Collateral Agreement among Holdings, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: with respect to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness, lease payments, dividend payments or other economic obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, in each case, so as to enable the primary obligor to pay such primary obligation, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation (or portion thereof) in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hazardous Materials”: (i) petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and explosive or radioactive substances or (ii) any chemical, material, waste, substance or pollutant that is prohibited, limited or regulated pursuant to any Environmental Law.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by the Borrower or any of its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”: as defined in the preamble hereto.

“Immaterial Subsidiary”: on any date of determination, any Restricted Subsidiary with (i) total assets equal to or less than $2,000,000 and (ii) gross revenues equal to or less than 2.5% of total gross revenues of the Borrower and its Restricted Subsidiaries; provided that any such Restricted Subsidiary that is a Domestic Subsidiary and a Wholly Owned Subsidiary shall not be an Immaterial Subsidiary unless such Restricted Subsidiary, when aggregated with all other Domestic Subsidiaries which are Restricted Subsidiaries and Wholly Owned Subsidiaries that are not Guarantors solely as a result of the application of clause (d) of the definition of “Excluded Subsidiary”, as of the last day of the most recently completed fiscal quarter of the Borrower, would have (x) total assets equal to or less than $5,000,000 and (y) gross revenues equal to or less than 5.0% of total gross revenues of the Borrower and its Restricted Subsidiaries, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements are available.

“Incremental Equivalent Debt”: Indebtedness consisting of unsecured senior, senior subordinated or junior subordinated notes, or senior secured notes secured by the Collateral on an equal or junior priority basis with or to the Obligations, in each case issued in a public offering, Rule 144A or other private placement, or, in lieu of the foregoing, any senior unsecured term loans or senior secured term loans secured by the Collateral on a junior priority basis to the Obligations, in each case subject to the terms set forth in Section 2.23(d).

“Incremental Facility”: as defined in Section 2.23(a).

“Incremental Facility Amendment”: as defined in Section 2.23(c).

“Incremental Facility Closing Date”: as defined in Section 2.23(c)(ii).

“Incremental Second Lien Term Loans”: as defined in Section 2.23(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (iii) accruals for payroll or other employee compensation and other liabilities accrued in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), but limited to the lesser of the fair market value of such Property and the principal amount of such Indebtedness if recourse is solely to such Property, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under bankers’ acceptances, letters of credit, surety bonds and similar instruments (except unsecured and unmatured reimbursement obligations in respect thereof obtained in the ordinary course of business to secure the performance of obligations that are not Indebtedness pursuant to another clause of this definition), (g) the liquidation value of all Disqualified Capital Stock of such Person, to the extent mandatorily redeemable in cash prior to the date that is the 91st day after the relevant Latest Maturity Date (as determined on the date of issuance thereof) (other than in connection with change of control events and asset sales and other Disposition and casualty events to the extent that the terms of such Capital Stock provide that such Person may not redeem any such Capital Stock in connection with such change of control event or asset sale or other Disposition or casualty event unless such redemption is subject to the prior payment in full of the Obligations), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above of another Person secured by any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations (but limited to the lesser of the fair market value of such Property and the principal amount of such obligations) and (j) solely for the purposes of Section 6.2 and Section 7, the net obligations of such Person in respect of Hedge Agreements.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise defined in (a), Other Taxes.

“Indemnitee”: as defined in Section 9.3(b).

“Information”: as defined in Section 9.12(a).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement dated as of the date hereof and substantially in the form of Exhibit F-1 hereto, between the Administrative Agent and the First Lien Administrative Agent, initially entered into in connection with the First Lien Credit Agreement.

“Interest Election Request”: a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.9.

“Interest Payment Date”: (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December commencing with the last Business Day of September 2013, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if made available by all participating Lenders, 12 months) thereafter, as the Borrower may elect, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; provided further that the initial Interest Period with respect to any Eurodollar Borrowing on the Closing Date may be for such other period specified in the applicable Borrowing Request that is acceptable to the Administrative Agent. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash Flow”: cash and Cash Equivalents on the balance sheet not constituting (i) proceeds of Indebtedness (excluding Revolving Credit Loans or borrowings under any other revolving credit facilities or revolving lines of credit (other than, in each case, for purposes of clauses (b)(iii) and (b)(vi) of the definition of “Excess Cash Flow”)) of Holdings, the Borrower and the Restricted Subsidiaries, (ii) proceeds of issuances of Capital Stock by Holdings, the Borrower and the Restricted Subsidiaries or (iii) the proceeds of any Reinvestment Deferred Amount.

“Investments”: as defined in Section 6.7.

“IPO”: the first underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) by a Permitted Holding Company of its Capital Stock after the Closing Date pursuant to a registration statement that has been declared effective by the SEC.

“IRS”: as defined in Section 2.19(e).

“Junior Debt”: any Indebtedness of the Borrower or a Restricted Subsidiary (other than Indebtedness under revolving credit facilities or other revolving lines of credit) that constitutes (i) Indebtedness subordinated in right of payment to the Obligations, (ii) unsecured Indebtedness incurred pursuant to Section 6.2(f) or (iii) unsecured or junior secured Incremental Equivalent Debt.

“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“Lender Parties”: as defined in Section 9.15.

“Lenders”: the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit”: any letter of credit issued pursuant to the First Lien Credit Agreement.

“LIBO Rate”: with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or by reference to any successor or substitute entity or other quotation service providing comparable quotations to such British Bankers’ Association Interest Settlement Rates) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or any successor or substitute agency) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien”: any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself constitute a Lien.

“Loan”: any loan made by any Lender pursuant to this Agreement (including, for the avoidance of doubt, any Incremental Second Lien Term Loans, Replacement Term Loans and Extended Term Loans, if any).

“Loan Documents”: this Agreement, the Security Documents, any Notes, the Intercreditor Agreement, any Pari Passu Intercreditor Agreement and any Permitted Amendment.

“Loan Parties”: the collective reference to the Borrower and the Guarantors.

“LSUSA”: Lone Star U.S. Acquisitions, LLC.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Loans outstanding under such Facility.

“Management Agreement”: the Asset Advisory Agreement dated as of August 30, 2013, among Borrower, Lone Star Fund VIII (U.S.), L.P., and Hudson Americas LLC.

“Margin Stepdown Condition”: on any date following the consummation of an IPO, the Borrower having achieved one of the following: (i) a public corporate family rating of at least B1 by Moody’s and a public corporate credit rating of at least B+ by S&P, in each case with a stable or better outlook or (ii) a Total Leverage Ratio equal to or less than 4.00:1.00 as of the last day of the Relevant Reference Period (for the avoidance of doubt, determined on a Pro Forma Basis, including for any repayment or prepayment of Indebtedness in connection with such IPO).

“Master Brand Agreement”: (i) the Master Brand Agreement, dated as of November 4, 2011, between Lafarge, a French public limited company, and Lafarge North America Inc. and (ii) the Master Brand Agreement, dated as of November 4, 2011, between Lafarge, a French public limited company, and Lafarge Canada Inc.

“Material Adverse Effect”: a material adverse effect on (a) the business, financial condition, assets or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Agents and the Lenders, taken as a whole, under any Loan Document.

“Material Debt”: Indebtedness (other than Indebtedness constituting Obligations), or obligations in respect of one or more Hedge Agreements (other than to the extent constituting Obligations), of any one or more of Holdings, the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $12,000,000. For purposes of determining Material Debt, the “obligations” of Holdings, the Borrower or any Restricted Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Maturity Date”: February 26, 2021; provided that with respect to Extended Term Loans, the Maturity Date shall be the final maturity date as specified in the applicable Extension Offer and with respect to any other Loans shall be the final maturity date as specified in the applicable Incremental Facility Amendment or Replacement Facility Amendment.

“Maximum Rate”: as defined in Section 9.16.

“MNPI”: any material Nonpublic Information regarding Holdings and its Subsidiaries or the Loans or securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information). For purposes of this definition “material Nonpublic Information” shall mean Nonpublic Information with respect to the business of Holdings, the Borrower or any of their Subsidiaries that would reasonably be expected to be material to a decision by any Lender to participate in any Dutch Auction or assign or acquire any Loans or to enter into any of the transactions contemplated thereby or would otherwise be material for purposes of United States Federal and state securities laws.

“Moody’s”: Moody’s Investor Services, Inc.

“Mortgaged Properties”: the real properties listed on Schedule 1.1 (if any), as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien on the Closing Date (or thereafter in accordance with Section 5.16) pursuant to the Mortgages and such other real properties as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien after the Closing Date pursuant to Section 5.9(b).

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, to be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by Holdings, the Borrower or its Restricted Subsidiaries in the form of cash or Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of the sum of (i) out-of-pocket attorneys’ fees, accountants’ fees and investment banking and advisory fees incurred by Holdings, the Borrower or the Restricted Subsidiaries in connection with such Asset Sale or Recovery Event, (ii) principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document or a Lien which is expressly pari passu with or subordinate to the Liens under the Loan Documents) or, in the case of any Asset Sale or Recovery Event relating to assets of a Foreign Subsidiary that is not a Subsidiary Guarantor, principal, premium or penalty, interest and other amounts required to be paid in respect of Indebtedness of such Foreign Subsidiary as a result of such Asset Sale or Recovery Event, (iii) other reasonable out-of-pocket fees and expenses actually incurred in connection therewith, (iv) taxes (and the amount of any distributions made pursuant to Section 6.6 to permit Holdings or any direct or indirect parent company of Holdings to pay taxes) (including sales, transfer, deed or mortgage recording taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (v) in the case of any Asset Sale or Recovery Event by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the pro-rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Restricted Subsidiary that is a Wholly Owned Subsidiary as a result thereof and (vi) any reserve established in accordance with GAAP; provided that such reserved amounts shall be Net Cash Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any such reserve and (b) in connection with any issuance or incurrence of any Indebtedness, the cash proceeds received by Holdings, the Borrower and its Restricted Subsidiaries from such issuance or incurrence, net of reasonable out-of-pocket attorneys’ fees, investment banking and advisory fees, accountants’ fees, underwriting discounts and commissions and other customary out-of-pocket fees, costs and expenses actually incurred in connection therewith (including, in the case of a Replacement Facility or Permitted Term Loan Refinancing Indebtedness, any swap breakage costs and other termination costs related to Hedge Agreements and any other fees and expenses actually incurred in connection therewith), in each case as determined reasonably and in good faith by a Responsible Officer of the Borrower.

“No MNPI Representation”: by a Person, a representation that such Person is not in possession of any MNPI.

“Non-Consenting Lender”: as defined Section 2.21(c).

“Nonpublic Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note”: any promissory note evidencing any Loan substantially in the form of Exhibit G.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans, and all other obligations and liabilities of Holdings, the Borrower and the Restricted Subsidiaries to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs or expenses (including all fees, charges and disbursements of counsel to the Arrangers, to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto).

“OFAC”: as defined in Section 3.19(b).

“Optional Prepayment Amount”: for any Excess Cash Flow Period, the aggregate amount of (x) all prepayments of Revolving Credit Loans during such Excess Cash Flow Period to the extent accompanying permanent optional reductions of the Revolving Credit Commitments (as defined in the First Lien Credit Agreement), (y) all optional prepayments (including any premiums and penalties associated therewith) of the Loans during such Excess Cash Flow Period and (z) all optional prepayments (including any premiums and penalties associated therewith) of the First Lien Term Loans made during such Excess Cash Flow Period, in each case except to the extent that such prepayments are funded with the proceeds of incurrences of Indebtedness; provided that, with respect to any prepayment of Loans or First Lien Term Loans by any Purchasing Borrower Party pursuant to Section 9.4, the Optional Prepayment Amount shall include only the aggregate amount of cash actually paid by such Purchasing Borrower Party in respect of the principal amount of the Loans or First Lien Term Loans, as the case may be, so prepaid.

“Other Applicable Indebtedness”: as defined in Section 2.14(b).

“Other Connection Taxes”: with respect to the Administrative Agent, any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than a connection arising solely from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future recording, stamp or documentary or any other excise or property Taxes, charges or similar levies imposed by any Governmental Authority arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Other Term Loans”: as defined in Section 2.23(a).

“Pari Passu Intercreditor Agreement”: a “pari passu” intercreditor agreement between or among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by any of the Collateral on an equal priority basis with the Obligations substantially in the form of Exhibit F-2 hereto, with modifications thereto reasonably satisfactory to the Administrative Agent.

“Participant”: as defined in Section 9.4(c).

“Participant Register”: as defined in Section 9.4(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.

“Perfection Certificate”: a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition”: as defined in Section 6.7(f).

“Permitted Amendment”: any Extension Amendment, Incremental Facility Amendment or Replacement Facility Amendment.

“Permitted Credit Agreement Refinancing Indebtedness”: in the case of any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt or (c) Permitted Unsecured Refinancing Debt, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (including any successive Permitted Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”), such exchanging, extending, renewing, replacing or refinancing Indebtedness that (i) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, plus upfront fees and original issue discount on such exchanging, extending, renewing, replacing or refinancing Indebtedness, plus other customary fees and expenses in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof or similar prepayment (other than customary offers to purchase upon an asset sale or change of control or, in the case of Permitted Junior Secured Refinancing Debt in the form of one or more series of third lien (or more junior lien) secured loans, customary prepayment provisions not more expansive than those set forth in this Agreement), the maturity date of such Indebtedness is not prior to the maturity date of the applicable Refinanced Debt and, in the case of a refinancing of Loans, the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the applicable Refinanced Debt, (iii) has terms and conditions (other than (x) as provided in the foregoing clause (ii), (y) interest rate, fees, funding discounts and other pricing terms, redemption, prepayment or other premiums, optional prepayment terms and redemption terms (subject to the foregoing clause (ii)) and subordination terms and (z) covenants or other provisions applicable only to periods after the then Latest Maturity Date at the time of incurrence of such Indebtedness) that are, when taken as a whole, not materially more favorable to the lenders or holders providing such Indebtedness than those set forth in the Loan Documents are to the Lenders holding such Refinanced Debt; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be prima facie evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees), (iv) is guaranteed only by such Person that is also a Guarantor and (v) the proceeds of which are used to repay (in the case of Refinanced Debt consisting of Loans), defease or satisfy and discharge such Refinanced Debt and pay all accrued interest, fees and premiums (if any) in connection therewith on the date such Permitted Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Permitted Holding Company”: any direct or indirect parent of the Borrower (including Holdings) that does not hold Capital Stock of any Person other than the Borrower or another Permitted Holding Company.

“Permitted Investors”: the collective reference to (i) the Sponsor and its Control Investment Affiliates and (ii) any members of management of the Business that own Capital Stock in Holdings on the Closing Date; provided that if the amount of Capital Stock owned by such members of management constitutes in the aggregate a greater percentage of the aggregate ordinary voting power of Holdings than the Capital Stock of Holdings owned by the Sponsor and its Control Investment Affiliates, then such members of management shall not be Permitted Investors.

“Permitted Junior Secured Refinancing Debt”: Indebtedness incurred by the Borrower in the form of one or more series of third lien (or more junior lien) secured notes or third lien (or more junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a third-priority (or more junior priority) basis to the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than property or assets constituting Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined by the Borrower in good faith) and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness, shall have become party to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent. Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens”: the collective reference to (i) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (ii) in the case of Collateral consisting of Pledged Capital Stock, non-consensual Liens permitted by Section 6.3 and Liens permitted by Sections 6.3(h), 6.3(l) and 6.3(t).

“Permitted Management Fees”: management, monitoring, consulting, transaction, oversight, advisory or similar fees payable or reimbursable pursuant to the Management Agreement.

“Permitted Pari Passu Secured Refinancing Debt”: Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness, (iii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Security Documents (as determined by the Borrower in good faith) and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall become subject to the provisions of the Intercreditor Agreement and a Pari Passu Intercreditor Agreement. Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets the following conditions: (a) such Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales and/or transfers of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings; provided that a Responsible Officer of the Borrower shall have provided a certificate to such effect to the Administrative Agent at least five Business Days prior to the incurrence of such Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables Financing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in the foregoing clauses (a), (b) and (c), which certificate shall be prima facie evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables (including the Capital Stock of any Permitted Receivables Financing Subsidiary), and the proceeds thereof.

“Permitted Receivables Financing Fees” means reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary” means a wholly owned Subsidiary of Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries makes an Investment and to which the Borrower or any of its Restricted Subsidiaries transfers Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Borrower and the Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of Holdings (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings, the Borrower or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings, the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Holdings, the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than (i) with Standard Securitization Undertakings or (ii) on terms no less favorable to Holdings, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings and (c) to which none of Holdings, the Borrower or any Restricted Subsidiary, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of Holdings shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of Holdings giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing”: with respect to any Indebtedness of any Person, any refinancing, refunding, renewal, replacement, defeasance, discharge or extension of such Indebtedness (each, a “refinancing”, with “refinanced” having a correlative meaning); provided that (a) the aggregate principal amount (or accreted value, if applicable) does not exceed the then outstanding aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, except by an amount equal to all unpaid accrued or capitalized interest thereon, any make-whole payments or premium (including tender premium) applicable thereto or paid in connection therewith, any swap breakage costs and other termination costs related to Hedge Agreements, plus upfront fees and original issue discount on such refinancing Indebtedness, plus other customary fees and expenses in connection with such refinancing, (b) other than in the case of a refinancing of purchase money Indebtedness and Capital Lease Obligations, such refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (c) the borrower/issuer under such refinancing is the same Person that is the borrower/issuer under the Indebtedness being so refinanced and the other Persons that are (or are required to be) obligors under such refinancing are not more expansive than the Persons that are (or are required to be) obligors under the Indebtedness being so refinanced, except that any Guarantor may be an obligor thereof if otherwise permitted by this Agreement, (d) in the event such Indebtedness being so refinanced is (i) contractually subordinated in right of payment to the Obligations, such refinancing shall contain subordination provisions that are the same as those in effect prior to such refinancing or are no less favorable, taken as a whole, to the Secured Parties than those contained in the Indebtedness being so refinanced or are otherwise reasonably acceptable to the Administrative Agent or (ii) secured by a junior permitted lien on the Collateral (or portion thereof) and/or subject to intercreditor arrangements for the benefit of the Lenders, in the case of this clause (ii) such refinancing shall be unsecured or secured by a junior permitted lien on the Collateral (or portion thereof), and subject to intercreditor arrangements on the same terms as those in effect prior to such refinancing or on terms no less favorable, taken as a whole, to the Secured Parties than those in respect of the Indebtedness being so refinanced or on such other terms reasonably acceptable to the Administrative Agent, (e) such refinancing does not provide for the granting or obtaining of collateral security from, or obtaining any lien on any assets of, any Person, other than collateral security obtained from Persons that provided (or were required to provide) collateral security with respect to Indebtedness being so refinanced (so long as the assets subject to such liens were or would have been required to secure the Indebtedness so refinanced) (provided that additional Persons that would have been required to provide collateral security with respect to the Indebtedness being so refinanced may provide collateral security with respect to such refinancing and any Guarantor may provide collateral security otherwise permitted by this Agreement that is junior to the Liens under the Security Documents on terms no less favorable to the Lenders than those set forth in the Intercreditor Agreement) and (f) in the event such Indebtedness being so refinanced is Junior Debt or is incurred under Section 6.2(d) or (g), the terms of such refinancing, as compared to the Indebtedness being so refinanced, are no less favorable, in the aggregate, to Holdings, the Borrower its Restricted Subsidiaries and the Secured Parties as compared to the Indebtedness being so refinanced (other than (x) with respect to interest rates, fees, funding discounts, liquidation preferences, premiums, no call periods, subordination terms and optional prepayment and optional redemption provisions and (y) terms applicable only after the then Latest Maturity Date (as determined on the date of incurrence of such Indebtedness)); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (f) shall be prima facie evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Permitted Term Loan Refinancing Indebtedness”: (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt and (c) Permitted Unsecured Refinancing Debt and, in each case, any Permitted Refinancing thereof.

“Permitted Unsecured Refinancing Debt”: Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary and (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Indebtedness. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan that is subject to ERISA and in respect of which the Borrower or a Commonly Controlled Entity is or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 9.1.

“Pledged Capital Stock”: as defined in the Guarantee and Collateral Agreement.

“Primary Related Parties”: as defined in Section 9.3(b).

“Prime Rate”: the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors, including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate.

“Private Lender Information”: as defined in Section 9.1.

“Pro Forma Balance Sheet”: as defined in Section 3.1(a)(i).

“Pro Forma Basis”: with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Pro Forma Transactions) in accordance with Section 1.5.

“Pro Forma Financial Statements”: as defined in Section 3.1(a)(ii).

“Pro Forma Transaction”: (a) the Transactions, (b) any IPO and (c) any incurrence or repayment of Indebtedness (other than for working capital purposes or in the ordinary course of business), the making of any Restricted Payment pursuant to Section 6.6(d), any Investment that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and any cost saving or business rationalization initiative or other initiative.

“Projections”: as defined in Section 5.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lender”: as defined in Section 9.1.

“Public Lender Information”: as defined in Section 9.1.

“Purchasing Borrower Party”: Holdings or any Subsidiary of Holdings that becomes an Eligible Assignee pursuant to Section 9.4.

“Qualified Capital Stock”: Capital Stock that is not Disqualified Capital Stock.

“Qualifying Bid”: as defined in Section 2.12(f).

“Qualifying Lender”: as defined in Section 2.12(f).

“Ratio-Based Incremental Facility”: as defined in Section 2.23(a)(y).

“Receivables Financing” means any transaction or series of transactions that may be entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which Holdings, the Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by Holdings, the Borrower or any Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of Holdings, the Borrower or any Restricted Subsidiary.

“Recovery Event”: any settlement of, or payment in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Refinanced Debt”: as defined in the definition of Permitted Credit Agreement Refinancing Indebtedness.

“Refinancing”: on the Closing Date, after giving effect to the Transactions, the repayment or termination of all Existing Debt and the release and discharge of all security interests and guarantees in respect thereof.

“Refinancing Indebtedness”: with respect to any Indebtedness, any other Indebtedness incurred in connection with a Permitted Refinancing of such Indebtedness.

“Register”: as defined in Section 9.4(b)(iv).

“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation FD”: Regulation FD as promulgated by the SEC under the Exchange Act, as in effect from time to time.

“Regulation H”: Regulation H of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate amount of Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Loans or the First Lien Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that Holdings, the Borrower or a Restricted Subsidiary intends and expects to use all or a portion of the amount of Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the business of Holdings, the Borrower or a Restricted Subsidiary.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or a Restricted Subsidiary’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date that is one year after the date of such Reinvestment Event (or, if the Borrower or a Restricted Subsidiary shall have entered into a legally binding commitment prior to the date that is one year after such Reinvestment Event to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or the applicable Restricted Subsidiary’s business with the applicable Reinvestment Deferred Amount, the later of (x) the date that is one year after the date of such Reinvestment Event and (y) the date that is 180 days after the date on which such commitment became legally binding) and (b) the date on which the

Borrower shall have determined not to restore, rebuild, repair, construct, improve, replace or otherwise acquire assets useful in the Borrower’s or the applicable Restricted Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, members, trustees, managers, controlling persons, agents, advisors and other representatives of such Person and such Person’s Affiliates and the respective successors and permitted assigns of each of the foregoing.

“Relevant Reference Period”: the Test Period then most recently ended for which internal financial statements delivered pursuant to Section 5.1(a) or 5.1(b) are available immediately preceding the date on which the action for which such calculation is being made shall occur (or, prior to the first delivery of the internal financial statements pursuant to Section 5.1(a) or 5.1(b), the Test Period ended June 30, 2013).

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment”: as defined in Section 1.5(d).

“Replacement Facility”: as defined in Section 2.24(a).

“Replacement Facility Amendment”: as defined in Section 2.24(c).

“Replacement Facility Closing Date”: as defined in Section 2.24(c).

“Replacement Term Loans”: as defined in Section 2.24(a).

“Reply Amount”: as defined in Section 2.12(f).

“Reply Discount Price”: as defined in Section 2.12(f).

“Reportable Event”: any of the “reportable events” set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which notice is waived pursuant to DOL Reg. § 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lender Consent Items”: as defined in Section 9.4(f).

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the aggregate unpaid principal amount of the Loans.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requirement of Tax Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority relating to Taxes, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject, including FATCA.

“Responsible Officer”: as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, comptroller, treasury manager, treasurer or assistant treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, comptroller, treasurer or assistant treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Asset Sale Payment Amount”: at any time a prepayment shall be made pursuant to Section 2.14(b) in respect of a Foreign Asset Sale, an amount equal to (a) the aggregate amount of Restricted Asset Sale Proceeds minus (b) the amount of additional taxes, if any, reasonably estimated by the Borrower to be actually payable if such amount of Restricted Asset Sale Proceeds were to be repatriated from the applicable Foreign Subsidiary to the Borrower. For purposes of this definition, if a certificate of a Responsible Officer setting forth a calculation in reasonable detail of the amount of Restricted Asset Sale Proceeds in respect of any Foreign Asset Sale is delivered to the Administrative Agent, such certificate shall be prima facie evidence of such amount unless the Administrative Agent notifies the Borrower within five Business Days after such certificate is delivered to it that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Restricted Asset Sale Proceeds”: in respect of a Foreign Asset Sale, an amount equal to the Net Cash Proceeds attributable thereto if and solely to the extent that the repatriation of such Net Cash Proceeds to the Borrower (a) would result in material adverse Tax consequences to the Borrower or any other Subsidiary or (b) would be prohibited or restricted by applicable law, rule or regulation.

“Restricted ECF”: with respect to any Excess Cash Flow Period, an amount equal to the unrepatriated Excess Cash Flow attributable to any Foreign Subsidiary if and solely to the extent that the repatriation of such attributable Excess Cash Flow to the Borrower (a) would result in material adverse Tax consequences to the Borrower or any other Subsidiary or (b) would be prohibited or restricted by applicable law, rule or regulation. For purposes of this definition, if a certificate of a Responsible Officer setting forth a calculation in reasonable detail of the amount of Restricted ECF in respect of any Foreign Subsidiary is delivered to the Administrative Agent, such certificate shall be prima facie evidence of such amount unless the Administrative Agent notifies the Borrower within five Business Days after such certificate is delivered to it that it disagrees with such determination (including a description of the basis upon which it disagrees).

“Restricted ECF Payment Amount”: with respect to any fiscal year, an amount equal to the product of (a) (i) the aggregate amount of Restricted ECF for such period minus (b) the amount of additional taxes, if any, reasonably estimated by the Borrower to be actually payable in respect of such period if such amount of Restricted ECF had been repatriated from the applicable Foreign Subsidiaries to the Borrower, multiplied by (b) the applicable ECF Percentage.

“Restricted Payments”: as defined in Section 6.6.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary. For the avoidance of doubt, the Canadian Borrower is as of the date hereof and shall remain for all purposes of this Agreement a Restricted Subsidiary.

“Return Bid”: as defined in Section 2.12(f).

“Returns”: with respect to any Investment, any dividends, interest, distributions, return of capital and other amounts received or realized in respect of such Investment.

“Revolving Credit Loan”: as defined in the First Lien Credit Agreement.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale and Leaseback Transaction”: as defined in Section 6.10.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Lien Dollar Basket”: as defined in Section 2.23(a).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any intellectual property security agreements required to be delivered pursuant to the Guarantee and Collateral Agreement or any other Loan Document and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure any of the obligations and liabilities of any Loan Party under any Loan Document.

“Seller”: as defined in the preliminary statements hereto.

“Senior Representative”: with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a)(i) Consolidated Secured Debt on such day less (ii) the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Relevant Reference Period.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the fair value of the assets of such Person exceeds the amount of all debts and liabilities of such Person, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of such Person, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); and (d) such Person is not engaged in, and is not about to be engaged in, business for which it has unreasonably small capital. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations”: such of the representations and warranties made by or on behalf of the Seller in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Borrower (or any Affiliate of Holdings or the Borrower) has the right to terminate the obligations of Holdings or the Borrower under the Acquisition Agreement or not consummate the Acquisition as a result of the failure of such representations and warranties to be accurate.

“Specified Change of Control”: a “Change of Control”, or like event, as defined in the agreements governing any Material Debt.

“Specified Default”: any Default or Event of Default under Section 7.1(a) or 7.1(f).

“Specified Representations”: the representations and warranties with respect to the Borrower and the Guarantors set forth in this Agreement under Section 3.3(a); the first two sentences and the last two sentences of Section 3.4; Section 3.5 (but only with respect to Loan Parties and not with respect to clause (ii) of the definition of the term “Contractual Obligation”); Section 3.10; Section 3.12; Section 3.17(a), subject to the last sentence of Section 4.1; Section 3.18; and Section 3.19.

“Sponsor”: LSUSA and its Affiliates and associated funds.

“Standard Securitization Undertakings” means reasonable and customary representations, warranties, covenants and indemnities (including repurchase obligations in the event of a breach of representation and warranty) made or provided, and servicing obligations undertaken, by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Class”: as defined in Section 2.12(f).

“Subordinated Intercompany Note”: the Subordinated Intercompany Note attached as Exhibit C to the Guarantee and Collateral Agreement.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower, other than an Excluded Subsidiary, and any other Subsidiary that the Borrower, in its sole discretion, chooses to cause to enter into the Guarantee and Collateral Agreement.

“Syndication Agent”: Royal Bank of Canada.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended, taken as one accounting period.

“Total Assets”: on any date of determination, total consolidated assets of the Borrower and its Restricted Subsidiaries as of the date of the most recently available balance sheet of the Borrower or any other date specified herein. For purposes of determining the amount of any Investment, Indebtedness or Disposition permitted under Section 6 hereof based upon a percentage of Total Assets of the Borrower and its Restricted Subsidiaries, Total Assets of the Borrower and its Restricted Subsidiaries shall be measured based on the most recently available balance sheet delivered pursuant to Section 5.1 at the time such Investment, Indebtedness or Disposition is made, incurred or consummated (without adjustment for subsequent changes in such Total Assets).

“Total Leverage Ratio”: as of any date of determination, the ratio of (a) (i) Consolidated Total Debt on such day less (ii) the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such day to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Relevant Reference Period (or, when used in Section 6.1, the Test Period ended on such date).

“Transaction Costs”: all fees (including original issue discount), costs and expenses incurred by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

“Transactions”: the collective reference to (a) the Acquisition, (b) the execution, delivery and performance by the Borrower and each other Loan Party of this Agreement and each other Loan Document, the borrowing of Loans, the use of the proceeds thereof, (c) the execution, delivery and performance by the Borrower and each other Loan Agreement Party (as defined in the First Lien Credit Agreement) of the First Lien Loan Documents, the borrowing of the First Lien Loans and the use of the proceeds thereof and the issuance of Letters of Credit thereunder, (d) the Refinancing and (e) the payment of the Transaction Costs.

“Type”: when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code”: the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the date hereof, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 5.13.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (excluding nominal amortization), including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: means any Loan Party or the Administrative Agent, as applicable.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, unless otherwise specified herein or in such other Loan Document:

(i) the words “hereof”, “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Documents as a whole and not to any particular provision of thereof;

(ii) Section, Schedule and Exhibit references refer to (A) the appropriate Section, Schedule or Exhibit in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears;

(iii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(vi) unless the context requires otherwise, the word “or” shall be construed to mean “and/or”; and

(vii) unless the context requires otherwise, (A) any reference to any Person shall be construed to include such Person’s legal successors and permitted assigns, (B) any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, and any successor law or regulation, (C) the words “asset” and “property” shall be construed to have the same meaning and effect, and (D) references to agreements (including this Agreement) or other

Contractual Obligations shall be deemed to refer to such agreements or Contractual Obligations as amended, restated, amended and restated, supplemented or otherwise modified from time to time (in each case, to the extent not otherwise prohibited hereunder).

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all of the Obligations (excluding Obligations in respect of any contingent reimbursement and indemnification obligations, in each case, that are not then due and payable).

1.3 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Closing Date Loan” or “Incremental Second Lien Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Incremental Second Lien Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Incremental Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Incremental Second Lien Term Loan Borrowing”).

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time (provided that (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary at “fair value”, as defined therein, and (ii) for purposes of determinations of the Senior Secured Leverage Ratio and the Total Leverage Ratio, GAAP shall be construed as in effect on the Closing Date). In the event that any “Accounting Change” as defined below shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and the Lenders shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided that such Accounting Change shall be disregarded for purposes of this Agreement until the effective date of such amendment. “Accounting Change” refers to (i) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, (ii) the adoption by the Borrower of IFRS or (iii) any change in the application of accounting principles adopted by the Borrower from time to time which change in application is permitted by GAAP. Notwithstanding anything to the contrary above or in the definitions of Capital Lease Obligations or Capital Expenditures, in the event of a change under GAAP (or the application thereof) requiring all or certain operating leases to be capitalized, only those leases that would result in Capital Lease Obligations or Capital Expenditures on the Closing Date (assuming for purposes hereof that they were in existence on the Closing Date) hereunder shall be considered capital leases hereunder and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith.

1.5 Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Senior Secured Leverage Ratio and the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.5; provided that notwithstanding anything to the contrary in clause (b), (c) or (d) of this Section 1.5, when calculating the Senior Secured Leverage Ratio, for the purposes of the ECF Percentage of Excess Cash Flow, the events described in this Section 1.5 that occurred subsequent to the end of the applicable Test Period, other than consummation of the Transactions, shall not be given pro forma effect.

(b) For purposes of calculating the Senior Secured Leverage Ratio and the Total Leverage Ratio, Pro Forma Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made shall be calculated on a pro forma basis assuming that all such Pro Forma Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Pro Forma Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Pro Forma Transaction that would have required adjustment pursuant to this Section 1.5, then the Senior Secured Leverage Ratio and the Total Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.5.

(c) Whenever pro forma effect is to be given to a Pro Forma Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and shall include, without duplication, (i) the EBITDA (as determined in good faith by the Borrower) of any Person or line of business acquired or disposed of and (ii) subject to the cap set forth in the proviso to clause (b)(xii) of the definition of “Consolidated EBITDA”, the “run-rate” (i.e., the full recurring benefit for a period associated with an action taken or expected to be taken) amount of expected cost savings, operating expense reductions and other operating improvements and synergies resulting from such Pro Forma Transaction that are certified by such Responsible Officer of the Borrower to the Administrative Agent as being (x) factually supportable and reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) reasonably anticipated to be realized within twenty-four months after the closing or other date of such Pro Forma Transaction (calculated on a pro forma basis as though such cost savings, operating expense reductions and other operating improvements and synergies had been realized on the first day of the relevant Test Period as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions.

(d) In the event that the Borrower or any Restricted Subsidiary (i) incurs (including by assumption or guarantee) or (ii) repays, redeems, defeases, retires, extinguishes or is released from, or is otherwise no longer obligated in respect of (each, a “Repayment”), any Indebtedness included in the calculation of the Senior Secured Leverage Ratio or Total Leverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (x) during the applicable Test Period or (y) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event with respect to which the calculation of any such ratio is being made, then the Senior Secured Leverage Ratio or Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence or Repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

1.6 Classification of Permitted Items. For purposes of determining compliance at any time with Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Contractual Obligation, encumbrance or restriction or payment, prepayment, repurchase, redemption, defeasance or amendment, modification or other change in respect of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 6.2, 6.3, 6.5, 6.6, 6.7, 6.8, 6.11 or 6.12, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination.

1.7 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.8 Currency Equivalents Generally.

(a) For purposes of determining compliance with Sections 6.2, 6.3 and 6.7 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Senior Secured Leverage Ratio and the Total Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrower’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Closing Date Commitments. Subject to the terms and conditions hereof, the Lenders severally agree to make term loans (each, a “Closing Date Loan”) to the Borrower on the Closing Date in an amount for each Lender not to exceed the amount of the Closing Date Commitment of such Lender (it being agreed that the Loans made on the Closing Date shall be funded at 99.0% of the principal amount thereof and, notwithstanding such discount, all calculations hereunder with respect to such Closing Date Loans, including the accrual of interest and repayment or prepayment of principal shall be based on 100% of the stated principal amount thereof). The Closing Date Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

2.2 Procedure for Borrowing. The Borrower shall deliver to the Administrative Agent a Borrowing Request, not later than 11:00 a.m., New York City time, one Business Day before the anticipated Closing Date requesting that the Lenders make the Closing Date Loans on the Closing Date. The Borrowing Request must specify (i) the principal amount of the Closing Date Loans to be borrowed, (ii) the requested date of the Borrowing (which shall be a Business Day), (iii) the Type of Closing Date Loans to be borrowed, (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8. Upon receipt of such Borrowing Request the Administrative Agent shall promptly notify each Lender thereof. Not later than 10:00 a.m., New York City time (or, if later, promptly following the satisfaction of the conditions precedent to the initial extension of credit hereunder set forth in Section 4.1), on the Closing Date each Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Closing Date Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

2.3 Repayment of Closing Date Loans.

The Closing Date Loan of each Lender shall be repaid on the Maturity Date.

2.4 [Reserved].

2.5 Loans and Borrowings. (a) The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b) Subject to Section 2.16, each Borrowing shall be comprised entirely of (A) ABR Loans or (B) Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Lender to make such Loan and the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not, at any time, be more than a total of ten Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date for such Borrowing.

2.6 [Reserved].

2.7 [Reserved].

2.8 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account reasonably approved by the Administrative Agent, in each case, as is designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans of the applicable Class. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.9 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request; provided that, if the Borrower fails to specify a Type of Loan in the Borrowing Request, then the Loans shall be made as ABR Loans and if the Borrower requests a Borrowing of Eurodollar Loans, but fails to specify an Interest Period, it will be deemed to have requested an Interest Period of one month’s duration. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (a) in the case of Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.5:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

2.10 Termination and Reduction of Commitments. The Closing Date Commitments shall automatically terminate upon the making of the Closing Date Loans on the Closing Date and, in any event, not later than 5:00 p.m., New York City time, on the Closing Date.

2.11 Evidence of Debt. (a) [Reserved].

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the payee named therein (and its registered assigns).

2.12 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Sections 2.12(e) and 2.18), subject to prior notice in accordance with paragraph (c) of this Section.

(b) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (c) of this Section. Each optional or mandatory prepayment of Loans shall be applied ratably to the Loans (based on the respective outstanding principal amounts thereof unless, in the case of Extended Term Loans, Incremental Second Lien Term Loans or Replacement Term Loans, the applicable Permitted Amendment specifies a less favorable treatment); provided that prepayments of Loans made with the proceeds of any Replacement Term Loans and Permitted Term Loan Refinancing Indebtedness shall be applied in accordance with Section 2.14(d).

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment may be conditioned upon the effectiveness of other credit facilities or any other financing, sale or other transaction. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.5. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.15. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing (unless, with respect to a Class of Loans, the applicable Permitted Amendment specifies a less favorable treatment).

(d) Notwithstanding anything to the contrary set forth in this Agreement (including the penultimate sentence of Section 2.12(c) or Section 2.20(c)) or any other Loan Document, the Purchasing Borrower Parties shall have the right at any time and from time to time to purchase Loans by way of assignment in accordance with Section 9.4(g), including pursuant to a Dutch Auction in accordance with Section 2.12(f).

(e) In the event that, on or prior to the date that is two years after the Closing Date, the Borrower (i) makes any repayment, prepayment, purchase or buyback of Closing Date Loans pursuant to Section 2.12(a) or 2.14(a) or (ii) effects any amendment of this Agreement requiring the consent of all (or all affected) Lenders, the Borrower shall pay to the Administrative Agent, for the ratable account of each of each of the applicable Lenders (including any Non-Consenting Lenders) if such prepayment, repayment or purchase is made or such amendment is entered into (A) on or prior to the first anniversary of the Closing Date, (x) in the case of clause (i), a prepayment premium of 2% of the aggregate principal amount of the Closing Date Loans so being prepaid, repaid or purchased and (y) in the case of clause (ii), an amount equal to 2% of the aggregate principal amount of the applicable Closing Date Loans outstanding immediately prior to such amendment and (B) after the first and on or prior to the second anniversary of the Closing Date, (I) in the case of clause (i), a prepayment premium of

1% of the aggregate principal amount of Closing Date Loans so being prepaid, repaid or purchased and, (II) in the case of clause (ii), an amount equal to 1% of the aggregate principal amount of the applicable Closing Date Loans outstanding immediately prior to such amendment.

(f) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Loans, so long as no Default or Event of Default has occurred and is continuing, any Purchasing Borrower Party may repurchase outstanding Loans pursuant to this Section 2.12(f) on the following basis:

(i) Any Purchasing Borrower Party may conduct one or more auctions (each, an “Auction”) to repurchase all or any portion of the Loans of a Class (the “Subject Class”) by providing written notice to the Administrative Agent (for distribution to the Lenders) of the Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall contain (x) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 (the “Auction Amount”), and (y) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Loans at issue that represents the range of purchase prices that could be paid in the Auction;

(ii) In connection with any Auction, each Loan Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”), which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (x) a price discounted to par that must be expressed as a price (the “Reply Discount Price”), which must be within the Discount Range, and (y) a principal amount of Loans which must be in increments of $1,000,000 or in an amount equal to the Loan Lender’s entire remaining amount of such Loans (the “Reply Amount”). Loan Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, the participating Loan Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption in a form reasonably acceptable to the Administrative Agent;

(iii) Based on the Reply Discount Prices and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount Price for which a Purchasing Borrower Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow such Purchasing Borrower Party to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), such Purchasing Borrower Party shall either, at its election, (x) withdraw the Auction or (y) complete the Auction at an Applicable Discount equal to the highest Reply Discount Price. Any Purchasing Borrower Party shall purchase Loans (or the respective portions thereof) from each Loan Lender with a Reply Discount Price that is equal to or less than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided, further, that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent). Each participating Loan Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due;

(iv) Once initiated by an Auction Notice, no Purchasing Borrower Party may withdraw an Auction without the consent of the Administrative Agent other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Loan Lender of a Qualifying Bid, such Lender (each, a “Qualifying Lender”) will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. Each purchase of Loans in an Auction shall be consummated pursuant to procedures (including as to response deadlines, rounding amounts, type and Interest Period of accepted Loans, and calculation of the Applicable Discount referred to above) established by the Administrative Agent and agreed to by the Borrower; and

(v) The repurchases by any Purchasing Borrower Party of Loans pursuant to this Section 2.12(f) shall be subject to the following conditions: (A) the Auction is open to all Loan Lenders of the Subject Class on a pro rata basis, (B) no Default or Event of Default has occurred or is continuing or would result therefrom, (C) as of the date of such repurchase the Purchasing Borrower Party shall make a representation to the Qualifying Lender assigning the Loan (unless the making of such representation is waived by such Qualifying Lender) that it is not aware of any material non-public information with respect to the business of the Borrower or any of the Subsidiaries or their respective securities that (x) has not been disclosed to such Qualifying Lender prior to such date and (y) if made public would reasonably be expected to have a material effect upon, or otherwise be material to, a Loan Lender’s decision to assign the Loans to the Purchasing Borrower Party (other than because such Qualifying Lender does not wish to receive material non-public information with respect to the business of the Purchasing Borrower Party or any of the Subsidiaries), (D) any Loan Loans repurchased pursuant to this Section 2.12(f) shall be automatically and permanently canceled upon acquisition thereof by the Purchasing Borrower Party and (E) at the time of (and after giving effect to) any such repurchase no Revolving Credit Loans shall be outstanding.

2.13 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the fees described in the Administrative Agent Fee Letter dated June 23, 2013, by and between the Borrower and the Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances (except as otherwise expressly agreed).

2.14 Mandatory Prepayments. (a) If Indebtedness is incurred by Holdings, the Borrower or any of its Restricted Subsidiaries (other than Indebtedness permitted under Section 6.2), then on the date of such issuance or incurrence, an amount equal to 100% of the

Net Cash Proceeds thereof shall be applied to the prepayment of the Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e). The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by Holdings, the Borrower or any of its Restricted Subsidiaries.

(b) If on any date Holdings, the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, no later than five Business Days after the date of receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds, an amount equal to the amount of such Net Cash Proceeds shall be applied to the prepayment of the Loans (together with accrued and unpaid interest thereon) as set forth in Section 2.14(e); provided that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Loans (together with accrued interest thereon), (ii) the provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 6.5 and (iii) if at the time that any such prepayment would be required, the Borrower is required to, or required to offer to, repurchase or redeem or repay or prepay Permitted Term Loan Refinancing Indebtedness that is secured on a pari passu basis with the Obligations pursuant to the terms of the documentation governing such Indebtedness with proceeds of such Asset Sale or Recovery Event (such Permitted Term Loan Refinancing Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time; provided, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or repayment of Other Applicable Indebtedness, and the amount of the prepayment of the Loans that would have otherwise been required pursuant to this Section 2.14(b) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or repaid with such net proceeds, the declined amount of such net proceeds shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof (to the extent such net proceeds would otherwise have been required to be so applied if such Other Applicable Indebtedness was not then outstanding). Notwithstanding the foregoing, with respect to any Foreign Asset Sale, the Borrower may elect to reduce the amount of such prepayment by the amount of any Restricted Asset Sale Proceeds included in such Net Cash Proceeds; provided, that the Borrower shall use its commercially reasonable efforts to repatriate any amounts constituting Restricted Asset Sale Proceeds pursuant to clause (b) of the definition thereof as promptly as practicable following the date of such prepayment. To the extent the Borrower does not repatriate any such Restricted Asset Sale Proceeds, the Borrower shall prepay Loans and/or cause Indebtedness of the Foreign Subsidiary that generated the Restricted Asset Sale Proceeds to be permanently prepaid in an aggregate amount equal to the corresponding Restricted Asset Sale Payment Amount on or prior to the first anniversary of the original prepayment date for the related Foreign Asset Sale.

(c) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Borrower shall apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the Optional Prepayment Amount (if any) for such Excess Cash Flow Period to the prepayment of the Loans (together with accrued interest thereon), as set forth in Section 2.14(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is to be made, are required to be delivered to the Lenders. Notwithstanding the foregoing, the Borrower may elect to reduce the amount of such prepayment by an amount equal to the ECF Percentage of Restricted ECF, if any, for such Excess Cash Flow; provided, that the Borrower shall use its commercially reasonable efforts to repatriate such applicable percentage of amounts constituting Restricted ECF pursuant to clause (b) of the definition thereof as promptly as practicable following the Excess Cash Flow Application Date (and upon any such repatriation, shall prepay the Loans by the amount thereof in accordance with this Section 2.14(c)). To the extent the Borrower does not repatriate the applicable percentage of Restricted ECF, the Borrower shall prepay Loans and/or cause Indebtedness of the applicable Foreign Subsidiary to be permanently prepaid in an aggregate amount equal to the corresponding Restricted ECF Payment Amount for the applicable Excess Cash Flow Period on or prior to the first anniversary of the date that the original payment was required to have been made pursuant to the terms of this Section 2.14(c).

(d) The Borrower shall apply, on a dollar-for-dollar basis, all of the Net Cash Proceeds of any Replacement Term Loans and the Net Cash Proceeds of any Permitted Term Loan Refinancing Indebtedness (that is incurred to refinance Loans) to the repayment of Loans to be repaid from such Net Cash Proceeds on the date such Net Cash Proceeds are received. Any such prepayment of Loans of a Class shall be paid ratably to the holders of such Class.

(e) Amounts to be applied pursuant to this Section 2.14 shall be applied first to reduce outstanding ABR Loans of the applicable Class. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans of such Class; provided, however, that if any Lenders exercise the right to waive a given mandatory prepayment of any Class of Loans pursuant to Section 2.14(f), then such mandatory prepayment shall be applied on a pro rata basis to the then outstanding Loans of the accepting Lenders of such Class being prepaid irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans; provided, further, that the Borrower may elect (except in the case of a prepayment pursuant to Section 2.14(d)) that the remainder of such prepayments not applied to prepay ABR Loans be deposited in a collateral account pledged to the Administrative Agent to secure the Obligations and applied thereafter to prepay the Eurodollar Loans on the last day of the next expiring Interest Period for Eurodollar Loans; provided that (A) interest shall continue to accrue thereon at the rate otherwise applicable under this Agreement to the Eurodollar Loan in respect of which such deposit was made, until such amounts are applied to prepay such Eurodollar Loan, and (B) (x) at any time while a Specified Default has occurred and is continuing, the Administrative Agent may, and (y) at any time while a Default or Event of Default has occurred and is continuing, upon written direction from the Required Lenders, the Administrative Agent shall, apply any or all of such amounts to the payment of Eurodollar Loans.

(f) Notwithstanding anything in this Section 2.14 to the contrary, any Lender of Closing Date Loans (and, to the extent provided in the applicable Permitted Amendment, any other Lender) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day prior to the required prepayment date, to decline all of any mandatory prepayment of its Loans pursuant to this Section, in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Borrower.

(g) Notwithstanding the foregoing provisions of this Section 2.14, no mandatory prepayment of the Loans shall be made, or required to be made, under this Section 2.14 (other than Section 2.14(d)) until the Discharge of First Lien Obligations shall have occurred; provided, however, that the Borrower shall be required to make a mandatory prepayment of the Loans, subject to clause (f) above, with all mandatory prepayment amounts that the First Lien Lenders elect to waive their right to receive and that are not otherwise applied to repay First Lien Term Loans.

2.15 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Following the occurrence and during the continuation of a Specified Default, the Borrower shall pay interest on overdue amounts hereunder at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence absent manifest error.

2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be prima facie evidence absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.

2.17 Increased Costs. (a) If any Change in Law shall:

(i) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes covered under Section 2.19, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (excluding any condition relating to Taxes) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or in the case of clause (i) above, to the Administrative Agent or such Lender, as the case may be) of making or maintaining any Eurodollar Loan (or in the case of clause (i) above, any Loan) (or of maintaining its obligation to make any such Loan) or to increase the cost to the Administrative Agent or such Lender, as the case may be, or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender, as the case may be, hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs incurred or reduction suffered; provided, in each case, that the Administrative Agent or such Lender has requested such payments from similarly situated borrowers.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided, in each case, that the Administrative Agent or such Lender has requested such payments from similarly situated borrowers.

(c) A certificate of a Lender setting forth in reasonable detail the matters giving rise to a claim under this Section 2.17 by such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be prima facie evidence absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender reasonably determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower may at its option revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

2.18 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is conditional as contemplated by Section 2.12(c) and such condition is not satisfied) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (determined without regard to the proviso in the definition thereof) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be prima facie evidence absent manifest error. Absent manifest error in the determination of such amount, the Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

2.19 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by Requirement of Tax Law. If the applicable Withholding Agent shall be required by Requirement of Tax Law to deduct any Taxes from such payments, then (i) in the case of deduction for Indemnified Taxes or Other Taxes the sum payable shall be increased by the applicable Loan Party as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19(a)) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make or cause to be made such deductions and (iii) the applicable Withholding Agent shall pay or cause to be paid the full amount deducted to the relevant Governmental Authority in accordance with Requirement of Tax Law.

(b) In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate setting forth in reasonable detail the basis for such claim and the calculation of the amount of any such payment or liability shall be delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, and shall be prima facie evidence absent manifest error.

(d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Each Lender other than a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly executed originals of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from United States Federal withholding Tax. Each Foreign Lender shall deliver to the Borrower and the Administrative Agent (i) two properly completed and duly executed originals of the applicable U.S. IRS Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or any subsequent versions thereof or successors thereto, (ii) in the case of a Foreign Lender claiming exemption from United States Federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a certificate in the form attached hereto as Exhibit H-1, H-2, H-3 or H-4, as applicable, and two properly completed and duly executed originals of the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, or (iii) any other form prescribed by applicable requirements of United States Federal income tax law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the deduction required to be made, in each case, certifying such Foreign Lender’s entitlement to an exemption from or a reduction in United States Federal withholding Tax with respect to payments of interest to be made hereunder or under any other Loan Documents. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall promptly deliver such forms upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose). Any Lender, if requested by the Administrative Agent or the Borrower, shall deliver such other documentation prescribed by or reasonably requested by the Administrative Agent or the Borrower as will enable the Administrative Agent or the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements or entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document.

(ii) If a payment made to a Lender under any Loan Document would be subject to United States Federal withholding Tax imposed pursuant to FATCA if such Lender fails to comply with any requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Withholding Agent, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the applicable Withholding Agent, such documentation prescribed by Requirement of Tax Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Withholding Agent as may be necessary for the applicable Withholding Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount to deduct and withhold from such payment. To the extent that the relevant documentation provided pursuant to this paragraph is rendered obsolete or inaccurate in any material respect as a result of changes in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by Requirement of Tax Law, deliver to the applicable Withholding Agent revised and/or updated documentation sufficient for the applicable Withholding Agent to confirm as to whether such Lender has complied with their respective obligations under FATCA. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Notwithstanding any other provision of this Section 2.19, a Lender shall not be required to deliver any form pursuant to this Section 2.19 that such Lender is not legally able to deliver.

(g) Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. Should the applicable Withholding Agent not deduct or withhold any Taxes imposed by FATCA from a payment under any Loan Document based on the documentation provided by a Lender pursuant to Section 2.19(e)(ii), any amounts subsequently determined by a Governmental Authority to be subject to United States Federal withholding Tax imposed pursuant to FATCA (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) shall be indemnified by such Lender. A certificate as to the amount of such payment or liability delivered to any Lender by the Withholding Agent shall be prima facie evidence absent manifest error.

(h) If the Administrative Agent, or any Lender, determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the applicable Loan Party within a reasonable period (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party pursuant to this Section 2.19(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.19(h) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

2.20 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or if no such time is expressly required, prior to 1:00 p.m. New York City time), on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York, except that payments pursuant to Section 2.17, 2.18, 2.19, 9.3 or pursuant to the Dutch Auction Procedures shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars. Any Loans paid or prepaid may not be reborrowed.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this

Agreement (including Sections 2.21(b) or (c), 2.23, 2.24, 2.25 and 9.4(g) or pursuant to the terms of any Permitted Amendment) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted under this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.8(b), 2.20(d) or 8.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.21 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.17, or if the Borrower is required to pay any other amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (or any Participant in the Loans held by such Lender) requests compensation under Section 2.17, or if the Borrower is required to pay any other amount to any Lender (or its Participant) or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, to the extent consent for an Assignment and Assumption would be required by such Person pursuant to Section 9.4, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, repay all obligations of the Borrower owing to such Lender relating to the Loans as of such repayment date. A Lender shall not be required to make any such assignment and delegation, or to have its obligations hereunder repaid, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation, or to repay such obligations, cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.2 requires the consent of all of the Lenders or all affected Lenders or all Lenders or all affected Lenders of a certain Class or Classes or with respect to a certain Class or Classes of the Loans and with respect to which the Required Lenders or the Majority Facility Lenders with respect to the applicable Class or Classes shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to either (i) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign all or the affected portion of its Loans hereunder to one or more assignees reasonably acceptable to the Administrative Agent; provided that (A) all Obligations (other than Obligations in respect of any contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount owed pursuant to Section 2.12(e), if applicable), (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (C) in connection with any such assignment the Borrower, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.4 (including obtaining the consent of the Administrative Agent if so required thereunder); provided that, if the required Assignment and Assumption is not executed and delivered by such Non-Consenting Lender, such Non-Consenting Lender will be unconditionally and irrevocably deemed to have executed and delivered such Assignment and Assumption as of the date such Non-Consenting Lender receives payment in full of the Obligations (other than Obligations in respect of any contingent reimbursement and indemnification obligations, in each case, which are not due and payable) of the Borrower owing to such Non-Consenting Lender, (D) the replacement Lender shall pay any processing and recordation fee referred to in Section 9.4(b)(ii)(C), if applicable, in accordance with the terms of such Section and (E) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination, or (ii) so long as no Default or Event of Default shall have occurred and be continuing, repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Non-Consenting Lender as of such termination date;

provided that such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable waiver or amendment of the applicable Loan Document or Loan Documents.

2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby if such amendment, waiver or modification would adversely affect such Defaulting Lender compared to other similarly affected Lenders; provided, further, that no amendment, waiver or modification that would require the consent of a Defaulting Lender under clause (i), (ii), (iii) or (v) of the first proviso of Section 9.2(b) may be made without the consent of such Defaulting Lender.

In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender.

2.23 Incremental Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), request to incur additional Loans or add one or more additional tranches of term loans (the “Other Term Loans” and, together with any additional Loans incurred pursuant to this Section 2.23, “Incremental Second Lien Term Loans”; each such increase or tranche, an “Incremental Facility”); provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, no Default or Event of Default has occurred and is continuing or shall result therefrom. Notwithstanding anything to the contrary herein, without the consent of the Required Lenders, the aggregate amount of the Incremental Facilities shall not exceed, at any time, the greater of (x) the sum of (1) $50,000,000 minus (2) the aggregate amount of all Incremental Facilities (as defined in the First Lien Credit Agreement) established pursuant to the First Lien Dollar Basket prior to such time minus (3) the aggregate amount of all Incremental Second Lien Term Loans established prior to such time pursuant to this Section 2.23 (the amount available under this clause (x), the “Second Lien Dollar Basket”) and (y) such other amount (each such Incremental Facility incurred under this clause (y), a “Ratio-Based Incremental Facility”) so long as, upon the effectiveness of each Incremental Facility Amendment, the Total Leverage Ratio, determined on a Pro Forma Basis (after giving effect to any Pro Forma Transaction, including any acquisition consummated with the proceeds of such Ratio-Based Incremental Facility), in each case, as if such Ratio-Based Incremental Facility had been outstanding on the last day of such Relevant Reference Period (provided that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Ratio-Based Incremental Facility (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), shall not exceed 6.00:1.00. All Incremental Second Lien Term Loans shall be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $10,000,000 in the case of Incremental Second Lien Term Loans (or in each case such lesser minimum amount reasonably approved by the Administrative Agent); provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability under the Second Lien Dollar Basket or in respect of Ratio-Based Incremental Facilities.

(b) Any Incremental Second Lien Term Loans in the form of Other Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the other outstanding Loans as set forth in the relevant Incremental Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) and shall not be guaranteed by any Subsidiary that is not also a Guarantor, (ii) for purposes of prepayments, shall be treated substantially the same as (or, to the extent set forth in the relevant Incremental Facility Amendment, less favorably than) the other outstanding Loans and (iii) other than amortization, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Incremental Facility Amendment), shall have the same terms as the Closing Date Loans or such terms as are reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of the Lenders providing such Other Term Loans, such financial maintenance covenant shall be deemed reasonably satisfactory to the Administrative Agent and no further consent from the Administrative Agent or any of the Lenders of other outstanding Loans shall be required so long as such financial maintenance covenant (1) is also added for the benefit of all then outstanding Loans or (2) only becomes applicable after the Latest Maturity Date of the then outstanding Loans); provided that (A) in respect of any Other Term Loans that are incurred within 18 months of the Closing Date, if the effective yield (which, for such purpose only, shall be deemed to take account of interest rate margin and any then applicable benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (1) the weighted average life of such Other Term Loans and (2) four years) payable to all Lenders providing such Other Term Loans (but excluding any bona fide arrangement, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all Lenders (in their capacity as such) providing such Other Term Loans)) on such Other Term Loans determined as of the initial funding date for such Other Term Loans exceeds the effective yield (determined on same basis as the preceding parenthetical) on the Closing Date Loans or any then existing Incremental Second Lien Term Loans, as applicable, immediately prior to the effectiveness of the applicable Incremental Facility Amendment by more than 0.50%, the Applicable Margin relating to the Closing Date Loans or such then existing Incremental Second Lien Term Loans, as applicable, shall be adjusted and/or the Borrower will pay additional fees to Lenders holding Closing Date Loans or such then existing Incremental Second Lien Term Loans, as applicable, in order that such effective yield on such Other Term Loans shall not exceed such effective yield on the Closing Date Loans or such then existing Incremental Second Lien Term Loans by more than 0.50%; provided that if such adjustment is required due to the application of a higher interest rate benchmark floor on such Other Term Loans, such adjustment shall be effected solely through an increase in the interest rate benchmark floor of the Closing Date Loans or such then-existing Incremental Second Lien Term Loans, as applicable (or if no interest rate benchmark floor applies to the Closing Date Loans or such then-existing Incremental Second Lien Term Loans, as applicable, at such time, an interest rate benchmark floor shall be added), (B) any Other Term Loans shall not have a final maturity date earlier than the then Latest Maturity Date of the then remaining Closing Date Loans or then existing Incremental Second Lien Term Loans and (C) any Other Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the later of the then remaining Closing Date Loans or then existing Incremental Second Lien Term Loans, as applicable. Any Incremental Second Lien Term Loans that are not Other Term Loans shall be on terms identical to the Closing Date Loans.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Second Lien Term Loans; provided that any notice for Incremental Second Lien Term Loans shall specify whether the Incremental Second Lien Term Loans will be incurred in the form of additional Closing Date Loans or Other Term Loans. Any Additional Lenders that elect to extend Incremental Second Lien Term Loans shall be reasonably satisfactory to the Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent (in each case, any approval thereof not to be unreasonably withheld, delayed or conditioned), and, if not already a Lender, shall become a Lender under this Agreement pursuant to an Incremental Facility Amendment. Each Incremental Facility shall become effective pursuant to an amendment (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Second Lien Term Loans, unless it so agrees. Commitments in respect of any Incremental Second Lien Term Loans shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to (i) the payment in full of all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Facility, to the extent invoiced prior to such date, and (ii) the satisfaction or waiver on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of making any extension of credit in Section 4.2 shall be deemed to refer to the Incremental Facility Closing Date; provided that, in connection with the incurrence of any Incremental Second Lien Term Loans, if the proceeds of such Incremental Second Lien Term Loans are, substantially concurrently with the receipt thereof, to be used by the Borrower or any Loan Party to finance, in whole or in part, a Permitted Acquisition, then the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (x) the Specified Representations and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business (or the seller thereof) in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that Holdings or the Borrower (or any Subsidiary of Holdings or the Borrower) has the right to terminate the obligations of Holdings, the Borrower or such Subsidiary under such acquisition agreement or not consummate such acquisition as a result of the inaccuracy of such representations or warranties in such acquisition agreement). To the extent reasonably requested by the Administrative Agent, the effectiveness of an Incremental Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries.

(d) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, subject to providing notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy of such notice to each of the Lenders), issue one or more series of Incremental Equivalent Debt in an aggregate principal amount not to exceed, as of the date of and after giving effect to the issuance of any such Incremental Equivalent Debt, the aggregate amount of Incremental Facilities then permitted to be incurred under Section 2.23(a); provided that, that the incurrence of any Incremental Equivalent Debt shall reduce, on a dollar-for-dollar basis, the aggregate amount of Incremental Facilities permitted to be incurred under Section 2.23(a). As a condition precedent to the issuance of any Incremental Equivalent Debt pursuant to this Section, (i) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the date of issuance of the Incremental Equivalent Debt signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to the execution and delivery of the applicable financing documentation in respect of such Incremental Equivalent Debt and the issuance of such Incremental Equivalent Debt, and certifying that the conditions precedent set forth in the following subclauses (ii) through (vii) have been satisfied, (ii) such Incremental Equivalent Debt shall rank pari passu or junior in right of payment and shall not have guarantees from any Subsidiary that is not also a Guarantor and if secured, shall not be secured by any assets not constituting Collateral, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the date that is 91 days after the Latest Maturity Date at the time of issuance, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall (A) not be shorter than 91 days plus the Weighted Average Life to Maturity of any remaining Loans, or (B) not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary asset sale or change of control provisions), (v) no Default or Event of Default shall have occurred and be continuing or would result from the issuance of such Incremental Equivalent Debt and (vi) all fees and expenses owing to the Administrative Agent and the Lenders or other financial institutions in respect of such Incremental Equivalent Debt, to the extent invoiced prior to such date, shall have been paid in full.

2.24 Replacement Facilities. (a) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to replace all or a portion of the Loans under any Facility with one or more additional tranches of term loans under this Agreement (the “Replacement Term Loans”; each such replacement facility, a “Replacement Facility”); provided that at the time of each such request and upon the effectiveness of each Replacement Facility Amendment no Default or Event of Default has occurred and is continuing or shall result therefrom. Each tranche of Replacement Term Loans shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000 (or such lesser minimum amount approved by the Administrative Agent) and shall not exceed the principal amount of the Loans being replaced (plus the amount of fees, expenses and original issue discount incurred in connection with such Replacement Term Loans). The Net Cash Proceeds of any Replacement Term Loans shall be applied only to prepay the Loans of the Class of Loans that such Replacement Term Loans are replacing.

(b) Any Replacement Term Loans (i) shall rank pari passu in right of payment and security with the Obligations in respect of the other Loans pursuant to the relevant Replacement Facility Amendment (which shall be reasonably satisfactory to the Administrative Agent) and (ii) other than voluntary prepayment, maturity date, conditions precedent and pricing (including interest rate, fees, funding discounts and prepayment premiums) (as set forth in the relevant Replacement Facility Amendment) shall have the same terms as (or, to the extent set forth in the relevant Replacement Facility Amendment, terms, when taken as a whole, not materially more favorable to the lenders providing such Replacement Term Loans than the terms applicable to) the Loans being replaced; provided that (A) any Replacement Term Loans shall not have a final maturity date earlier than the final scheduled maturity date of the Loans being replaced, (B) any Replacement Term Loans shall not have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then remaining Loans under the applicable Class, (C) principal of and interest on any Loans being replaced with Replacement Term Loans shall be paid in full on the Replacement Facility Closing Date for the applicable Replacement Term Loans and (D) the Loans of each Lender under the replaced Class shall be prepaid ratably. The obligations under any Replacement Facility shall not be guaranteed by any Person other than a Guarantor, and, if secured, the obligations under any Replacement Facility shall not be secured by a Lien on any Property other than Property that constitutes Collateral. In addition, the terms and conditions applicable to any Replacement Facility may provide for additional or different covenants or other provisions that are agreed between the Borrower and the Lenders under such Replacement Facility and applicable only during periods after the then Latest Maturity Date that is in effect on the date such Replacement Facility is issued, incurred or obtained or the date on which all non-refinanced Obligations (excluding Obligations in respect of any contingent reimbursement and indemnification obligations, in each case, which are not then due and payable) are paid in full.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Replacement Term Loans. Any Additional Lender that elects to extend Replacement Term Loans shall be reasonably satisfactory to the Borrower and (unless such Additional Lender is already a Lender or an Affiliate of a Lender) the Administrative Agent, and, if not already a Lender, shall become a Lender under this Agreement pursuant to a Replacement Facility Amendment. Each Replacement Facility shall become effective pursuant to an amendment (each, a “Replacement Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender or Additional Lenders and the Administrative Agent. No Replacement Facility Amendment shall require the consent of any Lenders or any other Person other than the Borrower, the Administrative Agent and the Additional Lenders with respect to such Replacement Facility Amendment. No Lender shall be obligated to provide any Replacement Term Loans, unless it so agrees. Commitments in respect of any Replacement Term Loans shall become Commitments under this Agreement. A Replacement Facility Amendment may, without the consent of any other Lenders or any other Person, effect such amendments to any Loan

Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including to provide for class voting provisions applicable to the Additional Lenders on terms comparable to the provisions of Section 9.2(b)). The effectiveness of any Replacement Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders party thereto, be subject to the satisfaction or waiver on the date thereof (each, a “Replacement Facility Closing Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to the date of making any extension of credit in Section 4.2 shall be deemed to refer to the Replacement Facility Closing Date). The proceeds of any Replacement Term Loans will be used solely to repay the replaced Facility (or replaced portion thereof). To the extent reasonably requested by the Administrative Agent, the effectiveness of a Replacement Facility Amendment may be conditioned on the Administrative Agent’s receipt of customary legal opinions with respect thereto, board resolutions and officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1, with respect to the Borrower and the Restricted Subsidiaries. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Section 2.24.

(d) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Replacement Term Loans, the Borrower may offer any Lender of a Facility that has previously been subject to a Replacement Facility Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Replacement Facility Amendment on the applicable Replacement Facility Closing Date the right to convert all or any portion of its Loans into such Class of Replacement Term Loans; provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Replacement Term Loans (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Replacement Term Loans, and (y) with respect to any additional Replacement Term Loans, shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Replacement Term Loans, (iii) any Lender which elects to participate in a Replacement Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Replacement Facility Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the Borrower and the other Loan Parties and (iv) any such additional Replacement Term Loans shall be in an aggregate principal amount that is not less than $1,000,000 (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Loans less than a $1,000,000 that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of Replacement Term Loans.

2.25 Extensions of Loans. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the Loans with a like maturity date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Loans (if any)) (each, an “Extension”, and each group of Loans as so extended, as well as the original Loans (not so extended), being a “tranche”); any Extended Term Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were extended, so long as the following terms are satisfied: (i)(1) except as to pricing (including interest rates, fees, funding discounts and prepayment premiums), amortization, maturity, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (i)(2), (i)(3) and (ii), be set forth in the relevant Extension Offer), the Loans of any Lender that agrees to an Extension with respect to such Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Loans subject to such Extension Offer (except for covenants or other provisions contained therein applicable only to periods after the then Latest Maturity Date of the Loans), (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no less than 91 days longer than the remaining Weighted Average Life to Maturity of the Class extended thereby, (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of Loans hereunder, in each case as specified in the respective Extension Offer (provided that if the applicable Extending Term Lenders have the ability to decline mandatory prepayments, any such mandatory prepayment that is not accepted by the applicable Extending Term Lenders shall be applied, subject to the right of any applicable Lender to decline mandatory prepayments (if any), to the non-extended Loans of the Class being extended), (ii) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer and (iii) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement and (ii) each Extension Offer shall specify the minimum amount of Loans to be tendered. The transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below), and the requirements of any provision of this Agreement (including Sections 2.12 and 2.20) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section shall not apply to any of the transactions effected pursuant to this Section 2.25.

(c) The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension. No consent of any Lender or any other Person shall be required to effectuate any Extension, other than the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. Without limiting the foregoing, in connection with any Extension the respective Loan Parties shall (at their expense), within 90 days of the applicable Extension Amendment (or such later date as may be approved by the Administrative Agent), amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.25.

(e) Notwithstanding anything to the contrary above, at any time and from time to time following the establishment of a Class of Extended Term Loans, the Borrower may offer any Lender of a Facility that had been subject to an Extension Amendment (without being required to make the same offer to any or all other Lenders) who had not elected to participate in such Extension Amendment the right to convert all or any portion of its Loans into such Class of Extended Term Loans provided that (i) such offer and any related acceptance shall be in accordance with such procedures, if any, as may be reasonably requested by, or acceptable to, the Administrative Agent; (ii) such additional Extended Term Loans (x) shall be on identical terms (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders) with the existing Extended Term Loans, and (y) shall result in proportionate increases to the scheduled amortization payments otherwise owing with respect to any such Extended Term Loans, (iii) any Lender which elects to participate in an Extension Facility pursuant to this clause (d) shall enter into a joinder agreement to the respective Extension Amendment, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Lender, the Administrative Agent, the Borrower and the other Loan Parties and (iv) any such additional Extended Term Loans shall be in an aggregate principal amount that is not less than $1,000,000 (or, in the case of an outstanding Class with an entire outstanding principal amount of existing Loans less than a $1,000,000 that is to be refinanced in full, such outstanding principal amount or commitments), unless each of the Borrower and the Administrative Agent otherwise consents. Notwithstanding anything to the contrary contained herein, any Loans made as provided above shall be treated as part of the Class to which such Loans are added, and shall not constitute a new Class of a new Extended Term Loans.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Arrangers, the Agents and the Lenders to enter into this Agreement and to make the Loans, Holdings and the Borrower hereby jointly and severally represent and warrant to each Arranger, each Agent and each Lender that:

3.1 Financial Condition. (a)(i) The pro forma combined balance sheet of the Borrower as of June 30, 2013, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (including the notes thereto) (the “Pro Forma Balance Sheet”) and (ii) the pro forma combined statements of income and cash flows of the Borrower for the twelve-month period ended June 30, 2013, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such twelve-month period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith based on information available to the Borrower as of the date of delivery thereof and assumptions believed by the Borrower to be reasonable when made and at the time so furnished, and present fairly in all material respects on a pro forma basis, in the case of (i) above, the estimated financial position of the Borrower (after giving effect to the Transactions as described in clause (i) above) as at June 30, 2013, and, in the case of (ii) above, the estimated results of operations for the period covered thereby (after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period).

(b) The audited combined balance sheets of the Business as at December 31, 2011 and December 31, 2012, and the related combined statements of income, stockholders’ equity and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the combined financial condition of the Business as at such date, and the combined results of its operations, changes in stockholders’ equity and combined cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (unless otherwise noted therein) applied consistently throughout the periods involved (except as disclosed therein).

(c) The unaudited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for the fiscal quarter ended June 30, 2013, copies of which have heretofore been furnished to the Administrative Agent, present fairly in all material respects the combined financial condition of the Business as at such date, and the combined results of its operations, changes in stockholders’ equity and combined cash flows for the fiscal quarter then ended. All such financial statements have been prepared in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes) unless otherwise noted therein.

3.2 No Change. Since the Closing Date, there has been no development or event, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Corporate Existence; Compliance with Law. Each of Holdings, the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing or in full force and effect under the laws of the jurisdiction of its organization (to the extent such concepts exist in such jurisdictions), (b) has the organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign organization and in good standing or in full force and effect under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of the foregoing clauses (a) (solely with respect to Restricted Subsidiaries), (b), (c) and (d), as would not, in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.4 Organizational Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the consents, authorizations, filings and notices described in Schedule 3.4, (iii) the filings referred to in Section 3.17, (iv) filings necessary to create or perfect Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (including the corresponding filings under the First Lien Loan Documents) and (iv) those consents, authorizations, filings and notices the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to, or violate or result in a default under, any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries, except, in each case, as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective Properties or revenues pursuant to any such Requirement of Law or any such Contractual Obligation (other than Permitted Liens).

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened in writing by or against Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) with respect to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would have or reasonably be expected to have a Material Adverse Effect (after giving effect to applicable insurance).

3.7 Ownership of Property; Liens. Each of Holdings, the Borrower and its Restricted Subsidiaries has good title to, or a valid leasehold interest in, all real property and other Property material to the conduct of its business except where the failure to have such title or interests would not have or reasonably be expected to have a Material Adverse Effect.

3.8 Intellectual Property. Except as would not have or reasonably be expected to result in a Material Adverse Effect, (i) Holdings, the Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted (“Company Intellectual Property”); (ii) no claim has been asserted in writing and is pending by any Person challenging or questioning the use of any Company Intellectual Property or the validity or effectiveness of any Company Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim; and (iii) to the knowledge of Holdings and the Borrower, the use of Company Intellectual Property by Holdings, the Borrower and its Restricted Subsidiaries does not infringe on the rights of any Person.

3.9 Taxes. Each of Holdings, the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Federal income and all state and other tax returns that are required to be filed and has timely paid all Federal income and all state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its Properties or income due and payable by it (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Restricted Subsidiaries, as the case may be) except, in each case, where the failure to do so would not have or reasonably be expected to have a Material Adverse Effect. To the knowledge of Holdings and the Borrower, no material written claim has been asserted with respect to any taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Restricted Subsidiaries, as the case may be).

3.10 Federal Regulations. No part of the proceeds of any Loans will be used by Holdings, the Borrower or any of its Subsidiaries for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If reasonably requested by the Administrative Agent on behalf of any

Lender, the Borrower will furnish to the Administrative Agent (for delivery to such Lender) a statement to the foregoing effect for the benefit of such Lender in conformity with the requirements of FR Form G-3 or FR Form U 1 referred to in Regulation U. On the Closing Date, none of Holdings, the Borrower or any of its Subsidiaries owns any “margin stock”.

3.11 ERISA. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) neither a Reportable Event nor the failure of any Loan Party or Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period, (iii) neither the Borrower nor any Commonly Controlled Entity has had, or is reasonably likely to have, a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA, (iv) no failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code has occurred, (v) there has not been a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), and (vi) to the knowledge of Holdings or the Borrower, no such Multiemployer Plan is in Reorganization, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

3.12 Investment Company Act. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

3.13 Restricted Subsidiaries. (a) The Restricted Subsidiaries listed on Schedule 3.13(a) constitute all the Restricted Subsidiaries of Holdings as of the Closing Date. Schedule 3.13(a) sets forth as of the Closing Date the exact legal name (as reflected on the certificate of incorporation (or formation)) and jurisdiction of incorporation (or formation) of each Restricted Subsidiary of Holdings and, as to each such Restricted Subsidiary, the percentage and number of each class of Capital Stock of such Restricted Subsidiary owned by Holdings, the Borrower and its Restricted Subsidiaries.

(b) As of the Closing Date, except as set forth on Schedule 3.13(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, directors, managers and consultants and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Restricted Subsidiary.

(c) As of the Closing Date, the Borrower has no Unrestricted Subsidiaries.

3.14 Use of Proceeds. The proceeds of the Closing Date Loans shall be used on the Closing Date, together with the proceeds of the First Lien Term Loans and the Equity

Contribution, to (i) pay the consideration due to the Seller under the Acquisition Agreement, (ii) repay Existing Debt and (iii) pay the Transaction Costs. The proceeds of any Loans under an Incremental Facility shall be used as specified in the relevant Incremental Facility Amendment. The proceeds of the Replacement Term Loans shall be used as specified in Section 2.24.

3.15 Environmental Matters. Other than exceptions to any of the following that would not, in the aggregate, reasonably have or be expected to have a Material Adverse Effect:

(a) Holdings, the Borrower and its Restricted Subsidiaries: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are in compliance with all of their Environmental Permits;

(b) to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, Hazardous Materials are not present at, on, under or in any real property now or formerly owned, leased or operated by Holdings, the Borrower or any of its Restricted Subsidiaries, or at any other location (including any location to which Hazardous Materials have been sent by Holdings, the Borrower or any of its Restricted Subsidiaries for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to (i) give rise to the imposition of Environmental Liabilities on Holdings, the Borrower or any of its Restricted Subsidiaries, or (ii) interfere with Holdings’, the Borrower’s or any of its Restricted Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by Holdings, the Borrower or any of its Restricted Subsidiaries;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) pursuant to any Environmental Law to which Holdings, the Borrower or any of its Restricted Subsidiaries is named as a party that is pending or, to the knowledge of Holdings, the Borrower or any of its Restricted Subsidiaries, threatened in writing;

(d) neither Holdings, the Borrower nor any of its Restricted Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law;

(e) neither Holdings, the Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with Environmental Law or Environmental Liability; and

(f) none of Holdings, the Borrower or any of its Restricted Subsidiaries has assumed or retained by contract, or is otherwise subject to, any Environmental Liability.

3.16 Accuracy of Information, etc. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings, the Borrower or the other Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished but excluding projected financial information and information of a general economic, forward looking or industry-specific nature), when taken as a whole, contained or contains as of the date the same was or is furnished any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading; provided that (i) the foregoing representation and warranty, insofar as it relates to the Business, is made to the best knowledge of Holdings only, and (ii) to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or other forward looking statement, each of Holdings and the Borrower represents only that it acted in good faith based upon assumptions believed by management of Holdings to be reasonable at the time made and at the time furnished (it being understood that forecasts and projections by their nature are inherently uncertain, that actual results may differ significantly from the forecasted or projected results and that such differences may be material and no assurances are being given that the results reflected in the forecasts and projections will be achieved).

3.17 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Subject to the terms of Section 5.9(d) and except as otherwise provided under applicable Requirements of Law (including the UCC), in the case of (i) the Pledged Capital Stock described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Capital Stock (and constituting “certificated securities” within the meaning of the UCC) are delivered to the Administrative Agent (or the First Lien Administrative Agent (subject to the Intercreditor Agreement)), (ii) Collateral with respect to which a security interest may be perfected only by possession or control, upon the taking of possession or control by the Administrative Agent (or the First Lien Administrative Agent (subject to the Intercreditor Agreement)) of such Collateral, and (iii) the other personal property Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the appropriate filing offices, appropriate assignments or notices are filed in the U.S. Patent and Trademark Office and the U.S. Copyright Office and such other filings as are specified by the Guarantee and Collateral Agreement have been completed, the Lien on the Collateral created by the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior to the Liens of any other Person (except Permitted Liens).

(b) Each of the Mortgages executed and delivered by a Loan Party is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein; and when the Mortgages are filed or recorded in the offices designated by the Borrower, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage or the Loan Documents).

3.18 Solvency. After giving effect to the Transactions to be consummated on the Closing Date, Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

3.19 Patriot Act; FCPA; OFAC. (a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(b) None of Holdings, the Borrower or any Restricted Subsidiary nor, to the knowledge of Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Holdings, the Borrower or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and none of Holdings, the Borrower or any Restricted Subsidiary will directly or indirectly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.20 Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

3.21 Labor Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened, (b) the hours worked by and payments made to employees of Holdings, the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from Holdings, the Borrower or any Restricted Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Restricted Subsidiary is bound.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each party hereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by each party thereto and (iii) the Intercreditor Agreement, executed and delivered by each party thereto.

(b) Acquisition Transactions. The following transactions shall have been consummated, or shall be consummated substantially currently with the initial Borrowings under the Facilities:

(i) The Acquisition shall have been consummated in accordance with applicable law and the terms of the Acquisition Agreement (without any amendments, modifications, or waivers thereof, or consents thereunder, that are materially adverse to the interests of the Borrower, the Lenders or the Arrangers (unless the Administrative Agent has given its prior written consent)); provided that (A) a reduction by less than 10% in the consideration payable under the Acquisition Agreement shall be deemed to be not materially adverse so long as no less than 30% of any such reduction in the consideration payable under the Acquisition Agreement shall reduce the amount of funded debt under this Agreement and, thereafter, the funded debt under the Term Loan Facility (as defined under the First Lien Credit Agreement) on a dollar-for-dollar basis and (B) any increase in the purchase price shall be deemed to be not materially adverse so long as such increase is funded solely by a contribution of cash to the common equity of Holdings (which shall in turn be contributed to the common equity of the Borrower) (otherwise, any change in the purchase price of the Acquisition other than those described in clause (A) or (B) shall be deemed to be materially adverse to the interests of the Borrower, the Lenders and the Arrangers), and (C) any amendment or other modification to the definition of “Material Adverse Effect” set forth in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Borrower, the Lenders and the Arrangers.

(ii) The Equity Contribution shall have been made in at least an amount equal to 30.0% of the pro forma total consolidated debt and equity capitalization of Holdings and its Subsidiaries on the Closing Date after giving effect to the Transactions; provided that the Sponsor shall own, directly or indirectly, not less than 51.0% of the total voting equity of Holdings (after giving effect to the Transactions).

(iii) The Refinancing shall have been consummated.

(c) Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Financial Statements, (ii) audited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for the 2011 and 2012 fiscal years and (iii) unaudited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Business for the fiscal quarters ended March 31, 2013 and June 30, 2013.

(d) Fees. All fees and expenses in connection with the Facility (including reasonable out-of-pocket legal fees and expenses) payable by Holdings or the Borrower to the Lenders, the Arrangers and the Agents on or before the Closing Date shall have been paid to the extent then due; provided that all such amounts shall be required to be paid, as a condition precedent to the Closing Date, only to the extent invoiced at least one Business Day prior to the Closing Date.

(e) Solvency Certificate. The Lenders shall have received a solvency certificate in the form of Exhibit J from the both the vice president and treasurer of the Borrower with respect to the solvency of the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g) Other Certifications. The Administrative Agent shall have received the following:

(i) a copy of the charter or other similar organizational document of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii) a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized, dated reasonably near the date of the initial extension of credit, certifying that (A) such Person has paid all franchise taxes to the date of such certificate and (B) such Person is duly organized and in good standing or full force and effect under the laws of such jurisdiction; and

(iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, or operating, management or partnership agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, board of managers or members of other governing body, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date the documents furnished pursuant to clause (i) above were certified, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party;

(h) Legal Opinions. The Administrative Agent shall have received the legal opinion of Gibson, Dunn & Crutcher LLP, counsel to Holdings, the Borrower and its Subsidiaries in form and substance reasonably satisfactory to the Administrative Agent.

(i) Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. The Administrative Agent (or the First Lien Administrative Agent (subject to the Intercreditor Agreement)) shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement (if such shares are certificated), together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) an Acknowledgment and Consent, substantially in the form of Exhibit A to the Guarantee and Collateral Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement that is not itself a party to the Guarantee and Collateral Agreement and (iii) subject to the last sentence of Section 4.1, each promissory note required to be delivered by the Loan Parties pursuant to the Guarantee and Collateral Agreement endorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j) No Material Adverse Effect. Since December 31, 2012, no event, change or condition shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(k) Security Interests. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, the results of a search of the Uniform Commercial Code filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and the results of the tax lien searches and copies of the financing statements and any tax lien statements (or similar documents) disclosed by such searches and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements and tax lien statements (or similar documents) are permitted by Section 6.3 or have been or will contemporaneously with the initial funding of the Loans on the Closing Date be released or terminated. Subject to the last sentence of this Section 4.1, (A) with respect to each Mortgaged Property, the Administrative Agent shall have received a duly executed Mortgage covering such Mortgaged Property and shall have received such other deliverables relating thereto that comply with the requirements set forth in Section 5.9(b) with respect to real property (including at the reasonable request of the Administrative Agent) and (B) each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent (subject to the terms of Section 5.9(d)) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

(l) Know Your Customer and Other Required Information. The Administrative Agent and the Arrangers shall have received, no later than five Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing by the Administrative Agent and the Arrangers with respect to applicable “know your customer” and anti-money laundering rules and regulations including the Act.

(m) Representations and Warranties. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct as of the Closing Date, except in the case of any Specified Acquisition Agreement Representation or Specified Representation expressly stated to relate to a specific earlier date, in which case such Specified Acquisition Agreement Representation or Specified Representation shall be true and correct as of such earlier date.

Notwithstanding anything to the contrary herein or otherwise, to the extent any Collateral, including the perfection of any security interest, is not or cannot be provided on the Closing Date (other than (A) the pledge and perfection of security interests, to the extent required hereunder and under the Guarantee and Collateral Agreement, in the Capital Stock of the Borrower and its Restricted Subsidiaries (including the Guarantors) with respect to which a Lien may be perfected by the delivery of a certificate representing such Capital Stock, if any, (B) the pledge and perfection of security interests in Collateral with respect to which a Lien may be perfected by the filing of financing statements under the Uniform Commercial Code in the office of the Secretary of State (or equivalent filing office of the relevant State(s) of the Borrower’s or any Guarantor’s respective jurisdiction of organization) and (C) the pledge and perfection of security interests in Collateral consisting of Intellectual Property with respect to which intellectual property security agreements are required to be filed under the Guarantee and Collateral Agreement) after the Borrower’s use of commercially reasonable efforts to do so, then the provision of any such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided after the Closing Date in accordance with Section 5.15.

4.2 Conditions to Each Post-Closing Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (other than (x) the initial extensions of credit on the Closing Date (except with respect to the condition precedent specified in clause (d) below) and (y) a conversion of Loans to the other Type, or a continuation of Eurodollar Loans, and except as expressly permitted under Section 2.23) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (provided that, in each case such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality or Material Adverse Effect).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) [Reserved].

(d) Borrowing Notice. Delivery of a Borrowing Request pursuant to Section 2.

Each Borrowing of a Loan (other than a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) by the Borrower hereunder shall constitute a representation and warranty by Holdings and the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any contingent reimbursement and indemnification obligations, in each case, which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Holdings and the Borrower shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements. Furnish to the Administrative Agent for further delivery to each Agent and each Lender:

(a) within 90 days (or 105 days with respect to the fiscal year ending December 31, 2013) after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, all in reasonable detail and prepared in accordance with GAAP, reported on without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities, any Permitted Credit Agreement Refinancing Indebtedness or under the First Lien Credit Agreement or any Permitted Credit Agreement Refinancing Indebtedness (as defined in the First Lien Credit Agreement) occurring within one year from the time such report is delivered), an independent certified public accountants of nationally recognized standing;

(b) within 45 days (or 60 days with respect to the fiscal quarters ending September 30, 2013, March 31, 2014 and June 30, 2014) after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ (or members’) equity and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes); and

(c) together with each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (c) of this Section 5.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent company of the Borrower that directly or indirectly owns all of the Capital Stock of the Borrower or (B) the Borrower’s (or such direct or indirect parent’s) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand (which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information unless such consolidating information is contained in the financial statements included in a Form 10-K or 10-Q filed with the SEC), and (ii) to the extent such information is in lieu of information required to be provided under Section 5.1(a), the consolidated financial statements included in the materials provided pursuant to the foregoing clause (A) or (B) are accompanied by a report by an independent certified public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanatory paragraph, or qualification, exception or explanatory paragraph as to the scope of the audit (other than any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date under the Facilities, any Permitted Credit Agreement Refinancing Indebtedness or the First Lien Credit Agreement or any Permitted Credit Agreement Refinancing Indebtedness (as defined in the First Lien Credit Agreement) occurring within one year from the time such report is delivered)).

Any financial statements required to be delivered pursuant to Section 5.1 shall not be required to contain all purchase accounting adjustments relating to the Transactions to the extent in the reasonable determination of the Borrower it is not practicable to include any such adjustments in such financial statements, so long as the absence of such adjustments in the financial statements would not otherwise cause the Borrower to fail to comply with obligations under the Loan Documents (including, for example, the obligation to deliver financial statements accompanied by an audit opinion meeting the requirements of Section 5.1(a)).

5.2 Certificates; Other Information. Furnish to the Administrative Agent in each case for further delivery to each Lender, or, in the case of clause (f) or (g), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) (or the annual financial statements or Form 10-K referred to in clause (A) or (B)

of the last paragraph of Section 5.1), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, or, if any such Default or Event of Default has occurred, specifying the nature and extent thereof (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to and customarily cover in such certificates pursuant to their professional standards and customs of the profession);

(b) concurrently with the delivery of any financial statements pursuant to Sections 5.1(a) and 5.1(b) (or the annual or quarterly financial statements or Form 10-K or 10-Q, as applicable, referred to in clause (A) or (B) of the last paragraph of Section 5.1), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any continuing Default or Event of Default, or if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) a Compliance Certificate and (iii) solely with respect to the delivery of any financial statements pursuant to Section 5.1(a) (or the annual financial statements or Form 10-K referred to in clause (A) or (B) of the last paragraph of Section 5.1), an updated Perfection Certificate, signed by a Responsible Officer of each of Holdings and the Borrower, (A) setting forth the information required pursuant to the Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date) or (B) certifying that there has been no change in such information from the most recent Perfection Certificate delivered pursuant to this clause (iii) (or, prior to the first delivery of a Perfection Certificate pursuant to this clause (iii), from the Perfection Certificate delivered on the Closing Date);

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a statement of all material assumptions used in preparation of such budget) (collectively, the “Projections”), which Projections shall set forth such information on a quarterly basis and in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions at the time made and at the time delivered (it being understood that the Projections are based upon good faith estimates and assumptions believed by management of Holdings and the Borrower to be reasonable at the time made and at the time delivered, it being recognized that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of management, and that no assurance can be given that any particular Projections will be realized and that variances from the Projections and the actual results during the period or periods covered by such Projections may be material);

(d) [Reserved];

(e) within ten days after the same are sent or made available, copies of all reports that Holdings or the Borrower or any of the Restricted Subsidiaries sends to the holders of any class of its public equity securities and, promptly after the same are filed, copies of all reports or other materials that Holdings or the Borrower or any of the Restricted Subsidiaries may make to, or file with, the SEC or any national securities exchange (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 5.2, in each case only to the extent such reports are of a type customarily delivered by borrowers to lenders in syndicated loan financings, provided that filing of all such reports or other materials on EDGAR shall be sufficient to satisfy Holdings’ and the Borrower’s obligations under this clause (e) (provided that (i) upon written request by the Administrative Agent, the Borrower shall deliver copies of such reports or other materials to the Administrative Agent for further distribution to each Lender and (ii) the Borrower shall notify the Administrative Agent of the posting of any such reports or other materials on EDGAR);

(f) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(g) promptly, such additional financial and other information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance by any such Person with the terms of the Loan Documents to which it is a party, as the Administrative Agent may from time to time reasonably request (on its own behalf or on behalf of any Lender).

5.3 Payment of Obligations. Pay, discharge or otherwise satisfy before they become delinquent, as the case may be, all its obligations (other than Indebtedness), including Tax obligations, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Restricted Subsidiaries, as the case may be, or (b) where the failure to pay, discharge or otherwise satisfy the same would not have or reasonably be expected to have a Material Adverse Effect.

5.4 Conduct of Business and Maintenance of Existence, Compliance with Laws, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other organizational existence (it being understood, for the avoidance of doubt, that the foregoing shall not limit any change in form of entity or organization) and (ii) take all reasonable action to maintain all rights, privileges, franchises, permits and licenses necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than in the case of the preservation of existence of Holdings and the Borrower) to the extent that failure to do so would not have or reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, applicable Requirements of Law (including ERISA and the Act) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except to the extent that failure to comply therewith would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance. (a) Except as would not have or reasonably be expected to have a Material Adverse Effect, keep all Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with insurance companies the Borrower believes to be financially sound and reputable insurance on all its Property meeting the requirements of Section 5.3 of the Guarantee and Collateral Agreement and in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same geographic regions by companies of similar size engaged in the same or a similar business.

(b) Within 30 days following the date hereof, any date on which a new Grantor (as defined in the Guarantee and Collateral Agreement) is added to the Guarantee and Collateral Agreement or the date the relevant policy is obtained, the Administrative Agent shall be named as additional insured on all general liability insurance policies (excluding, for the avoidance of doubt, directors and officers, worker’s compensation, health and benefit, and vehicle and similar liability policies) of such Grantor, and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor with respect to Collateral. The Grantors shall use commercially reasonable efforts to cause all such insurance (i) to provide that the relevant insurer shall endeavor to provide the Administrative Agent with at least 30 days prior notice of the cancellation of the relevant policy of insurance and (ii) if reasonably requested by the Administrative Agent, include a breach of warranty clause.

5.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct in all material respects entries in conformity with GAAP and all material applicable Requirements of Law shall be made of all material dealings and transactions in relation to its business activities and (b) permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and, at the Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (subject to the immediately succeeding sentence) and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Restricted Subsidiaries with officers and employees of Holdings, the Borrower and its Restricted Subsidiaries and with their respective independent certified public accountants (subject to such accountants’ policies and procedures). Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, such visits, inspections and examinations shall only be conducted by the Administrative Agent and shall be limited to one per fiscal year plus any additional visits in connection with Lender meetings (and only one time at the Borrower’s expense). The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes trade secrets or proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

5.7 Notices. Promptly after (or, in the case of clause (c), within 30 days after) a Responsible Officer acquires knowledge thereof, give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time, that would have or reasonably be expected to have a Material Adverse Effect;

(c) the following events to the extent such events would have or reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan that would reasonably be expected to give rise to a lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or Multiemployer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(d) any other development or event that has or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) Holdings, the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.

5.8 Environmental Laws. (a) Comply in all respects with all applicable Environmental Laws, and obtain, maintain and comply with, any and all Environmental Permits, except to the extent the failure to so comply with Environmental Laws or obtain, maintain or comply with Environmental Permits would not have or reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other corrective actions required pursuant to Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding any violation of or non-compliance with Environmental Laws and any release or threatened release of Hazardous Materials, except, in each case, to the extent the failure to do so would not have or reasonably be expected to have a Material Adverse Effect.

5.9 Additional Collateral, etc. (a)With respect to any personal Property acquired, created or developed (including the filing of any applications for the registration or issuance of any Intellectual Property) after the Closing Date by any Loan Party (other than Excluded Assets), promptly (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (including schedules thereto) or such other documents as the Administrative Agent deems reasonably necessary (it being understood that amendments or such other documents substantially similar to those delivered to the First Lien Administrative Agent shall satisfy the requirements of this clause (x)) to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (y) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to Permitted Liens) in such Property to the extent required under the Guarantee and Collateral Agreement, including the filing of UCC financing statements in such United States jurisdictions as may be required by the Guarantee and Collateral Agreement (it being understood that amendments or such other documents substantially similar to those delivered to the First Lien Administrative Agent shall satisfy the requirements of this clause (y)).

(b) With respect to any fee interest in any real property (other than Excluded Assets) acquired after the Closing Date by any Loan Party, as soon as reasonably practicable and in any case on or prior to 30 days after such acquisition or such later date as the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent) shall agree (i) execute and deliver a second priority Mortgage (subject to Permitted Liens), in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (ii) provide the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent) for the benefit of the Secured Parties with title and extended (to the extent available without surveys) coverage insurance covering such real property in an amount at least equal to the purchase price of such real property as well as, if available and reasonably requested by the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent), a current ALTA survey thereof, together with a surveyor’s certificate (in form and substance reasonably satisfactory to the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent)), each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if reasonably requested by the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent), deliver to the Administrative Agent legal opinions of local counsel and counsel in the jurisdiction where the Loan Party that owns such Mortgaged Property is located, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent), and (iv) if such Mortgaged Property is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder because improvements on such Mortgaged Property are located in an area which has been identified by the director of the Federal Emergency Management Agency as a “special flood hazard area”, provide to the Administrative Agent (A) evidence of a policy of flood insurance that (1) covers such improvements and (2) is written in an amount reasonably satisfactory to the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent) (not to exceed 100% of the value of such improvements) and (B) a confirmation that the applicable Loan Party has received the notice requested pursuant to Section 208.25(i) of Regulation H of the Board.

(c) With respect to any new Restricted Subsidiary that would constitute a Subsidiary Guarantor within the meaning of that term created or acquired after the Closing Date (other than Excluded Subsidiaries) promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (including schedules thereto) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to Permitted Liens) in the Capital Stock of such new Restricted Subsidiary that is owned by such Loan Party (other than Excluded Assets) (it being understood that amendments substantially similar to those delivered to the First Lien Administrative Agent shall satisfy the requirements of this clause (i)), (ii) deliver to the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent) (x) the certificates, if any, representing such Capital Stock constituting certificated securities under the UCC, together with undated stock powers, in blank, and (y) any note, instrument or debt security, together with undated instruments of transfer endorsed in blank, in each case executed and delivered by a duly authorized officer of such Loan Party to the extent required by the Guarantee and Collateral Agreement, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected second priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such Restricted Subsidiary, including the recording of instruments in the U.S. Patent and Trademark Office and the U.S. Copyright Office, if required, and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement (it being understood that amendments substantially similar to those delivered to the First Lien Administrative Agent shall satisfy the requirements of this clause (iii)), and (iv) if reasonably requested by the First Lien Administrative Agent (or, after the occurrence of a Discharge of First Lien Obligations, the Administrative Agent), deliver to the Administrative Agent customary legal opinions relating to the matters described above.

(d) Notwithstanding the foregoing provisions of this Section 5.9 or any other provision hereof or of any other Loan Document, (i) the Borrower and Guarantors shall not be required to grant a security interest in any Excluded Assets, (ii) no Loan Party shall be required to take any actions outside the United States to create or perfect any Liens on the Collateral (including any intellectual property registered in any jurisdiction outside the United States) and no Security Document shall be governed by the laws of any jurisdiction outside the United States, except with respect to any assets located in Canada that do not constitute Excluded Assets (to the extent reasonably requested by the Administrative Agent), (iii) the Loan Parties shall not be required to deliver control agreements or otherwise deliver perfection by “control” (within the meaning of the Uniform Commercial Code) (including with respect to deposit accounts, securities accounts and commodities accounts), other than delivery of stock certificates of Subsidiaries (other than Excluded Assets) and instruments, notes and debt securities (and related stock powers, instruments of transfer and endorsements) to the extent required by the Security Documents, and (iv) the Loan Parties shall not be required to perfect security interests in Collateral other than as required under the terms of the Security Documents.

5.10 Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit only for the purposes specified in Section 3.14.

5.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto other than any Excluded Assets and subject to the terms of Section 5.9(d).

5.12 Maintenance of Ratings. At all times, the Borrower shall use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and each of Holdings and the Borrower shall use commercially reasonable efforts to cause the Loans to be continuously rated by S&P and Moody’s.

5.13 Designation of Subsidiaries. (a) The board of directors of Holdings may at any time designate any Restricted Subsidiary (other than the Canadian Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) [reserved], (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if after such designation it would be a “restricted subsidiary” for the purpose of any other Indebtedness with recourse to Holdings, the Borrower or a Restricted Subsidiary and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and then redesignated as a Restricted Subsidiary.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein as determined in good faith by the Borrower and the Investment resulting from such designation must otherwise be in compliance with Section 6.7 (as determined at the time of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in such Unrestricted Subsidiary; provided that (i) solely for the purpose of calculating the outstanding amounts of Investments under Section 6.7 made in respect of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary, upon such redesignation the Borrower shall be deemed to continue to have an outstanding Investment in such Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation attributable to the Borrower’s ownership of such Subsidiary and (ii) solely for purposes of Section 5.9(c) and the Security Documents, any Unrestricted Subsidiary designated as a Restricted Subsidiary shall be deemed to have been acquired on the date of such designation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

5.14 Interest Rate Protection. No later than 180 days following the Closing Date, enter into and thereafter maintain for a minimum of 2 years interest rate Hedge Agreements with one or more counterparties reasonably acceptable to the Administrative Agent and with terms and conditions (taken as a whole) reasonably acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Indebtedness under this Agreement, the non-revolving Indebtedness under the First Lien Credit Agreement, any Replacement Facility (as defined in this Agreement and the First Lien Credit Agreement) and any Permitted Term Loan Refinancing Indebtedness (as defined in this Agreement and the First Lien Credit Agreement) of the Borrower and the Restricted Subsidiaries being effectively subject to a fixed or maximum interest rate reasonably determined by the Borrower.

5.15 Post-Closing Matters. As promptly as reasonably practicable, and in any event within the time periods specified on Schedule 5.15 (or such longer period as the Administrative Agent may agree), after the Closing Date, Holdings and the US Borrower shall, and shall cause each other Loan Party to, provide such Collateral that would have been required to be delivered on the Closing Date pursuant to Sections 4.1(i) and 4.1(k) but for the last sentence of Section 4.1 and complete such undertakings, in each case as are set forth on Schedule 5.15.

SECTION 6. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount (excluding Obligations in respect of any contingent reimbursement and indemnification obligations, in each case, which are not due and payable) is owing to any Lender, any Agent or any Arranger hereunder, each of Holdings and the Borrower shall not, and shall not permit any of the Borrower’s Restricted Subsidiaries to:

6.1 [Reserved].

6.2 Limitation on Indebtedness. Directly or indirectly, create, incur, assume, guaranty or suffer to exist any Indebtedness or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document;

(b) Indebtedness of (i) the Borrower to Holdings, (ii) the Borrower to any Restricted Subsidiary and (iii) any Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary; provided that (A) any such Indebtedness that is owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note and subordinated to the Obligations on the terms set forth therein, (B) any such Indebtedness that is owing to any Loan Party shall be evidenced by a promissory note (which can be a master promissory note) that shall have been pledged pursuant to the Guarantee and Collateral Agreement and (C) any such Indebtedness owing by any Restricted Subsidiary that is not a Loan Party shall be a permitted Investment in such Person pursuant to Section 6.7;

(c) Indebtedness consisting of (A) (i) Capital Lease Obligations, (ii) Attributable Indebtedness or (iii) purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance or refinance (within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement of such fixed or capital assets, as applicable) the acquisition, replacement, construction, installation, repair or improvement of fixed or capital assets within the limitations set forth in Section 6.3(g) or (B) any Refinancing Indebtedness in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of $36,000,000 and 6.0% of Total Assets;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 6.2(d); provided that any such Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be evidenced by the Subordinated Intercompany Note and subordinated to the Obligations on the terms set forth therein;

(e) Guarantee Obligations, letters of credit and similar obligations (i) made in the ordinary course of business by Holdings, the Borrower or any of its Restricted Subsidiaries of obligations (other than in respect of Indebtedness for borrowed money) of (w) Holdings, (x) the Borrower, (y) any Restricted Subsidiaries or (z) any joint venture of the Borrower or any of the Restricted Subsidiaries, (ii) of Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted to be incurred by the Borrower or such Restricted Subsidiary, as the case may be, under this Section 6.2 (other than Section 6.2(d)), and (iii) of Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness of any Unrestricted Subsidiary or joint venture; provided that (A) in the case of clause (ii), if the Indebtedness being guaranteed is subordinated to the Obligations such guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness, (B) in the case of clause (ii), no Guarantee Obligations, letter of credit or similar obligation by any Restricted Subsidiary in respect of any Indebtedness of any Loan Party shall be permitted unless such Restricted Subsidiary shall also become a Subsidiary Guarantor, (C) in the case of clauses (ii) and (iii), any such Guarantee Obligation, letter of credit or similar obligation of a Loan Party in respect of Indebtedness of a Subsidiary or other Person that is not a Loan Party shall be a permitted Investment in such Person pursuant to Section 6.7, and (D) in the case of clause (i)(z) above, the aggregate amount of all obligations at any one time outstanding shall not exceed $24,000,000;

(f) any unsecured senior, senior subordinated or subordinated Indebtedness incurred by Holdings, the Borrower or its Restricted Subsidiaries so long as the Total Leverage Ratio, determined on a Pro Forma Basis (provided that the Total Leverage Ratio shall be determined without netting the proceeds from the incurrence of such Indebtedness (it being understood, for the avoidance of doubt, that such proceeds, to the extent constituting cash or Cash Equivalents, may be netted for subsequent determinations of the Total Leverage Ratio)), does not exceed the 6.00:1.00 at the time of incurrence thereof; provided that the aggregate principal amount of Indebtedness at any one time outstanding pursuant to this clause (f) in respect of which the primary obligor or any guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the greater of $24,000,000 and 4.0% of Total Assets at the time of incurrence thereof.

(g) Indebtedness of the Borrower or any Restricted Subsidiary, or of any Person that becomes a Restricted Subsidiary, acquired or assumed in connection with a Permitted Acquisition or other acquisition permitted under Section 6.7; provided that (i) such Indebtedness exists at the time the acquired person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such person becoming a Restricted Subsidiary or such asset being acquired and (ii) immediately before and after such person becomes a Restricted Subsidiary or such asset is acquired, no Default or Event of Default shall have occurred and be continuing;

(h) Indebtedness under the First Lien Loan Documents (including Guarantee Obligations in respect thereof) in an aggregate principal amount not to exceed the Maximum First Lien Amount (as defined in the Intercreditor Agreement); provided that any Incremental Facility (as defined in the First Lien Credit Agreement) shall be subject to the terms of Section 2.24 of the First Lien Credit Agreement as in effect on the date hereof;

(i) Indebtedness consisting of promissory notes issued by any Loan Party or other Restricted Subsidiary to current or former officers, directors, managers, consultants and employees, or their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses, to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) to the extent permitted by Section 6.6(b)(i);

(j) to the extent constituting Indebtedness, cash management obligations and other Indebtedness in respect of Cash Management Services in the ordinary course of business and Indebtedness arising from the endorsement of instruments or other payment items for deposit and the honoring by a bank or other financial institution of instruments or other payments items drawn against insufficient funds;

(k) to the extent constituting Indebtedness, indemnification, deferred purchase price adjustments, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or any Investment permitted to be acquired or made hereunder;

(l) Indebtedness of Foreign Subsidiaries in an aggregate principal amount (for all Foreign Subsidiaries) not to exceed at any time the greater of (A) $24,000,000 and (B) 4.0% of Total Assets at the time of incurrence thereof;

(m) (A) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) Indebtedness in respect of Hedge Agreements entered into not for speculative purposes, to protect against exposure to interest rates, commodity prices or foreign exchange rates;

(o) additional Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed at any time the greater of (A) $18,000,000 and (B) 4.0% of Total Assets at the time of incurrence thereof;

(p) (i) Permitted Term Loan Refinancing Indebtedness, (ii) Permitted Term Loan Refinancing Indebtedness (as defined in the First Lien Credit Agreement as in effect on the date hereof), (iii) Incremental Equivalent Debt (as defined in the First Lien Credit Agreement as in effect on the date hereof), (iv) Incremental Equivalent Debt, (v) any Refinancing Indebtedness in respect of any of the foregoing and (vi) Guarantee Obligations by the Guarantors in respect of each of the foregoing;

(q) Indebtedness representing deferred compensation or similar obligations to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(r) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with Permitted Acquisitions or any other Investments permitted under Section 6.8 constituting acquisitions of Persons or businesses or divisions;

(s) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letter of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days (or such longer period as may be agreed upon by the Administrative Agent) unless the amount or validity of such obligations are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be;

(t) Indebtedness in respect of self-insurance obligations, performance, bid, release, appeal and surety bond, documentary letters of credit and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business, and Guarantee Obligations, letters of credit and similar instruments supporting such obligations;

(u) Indebtedness incurred by a Permitted Receivables Financing Subsidiary in a Permitted Receivables Financing that is not recourse to Holdings, the Borrower or any of its Restricted Subsidiaries other than one or more Receivables Financing Subsidiaries and pursuant to Standard Securitization Undertakings;

(v) Refinancing Indebtedness in respect of Indebtedness permitted by Section 6.2(d), (f), (g) or (h) above;

(w) so long as no Event of Default shall have occurred and be continuing, Indebtedness in an aggregate principal amount not to exceed the sum of (i) the Available Starter Basket at the time such Indebtedness is incurred plus (ii) if the Total Leverage Ratio, determined on a Pro Forma Basis, at the time of and after giving effect to such Indebtedness, is equal to or less than 6.00:1.00, the Available Builder Basket at the time such Indebtedness is incurred;

(x) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit; and

(y) to the extent constituting Indebtedness, all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Section 6.2(a) through (x) above.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

To the extent otherwise constituting Indebtedness, the accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall be deemed not to be Indebtedness for purposes of this Section 6.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the accreted amount thereof .

6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or governmental charges or levies not at the time delinquent or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained on the books of the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP);

(b) (i) carriers’, warehousemen’s, landlord’s, mechanics’, contractor’s, materialmen’s, repairmen’s or other like Liens imposed by law or arising in the ordinary course of business which secure amounts that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no action has been taken to enforce such Lien, or that are being contested in good faith by appropriate proceedings (provided that adequate reserves with respect to such proceedings are maintained on the books of the Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP), (ii) Liens of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (iii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(c) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(d) deposits by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries to secure the performance of bids, trade contracts and governmental contracts (other than Indebtedness for borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) easements, rights-of-way, trackage rights, restrictions (including zoning restrictions or similar rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property), encroachments, protrusions and other similar encumbrances and title defects incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole; provided that none of the foregoing secures Indebtedness for borrowed money;

(f) Liens (i) in existence on the date hereof (or, for title insurance policies issued in accordance with Section 5.9, on the date of such policies) and either (x) listed on Schedule 6.3(f), in the case of Liens in existence on the date hereof, or (y) disclosed on any title insurance policies obtained on Mortgaged Properties in connection with Mortgages executed and delivered after the date hereof and (ii) any replacement, renewal or extension of any such Lien permitted under subclause (i) of this clause (f); provided that (I) such replaced, renewed or extended Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.2(c), and (B) proceeds and products thereof, and (II) the replacement, renewal or extension of the obligations secured or benefited by such Liens is permitted by Section 6.2;

(g) Liens securing Indebtedness of Holdings, the Borrower or any of its Restricted Subsidiaries incurred pursuant to Section 6.2(c) (and related obligations, including Capital Lease Obligations); provided that (i) such Liens (other than Liens securing Indebtedness that is Permitted Refinancing of Indebtedness originally incurred under Section 6.2(c)) shall be created within 270 days of the acquisition or replacement or completion of construction, installation, repair or improvement or refinancing of such fixed or capital assets, as applicable, (ii) such Liens do not at any time encumber any Property other than the Property acquired, constructed, installed, repaired, improved or financed by such Indebtedness when such Indebtedness was originally incurred, and the proceeds and products of and accessions to such Property, and (iii) the principal amount of Indebtedness initially secured thereby is not more than 100% of the purchase price or cost of construction, installation, repair or improvement of such fixed or capital asset; provided further that, in each case, individual financings of equipment and other assets provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment and other assets provided by such lender or lessor;

(h) Liens created pursuant to the Loan Documents;

(i) any interest or title of a lessor or sublessor under any lease or sublease or real property license or sub-license entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased, subleased, licensed or sub-licensed;

(j) Liens in connection with attachments or judgments or orders in circumstances not constituting an Event of Default under Section 7.1(h);

(k) Liens existing on property at the time of its acquisition or existing on the property of a Person that becomes a Restricted Subsidiary of the Borrower after the date hereof (including any replacements, renewals or extensions thereof); provided that (i) any Indebtedness secured thereby is permitted by Section 6.2(g) or is Refinancing Indebtedness in respect thereof and (ii) such Liens cover solely the Property so acquired or the Property of the Person that became a Restricted Subsidiary and are not expanded to cover additional Property (other than proceeds and products thereof and accessions thereto);

(l) Liens securing Indebtedness permitted under Section 6.2(h) or any Refinancing Indebtedness in respect thereof; provided that the relative Lien priority thereof is set forth in the Intercreditor Agreement;

(m) Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) (i) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) Liens attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and not for speculative purposes and (iii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to accounts and cash and Cash Equivalents on deposit in accounts maintained by the Borrower or any Restricted Subsidiary (including any restriction on the use of such cash and Cash Equivalents or investment property), in each case under this clause (iii) granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to Cash Management Services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided that, in the case of this clause (iii), unless such Liens arise by operation of applicable law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness for borrowed money;

(p) licenses and sublicenses of Intellectual Property granted by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(q) UCC financing statements or similar public filings that are filed as a precautionary measure in connection with operating leases or consignment of goods in the ordinary course of business;

(r) Liens on property rented to, or leased by, the Borrower or any of its Restricted Subsidiaries pursuant to a Sale and Leaseback Transaction; provided, that (i) such Sale and Leaseback Transaction is permitted by Section 6.10, (ii) such Liens do not encumber any other property of the Borrower or its Restricted Subsidiaries and the proceeds and products of and accessions to such property, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(s) Liens on the assets of Foreign Subsidiaries that secure Indebtedness of such Foreign Subsidiaries permitted pursuant to Section 6.2 (and related obligations);

(t) (i) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of any of the foregoing, and (ii) Liens on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt (in each case, as defined in the First Lien Credit Agreement in effect as of the date hereof) and any Permitted Refinancing of, and any Guarantee Obligations by the Guarantors in respect of any of the foregoing;

(u) good faith earnest money deposits made in connection with a Permitted Acquisition or any other Investment (other than Investments under Section 6.7(r)) or letter of intent or purchase agreement permitted hereunder;

(v) Liens not otherwise permitted by this Section 6.3 so long as the aggregate amount of obligations secured thereby does not exceed (as to Holdings, the Borrower and all Restricted Subsidiaries) the greater of $18,000,000 and 4.0% of Total Assets at the time of incurrence thereof;

(w) Liens securing Refinancing Indebtedness permitted by Section 6.2(v) (and related obligations) if such Liens are permitted to secure such Indebtedness in accordance with the definition of “Refinancing Indebtedness”;

(x) Liens in favor of the Borrower or another Loan Party securing intercompany Indebtedness permitted hereunder;

(y) Liens (i) on cash advances in favor of the seller of any property to be acquired in a Permitted Acquisition or an Investment permitted pursuant to Section 6.7 to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z) (i) Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.7; provided such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement, and (ii) reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(aa) Liens that are customary contractual rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(bb) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(cc) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(dd) Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing; and

(ee) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.2 and incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof.

6.4 Limitation on Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, or Dispose of all or substantially all of its Property or business, except that:

(a) so long as no Event of Default has occurred and is continuing, any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) and any Restricted Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into any other Restricted Subsidiary of the Borrower (provided that (i) in the case of any merger or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing, surviving or resulting entity or (ii) simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 5.9 in connection therewith);

(b) the Borrower or any Restricted Subsidiary of the Borrower may Dispose of all or substantially all of its Property or business, including by way of a merger, dissolution, liquidation or consolidation, (i) to the Borrower or any other Loan Party or (ii) in the case of any Restricted Subsidiary, pursuant to a Disposition permitted by Section 6.5;

(c) any Foreign Subsidiary may (i) be merged or consolidated or amalgamated with or into any other Foreign Subsidiary, or (ii) Dispose of all or substantially all of its assets to any other Foreign Subsidiary;

(d) any merger or consolidation or other transaction the sole purpose of which is to (i) reincorporate or reorganize in another jurisdiction in the United States or (ii) change the form of entity shall be permitted; provided that, in the case of any such merger or consolidation involving a Loan Party, a Loan Party is the surviving, continuing or resulting Person (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor) and in any such case the Borrower shall comply with Section 5.9 in connection therewith;

(e) any Domestic Subsidiary that is not a Guarantor may (i) be merged or consolidated with or into any other Domestic Subsidiary that is not a Guarantor or (ii) Dispose of all or substantially of its assets to any other Domestic Subsidiary that is not a Guarantor;

(f) any Investment permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation; provided that in the case of any such merger, consolidation or amalgamation of a Loan Party, the surviving, continuing or resulting legal entity of such merger, consolidation or amalgamation is a Loan Party (or simultaneously with such transaction, the continuing, surviving or resulting entity shall become a Subsidiary Guarantor) and the Borrower shall comply with Section 5.9 in connection therewith;

(g) (i) any Restricted Subsidiary of the Borrower (other than an Excluded Subsidiary) may dissolve, liquidate or wind up its affairs at any time if the Borrower determines in good faith that such dissolution, liquidation or winding up is in the best interest of Holdings, the Borrower and its Restricted Subsidiaries and not materially disadvantageous to the Lenders (as determined by the Borrower in good faith) (provided that in the case of any dissolution, liquidation or winding up of a Restricted Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution, liquidation or winding up transfer its assets to the Borrower or another Subsidiary Guarantor unless such Disposition of assets is permitted by Section 6.5), and (ii) any Excluded Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not have or reasonably be expected to have a Material Adverse Effect (as determined by the Borrower in good faith);

(h) so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person; provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (C) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Loan Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement; and

(i) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.5.

6.5 Limitation on Disposition of Property. Dispose of any of its Property (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory and other assets held for sale in the ordinary course of business;

(c) Dispositions permitted by Section 6.4 (other than Section 6.4(b)(ii));

(d) (i) the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any other Loan Party or the sale or issuance of any Excluded Subsidiary’s Capital Stock to another Restricted Subsidiary; provided that any Guarantor’s ownership interest therein is not diluted; and (ii) the sale or issuance of any Capital Stock of, or any Indebtedness or other securities of, any Unrestricted Subsidiary;

(e) Dispositions of receivables pursuant to factoring agreements or other similar agreements or arrangements including to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing, in each case so long as the consideration for such Dispositions is in the form of cash or retained equity or subordinated interests in the Permitted Receivables Financing Assets being sold;

(f) the Disposition of cash or Cash Equivalents;

(g) (i) the license or sub-license of Intellectual Property in the ordinary course of business and (ii) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property;

(h) the lease, sublease, license or sublicense of property as described in Section 6.3(i);

(i) the Disposition of surplus or other property no longer used or useful in the business of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(j) so long as no Event of Default has occurred and is continuing at the time of closing thereof or at the time the related purchase agreement is entered into, the Disposition of other assets from and after the Closing Date so long as (i) with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of $2,400,000, at least 75% of the consideration is in the form of cash or Cash Equivalents or exchanged for other assets of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $4,800,000, such sale, transfer or disposition is made at fair value (as determined by the Borrower in good faith) and (iii) 100% of the Net Cash Proceeds are applied in accordance to Section 2.14; provided that (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as determined by the Borrower in good faith) that, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, does not exceed $6,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed for purposes of clause (j)(i) to be cash and (iv) that the aggregate gross proceeds of all Dispositions in reliance upon this clause (j) shall not exceed, in any fiscal year of the Borrower, the greater of $60,000,000 and 12% of Total Assets (determined as of the end of the immediately preceding fiscal year); provided that for any given fiscal year this limitation may be increased by the unused amount for the previous fiscal year and, in the event of any such carryover, Dispositions in such fiscal year will be deducted first from the carried over amount;

(k) the Disposition of assets subject to or in connection with any Recovery Event;

(l) Dispositions consisting of Restricted Payments permitted by Section 6.6;

(m) Dispositions consisting of Investments permitted by Section 6.7;

(n) Dispositions consisting of Liens permitted by Section 6.3;

(o) Dispositions of assets pursuant to Sale and Leaseback Transactions permitted by Section 6.10;

(p) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent constituting an Investment, such Disposition must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.7;

(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(r) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (and not for financing purposes);

(s) the unwinding of any Hedge Agreement;

(t) in order to resolve disputes that occur in the ordinary course of business, the Borrower and its Restricted Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(u) the Borrower or any Restricted Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the governing body of the Subsidiary if and to the extent required by applicable law;

(v) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral; and

(w) the sale or disposition, within 360 days after the date of a Permitted Acquisition, of (i) any portion of a business or operations acquired in a Permitted Acquisition, that is, in the judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Holdings, the Borrower or any Restricted Subsidiary taken as a whole or (ii) solely to the extent required by any Governmental Authority pursuant to applicable anti-trust law or other similar Requirement of Law in connection with any Permitted Acquisition, any other portion of a business or operations of Holdings, the Borrower and the Restricted Subsidiaries, in each case, provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (y) no Event of Default has occurred and is continuing or would result from such disposition and (z) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Holdings, the Borrower or any Restricted Subsidiary solely in cash and Cash Equivalents.

6.6 Limitation on Restricted Payments. Declare or pay any dividend on (other than dividends payable solely in Qualified Capital Stock of the Person making the dividend so long as the ownership interest of any Loan Party in such Person is not diluted), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, whether in cash or property (collectively, “Restricted Payments”), except that:

(a) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor, and any Excluded Subsidiary may make Restricted Payments to any other Excluded Subsidiary;

(b) the Borrower may pay dividends to permit Holdings or any direct or indirect holding company of Holdings to (i) so long as no Event of Default has occurred and is continuing, purchase (or in the case of Holdings, to pay a dividend to a direct or indirect holding company to enable such holding company to purchase) the Capital Stock of Holdings (or such holding company) owned by future, present or former officers, directors, employees or consultants of Holdings, the Borrower or its Restricted Subsidiaries or make payments to employees of Holdings, the Borrower or its Restricted Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity-based incentives pursuant to management incentive plans or other similar agreements or in connection with the death or disability of such employees, in an aggregate amount not to exceed $1,200,000 in any fiscal year of the Borrower; provided that such amounts set forth in this clause (b)(i) may be increased by an amount equal to the cash proceeds of key man life insurance policies received by Holdings, the Borrower and its Restricted Subsidiaries after the Closing Date and (ii)(x) pay Permitted Management Fees; and (y) pay expenses, indemnification claims and other amounts (in each case, other than Permitted Management Fees) pursuant to the Management Agreement;

(c) the Borrower may pay dividends to permit Holdings or any direct or indirect parent company of Holdings to (i) pay (or in the case of Holdings, to pay a dividend to a direct or indirect holding company to enable such holding company to pay) operating costs and expenses and other corporate overhead costs and expenses (including (A) directors’ fees and expenses and administrative, legal, accounting, filing and similar expenses and (B) salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings), in each case to the extent such costs, expenses, fees, salaries, bonuses and benefits are attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, are reasonable and incurred in the ordinary course of business, (ii) pay any estimated or final Federal, state and local income Taxes due and payable by Holdings or the direct or indirect parent of Holdings as the common parent of a consolidated, combined, unitary or other similar group that includes on the tax return of such group the taxable income of Holdings, the Borrower and its Restricted Subsidiaries, in an amount not to exceed the aggregate amount of Taxes that Holdings would owe if Holdings were to file as the common parent of a consolidated, combined, unitary or other similar group that included on the tax return of such group the taxable income of the Borrower and its Restricted Subsidiaries, (iii) pay taxes that are not determined by reference to income, but which are imposed on Holdings or any direct or indirect parent company of Holdings as a result of Holdings’ or such parent company’s ownership of the equity of Holdings or the Borrower or any direct or indirect parent company of Holdings, as the case may be, but only if and to the extent that Holdings or such parent company has not received cash or other property in connection with the events or transactions giving rise to such taxes, (iv) to the extent of amounts paid by Unrestricted Subsidiaries to the Borrower or any Restricted Subsidiary, pay the tax liabilities of Unrestricted Subsidiaries or tax liabilities of Holdings or any direct or indirect parent company of Holdings attributable to Unrestricted Subsidiaries, (v) pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence, (vi) finance any Investment permitted to be made hereunder other than Section 6.7(k), and so long as (A) such dividends shall be made substantially concurrently with the closing of such Investment and (B) Holdings and the Borrower shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Investment (and subject to the provisions of Sections 5.9 and 6.4), (vii) pay costs, fees and expenses related to any unsuccessful equity or debt offering (other than any such offering intended to benefit Subsidiaries of any such parent company other than Holdings, the Borrower and its Restricted Subsidiaries) or any strategic transactions (including Investments or Dispositions) related to its ownership of the Borrower and its Restricted Subsidiaries and (viii) make payments permitted under Section 6.9 (other than Section 6.9(c), and only to the extent such payments have not been and are not expected to be made directly by the Borrower or a Restricted Subsidiary); provided that dividends paid pursuant to this Section 6.6(c) (other than dividends paid pursuant to clause (ii) above) are used by Holdings or any direct or indirect parent holding company of Holdings for such purpose within 45 days of the receipt of such dividends or are refunded to the Borrower;

(d) the Borrower may pay cash dividends to Holdings to permit Holdings to pay (and Holdings may pay) cash dividends to the holders of Holdings’ Capital Stock or make any other Restricted Payment in an amount (disregarding any such dividends made by the Borrower to Holdings to permit Holdings to make corresponding dividends or such other Restricted Payments) in an aggregate amount not to exceed the sum of (i) the Available Starter Basket at the time such cash dividend is paid plus (ii) if the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to the payment of such cash dividend, is equal to or less than 6.00:1.00, the Available Builder Basket at the time such cash dividend is paid; provided that at any time such cash dividend is paid pursuant to this clause (d), no Event of Default shall have occurred and be continuing;

(e) any non-Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Restricted Subsidiary that owns the equity interests in the Restricted Subsidiary paying such dividends receives at least its proportionate share thereof (based upon the relative holding of the equity interests in the Restricted Subsidiary paying such dividends);

(f) any non-Guarantor Wholly Owned Subsidiary of the Borrower may declare and pay cash dividends to the Borrower or any Restricted Subsidiary of the Borrower that owns the equity interests in such non-Guarantor Wholly Owned Subsidiary;

(g) the Borrower and Holdings may pay dividends to permit Holdings or any direct or indirect parent company of Holdings to fund the payment or reimbursement of fees and expenses (including fees and expenses of attorneys, accountants and financial advisors but excluding underwriting commissions) incurred by Holdings, any direct or indirect parent company of Holdings, the Sponsor or their respective affiliates in connection with any proposed IPO (whether or not consummated) of Holdings or any other direct or indirect parent company of Holdings;

(h) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions permitted by Section 6.4 or Section 6.7(d) or (s);

(i) repurchases of Capital Stock in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon exercise of stock options or warrants or similar rights if such Capital Stock represents a portion of the exercise price of such options or warrants or similar rights (as long as Holdings, the Borrower and the Restricted Subsidiaries make no payment in connection therewith that is not otherwise permitted hereunder);

(j) the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof;

(k) following the consummation of the IPO, the declaration and payment of dividends to Holdings to permit Holdings to pay (and Holdings may pay) dividends of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from such IPO;

(l) the payment of any dividend or distribution within sixty days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default had occurred and was continuing; and

(m) other Restricted Payments in an aggregate amount not to exceed $6,000,000.

6.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit or the holding of receivables in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(b) investments in cash and Cash Equivalents;

(c) [Reserved];

(d) loans and advances to employees, officers, directors, managers and consultants of Holdings (or any direct or indirect parent company thereof to the extent relating to the business of Holdings, the Borrower and the Restricted Subsidiaries), the Borrower or any Restricted Subsidiaries of the Borrower in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in cash in connection with such Person’s purchase of Capital Stock of Holdings (or any direct or indirect parent thereof; provided that, the amount of such loans and advances used to acquire such Capital Stock shall be contributed to Holdings in cash) and (iii) for any other purpose in an aggregate principal amount outstanding under clauses (i) through (iii) not to exceed $2,400,000 at any time;

(e) Investments in assets useful in the business of the Borrower and its Restricted Subsidiaries made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount; provided, that if the underlying Asset Sale or Recovery Event was with respect to a Loan Party, then such Investment shall be consummated by the Borrower or any Subsidiary Guarantor;

(f) Investments by the Borrower and the Restricted Subsidiaries constituting the purchase or other acquisition of all or substantially all of the property and assets or businesses of any Person or all or substantially all of the assets constituting a business unit, a line of business or division of such Person, or Capital Stock in a Person that, upon the consummation thereof, will be, or will become part of, a Wholly Owned Subsidiary of the Borrower (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that

(i) (1) immediately prior to and after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition (and any incurrence or repayment of Indebtedness in connection therewith), the Total Leverage Ratio, determined on a Pro Forma Basis, does not exceed 6.00:1.00 and the Borrower shall have delivered to the Administrative Agent a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(ii) all of the applicable provisions of Section 5.9 and the Security Documents have been or will be complied with in respect of such Permitted Acquisition;

(iii) the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Capital Stock of Persons that do not become Loan Parties shall not exceed $30,000,000; and

(iv) any Person, property, assets or divisions acquired in accordance with this clause (f) shall be in the same or a generally related or ancillary line of business as the Borrower and its Restricted Subsidiaries.

(g) Investments received in connection with the workout, bankruptcy or reorganization of, insolvency or liquidation of, or settlement of claims against and delinquent accounts of and disputes with, franchisees, customers and suppliers, or as security for any such claims, accounts and disputes, or upon the foreclosure with respect to any secured Investment;

(h) advances of payroll payments to employees, officers, directors and managers of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(i) Investments by the Borrower or any of its Restricted Subsidiaries in Unrestricted Subsidiaries in an aggregate amount not to exceed, at any time outstanding, $12,000,000 minus the aggregate amount of Investments under Section 6.7(j);

(j) Investments by the Borrower or any Guarantor in any Restricted Subsidiary that is not a Loan Party in an aggregate amount not to exceed $12,000,000 minus the aggregate amount of Investments under Section 6.7(i);

(k) Investments by (i) the Loan Parties in any other Loan Party, (ii) any Restricted Subsidiaries in the Borrower or any Subsidiary Guarantor, (iii) the Borrower in the Canadian Borrower solely to the extent the Borrower pays fees, costs, expenses, other amounts or makes reimbursements in respect of the Canadian Tranche Revolving Credit Loans and Canadian Tranche Letters of Credit on behalf of the Canadian Borrower to the extent such payments constitute an Investment, (iv) the Loan Parties in the Canadian Borrower solely to the extent constituting Guarantees of Indebtedness permitted under Section 6.2(a) or 6.2(h) and (v) any Excluded Subsidiary in any other Excluded Subsidiary; provided that any such Investments made pursuant to this clause (k) in the form of intercompany loans shall be evidenced by notes that have been pledged to the extent required by the Security Documents, Section 5.9 or Section 5.11 (individually or pursuant to a global note (including the Subordinated Intercompany Note)) to the Administrative Agent (or the First Lien Administrative Agent (subject to the Intercreditor Agreement)) for the benefit of the Lenders;

(l) Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 6.5;

(m) Investments existing (or committed to be made) on the Closing Date and identified on Schedule 6.7(m) and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment (or the committed amount) is not increased except by the terms of such original Investment or commitment or as otherwise permitted by this Section 6.7);

(n) the Borrower and its Restricted Subsidiaries may endorse negotiable instruments and other payment items for collection or deposit in the ordinary course of business or make lease, utility and other similar deposits in the ordinary course of business;

(o) Investments consisting of obligations under Hedge Agreements permitted by Section 6.2;

(p) Investments consisting of Restricted Payments permitted by Section 6.6;

(q) Investments of any Person that becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Borrower on or after the date hereof on the date such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary of the Borrower; provided that (i) such Investments exist at the time such Person becomes (or is merged or consolidated or amalgamated with) a Restricted Subsidiary, and (ii) such Investments are not made in anticipation or contemplation of such Person becoming (or merging or consolidating or amalgamated with) a Restricted Subsidiary;

(r) Investments consisting of good faith deposits made in accordance with Section 6.3(u);

(s) other Investments in an aggregate amount not to exceed the greater of (x) $12,000,000 and (y) 2.5% of Total Assets;

(t) so long as no Event of Default shall have occurred and be continuing, other Investments in an aggregate amount not to exceed the sum of (i) the Available Starter Basket at the time of such Investment plus (ii) if the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to such Investment, is equal to or less than 6.00:1.00, the Available Builder Basket at the time of such Investment;

(u) deposits made in the ordinary course of business to secure the performance of leases or in connection with bidding on government contracts;

(v) advances in connection with purchases of goods or services in the ordinary course of business;

(w) Guarantee Obligations, letters of credit and similar obligations in respect of obligations not constituting Indebtedness for borrowed money entered into in the ordinary course of business;

(x) Investments consisting of Liens permitted under Section 6.3;

(y) Investments consisting of transactions permitted under Section 6.4, except for Section 6.4(f);

(z) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of Holdings or Capital Stock of any direct or indirect parent company of Holdings;

(aa) (i) Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing; provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(bb) Investments made in connection with the Transactions;

(cc) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 6.6;

(dd) Investments funded with Excluded Contributions; and

(ee) the Borrower and its Restricted Subsidiaries may acquire Capital Stock in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any of its Restricted Subsidiaries or as security for any such Indebtedness or claim.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of all Returns on such Investment up to the original amount of such Investment.

6.8 Limitation on Optional Payments and Modifications of Junior Debt Instruments, etc. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease or otherwise satisfy, any Junior Debt other than (i) with the Net Cash Proceeds of Indebtedness then permitted to be incurred pursuant to Section 6.2(p) or other Permitted Refinancing in respect of such Junior Debt (which Permitted Refinancing is permitted under Section 6.2), (ii) so long as no Event of Default shall have occurred and be continuing, in an aggregate amount not to exceed the sum of (A) the

Available Starter Basket at the time of such payment, prepayment, repurchase or redemption or defeasance of Junior Debt plus (B) if the Total Leverage Ratio, determined on a Pro Forma Basis at the time of and after giving effect to such payment, prepayment, repurchase or redemption or defeasance or other satisfaction, is equal to or less than 6.00:1.00, the Available Builder Basket at the time of such payment, prepayment, repurchase or redemption or defeasance or other satisfaction of Junior Debt, or (iii) the conversion of such Junior Debt to Qualified Capital Stock of Holdings or Capital Stock of any direct or indirect parent company of Holdings, or (b) amend, modify or otherwise change (pursuant to a waiver or otherwise) any of the terms of any Junior Debt (other than any such amendment, modification or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or amount or extend the date for payment of interest thereon or relax or eliminate any covenant, event of default or other provision applicable to Holdings, the Borrower or any of its Restricted Subsidiaries or (ii) does not otherwise adversely affect the Lenders in any material respect), in each case other than (A) pursuant to a refinancing permitted by clause (a)(i) above, (B) to the extent such amendment, modification or other change is effective, or is to provisions that become applicable, after the then Latest Maturity Date hereunder (as determined as of the time of such amendment, modification or other change is made) or (C) if immediately after giving effect thereto such Junior Debt with such revised terms could be incurred pursuant to Section 6.2 (such determination to be made as if such Junior Debt was incurred at such time and had not previously been incurred).

6.9 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower, any Restricted Subsidiary or any Person that becomes a Restricted Subsidiary as a result of such transaction) unless such transaction is otherwise permitted under this Agreement and is on fair and reasonable terms no less favorable to the Borrower and its Restricted Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may (a) pay Permitted Management Fees and other amounts payable (including all expense reimbursement and indemnification claims) under the Management Agreement, (b) enter into and consummate the transactions listed on Schedule 6.10, (c) make Restricted Payments permitted pursuant to Section 6.6, (d)(i) make Investments in Unrestricted Subsidiaries permitted by Section 6.7 and (ii) make Investments permitted by Section 6.7(a), (d), (h), (s) or (t), (e) consummate the Transactions (including the issuance of Capital Stock to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower) and transactions related to or necessary or contemplated in connection with any IPO (whether or not consummated), and, in each case, pay fees and expenses related to thereto, (f) enter into employment and severance arrangements with officers, directors and employees of Holdings (or any direct or indirect parent company of Holdings), the Borrower and the Restricted Subsidiaries and, to the extent relating to services performed for Holdings, the Borrower and the Restricted Subsidiaries (as determined in good faith by the senior management of the relevant Person), pay director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and expense reimbursement arrangements; provided that any purchase of Capital Stock of Holdings (or any direct or indirect holding company of Holdings) in connection with the foregoing shall be subject to Section 6.6, (g) make customary payments to the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings or the Borrower in good faith, (h) issue or transfer Capital Stock (other than Disqualified Capital Stock) of Holdings (or any direct or indirect parent company of Holdings) to any direct or indirect parent company of Holdings or to any Permitted Investor or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Borrower or any of its Subsidiaries or any direct or indirect parent company thereof to the extent otherwise permitted by this Agreement, (i) make payments to or receive payments from, and enter into and consummate transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business to the extent otherwise permitted hereunder, (j) pay reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to holders of Capital Stock of Holdings or any direct or indirect parent company thereof pursuant to any stockholders agreement or registration and participation rights agreement in effect on the Closing Date, (k) transactions between the Borrower or any Restricted Subsidiary and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person, (l) make or accept any contribution to the capital of the Borrower or other Loan Party and if the Person making such contribution is not a Loan Party, any other Restricted Subsidiary, (m) the non-exclusive licensing of Intellectual Property in the ordinary course of business to permit the commercial exploitation of Intellectual Property between or among Affiliates and Subsidiaries of the Borrower; and (n) transactions in which Holdings, the Borrower or any of the Restricted Subsidiaries, as the case may be, obtains a letter from an independent financial advisory, investment banking or appraisal firm stating that such transaction is fair to Holding the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of the first sentence of this Section 6.9.

6.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is made for cash consideration in an amount not less than the fair market value of such property, (ii) the Sale and Leaseback Transaction is permitted by Section 6.5 and is consummated within 180 days after the date on which such property is sold or transferred, (iii) any Liens arising in connection with its use of the property are permitted by Section 6.3(r), and (iv) the Sale and Leaseback Transaction would be permitted under Section 6.2, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.2.

6.11 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement (including any Incremental Facility Amendment permitted hereby), the other Loan Documents and the First Lien Loan Documents (in the case of the First Lien Loan Documents, as in effect as of the date hereof, except for any Incremental Facility Amendment), (b) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Permitted Term Loan Refinancing Indebtedness (as defined in the First Lien Credit Agreement as in effect on the date hereof) any Incremental Equivalent Debt, any Incremental Equivalent Debt (as defined in the First Lien Credit Agreement as in effect on the date hereof), or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing, (c) any agreements governing any Indebtedness permitted by Section 6.2(c) and any other purchase money Indebtedness, Attributable Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed by or the subject of such Indebtedness and the proceeds and products thereof), (d) any agreements governing Indebtedness of any Excluded Subsidiary permitted by Section 6.2 (in which case, any such prohibition or limitation shall only be effective against the assets of such Excluded Subsidiary and its Subsidiaries), (e) any agreements governing Indebtedness permitted by Section 6.2(g) (in which case any such prohibition shall only be effective against the assets permitted to be subject to Liens permitted by Section 6.3(k) and the proceeds thereof), (f) customary provisions in joint venture agreements and similar agreements that restrict transfer of assets of, or equity interests in, joint ventures, (g) licenses or sublicenses by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case any prohibition or limitation shall only be effective against the Intellectual Property subject thereto), (h) [reserved], (i) customary provisions (including customary net worth provisions) in leases, subleases, licenses and sublicenses that restrict the transfer thereof or the transfer of the assets subject thereto by the lessee, sublessee, licensee or sublicensee, (j) prohibitions and limitations arising by operation of law, (k) prohibitions and limitations that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such prohibitions and limitations were not created in contemplation of such Person becoming a Restricted Subsidiary and apply only to such Restricted Subsidiary, (l) customary restrictions that arise in connection with any Disposition permitted by Section 6.5 applicable pending such Disposition solely to the assets subject to such Disposition, (m) customary provisions contained in an agreement restricting assignment of such agreement entered into in the ordinary course of business, (n) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, or (o) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than the then customary market terms for Indebtedness of such type, so long as the Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Holdings, the Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.12 Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by Holdings, the Borrower or any Subsidiary Guarantor or to Guarantee Indebtedness of the Borrower or any Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (i) the Loan Documents or the First Lien Loan Documents (in the case of the First Lien Loan Documents, as in effect as of the date hereof), (ii) any agreements governing any Permitted Term Loan Refinancing Indebtedness, any Permitted Term Loan Refinancing Indebtedness (as defined in the First Lien Credit Agreement as in effect on the date hereof), any Incremental Equivalent Debt, any Incremental Equivalent Debt (as defined in the First Lien Credit Agreement as in effect on the date hereof), or any Refinancing Indebtedness with respect to any of the foregoing or Guarantee Obligations in respect of any of the foregoing, (iii) any agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary, solely with respect to such Restricted Subsidiary, (iv) customary net worth provisions contained in real property leases, subleases, licenses or permits entered into by the Borrower or any of its Restricted Subsidiaries so long as such net worth provisions would not reasonably be expected to impair the ability of the Loan Parties to comply with their obligations under this Agreement or any of the other Loan Documents, (v) any restriction with respect to Excluded Subsidiaries in connection with Indebtedness permitted by Section 6.2, (vi) to the extent not otherwise permitted under this Section 6.12, agreements, restrictions and limitations described in clauses (a) – (o) of Section 6.11, to the extent set forth in such clauses, (vii) restrictions with respect to the transfer of any asset contained in an agreement that has been entered into in connection with the disposition of such asset permitted hereunder and (viii) prohibitions and limitations arising by operation of law; and (ix) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.2 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than either (i) Section 6.6 of this Agreement or (ii) the then customary market terms for Indebtedness of such type, so long as, in the case of this clause (ii) only, the Borrower shall have determined in good faith that such restrictions would not, or would not reasonably be expected to, restrict or impair, in any material respect, the ability of Holdings, the Borrower and the Restricted Subsidiaries to make any payments required under the Loan Documents.

6.13 Limitation on Lines of Business. Enter into any material line of business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto or reasonable extensions thereof.

6.14 Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document (a) (i) own any direct Subsidiary other than the Borrower or a Subsidiary that will promptly be contributed to or merged into the Borrower or a Subsidiary Guarantor, (ii) own any material Investment (other than cash or Cash Equivalents and Investments in the Borrower and the Restricted Subsidiaries) unless such Investment will promptly be contributed to the Borrower or a Subsidiary Guarantor, (iii) incur any Indebtedness other than any Indebtedness incurred by Holdings in accordance with Section 6.2 (including its Guarantee Obligations in respect of the

Obligations hereunder and other Indebtedness of the Borrower and its Restricted Subsidiaries that is permitted to be incurred by such Persons hereunder) or (iv) create any Lien on the Capital Stock of the Borrower (other than Permitted Liens) or (b) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Capital Stock of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the documentation for any Indebtedness of Holdings permitted under clause (a)(iii) above, the Management Agreement, the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement, (iv) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Section 6, (v) the issuance of Capital Stock, payment of dividends, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, in each case subject to any applicable limitations described in clause (a)(iii) above, (vi) participating in tax, accounting and other administrative matters as a member of a consolidated group of companies, (vii) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 6.6 pending application thereof and (viii) providing indemnification to officers and directors and (ix) activities incidental to the businesses or activities described in the foregoing clauses (i) through (viii).

6.15 Modification of Agreements. Amend, modify or change (a) any organizational or governing documents of Holdings, the Borrower or any Restricted Subsidiary, (b) the terms of the Management Agreement, (c) the terms of the Acquisition Agreement, or (d) the terms of any First Lien Loan Document (if such amendment, modification or change would be prohibited by the terms of the Intercreditor Agreement), in each case, in any manner that is materially adverse to the interests of the Lenders; provided that in the case of clause (a) above, any amendment, modification or change to the organizational or governing documents of any Restricted Subsidiary to effectuate a change in form of entity or organization shall be permitted, subject to the requirements under the Guarantee and Collateral Agreement.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. If any of the following events shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or (ii) the Borrower shall fail to pay any interest on any Loan, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement required to be furnished by such Loan Party at any time under this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished (provided that, in each case, such materiality qualifier shall not be applicable with respect to any representation or warranty that is qualified or modified by materiality or Material Adverse Effect); or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to Holdings and the Borrower only), Section 5.7(a), Section 5.10 or Section 6; or

(d) any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days following delivery of written notice thereof to the Borrower by the Administrative Agent; or

(e) Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans and other Indebtedness under the Loan Documents and Indebtedness under the First Lien Loan Documents) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than, with respect to Indebtedness consisting of obligations in respect of Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements and not as a result of any default thereunder by Holdings, the Borrower or any Restricted Subsidiary) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable (provided that this clause (iii) shall not apply to any secured Indebtedness that becomes due or subject to a mandatory offer to purchase as a result of the sale, transfer or other Disposition of assets securing such Indebtedness, if such sale, transfer or other Disposition is permitted hereunder and under the documents providing for such Indebtedness (and, for the avoidance of doubt, the aggregate principal amount of such Indebtedness shall not be included in determining whether an Event of Default has occurred under this paragraph (e))); provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $12,000,000; and provided, further, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if any such defaults, events or conditions are remedied or waived prior to any acceleration of the Loans pursuant to the below provisions of this Section 7.1 by any of the holders or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holders or beneficiaries) and, after giving effect thereto, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this paragraph (e) shall no longer be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $12,000,000; or

(f) (i) Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or for any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings or the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that results in liability of the Borrower or any Commonly Controlled Entity, (ii) any Person shall fail to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA and the present value of all accrued benefits, determined on a termination basis, exceeds the value of the assets of such Plan or (v) the Borrower or any Commonly Controlled Entity shall be reasonably likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) one or more final judgments or decrees for the payment of money shall be entered against Holdings, the Borrower or any of its Restricted Subsidiaries involving for Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole, a liability (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $12,000,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect, or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing, or any Lien with respect to any material portion of the Collateral created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (i) any of the foregoing results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements or (ii) such loss is covered by a title insurance policy benefitting the Administrative Agent or the Lenders and the related insurer has not asserted in writing that such loss is not covered by such title insurance policy and has not denied coverage; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents), to be in full force and effect or any Loan Party (or any of its Affiliates that has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Loan Party) shall so assert in writing (other than by reason of the express release thereof pursuant to the provisions of the Loan Documents);

(k) any Change of Control shall occur; or

(l) (i) Holdings, the Borrower or any of its Restricted Subsidiaries shall (x) default in making the payment of any principal under the First Lien Credit Agreement on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided therein or (y) default in making any payment of interest under the First Lien Credit Agreement beyond the period of grace, if any, provided thereunder; or (ii) the First Lien Lenders holding First Lien Term Loans shall have accelerated the First Lien Term Loans prior to applicable maturity dates thereof in accordance with the First Lien Credit Agreement; provided, that upon becoming an Event of Default, such Event of Default shall be deemed to have been remedied and shall no longer be continuing if, in the case of clause (i) above, any such defaults are remedied or waived by the applicable First Lien Lenders (or the First Lien Administrative Agent) or, in the case of clause (ii) above, the applicable First Lien Lenders have (or the First Lien Administrative Agent has) rescinded or waived the acceleration of such First Lien Term Loans, in any such case, prior to any acceleration of the Loans pursuant to the last paragraph of this Section 7.1;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Commitments hereunder shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

7.2 [Reserved].

SECTION 8. THE AGENTS

8.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Lender hereby authorizes the Administrative Agent to enter into each Security Document, the Intercreditor Agreement and any other intercreditor or subordination agreements contemplated hereby (including any Pari Passu Intercreditor Agreement) on behalf of and for the benefit of the Lenders and the other Secured Parties and agrees to be bound by the terms thereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions. None of any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable to any other Credit Party for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any other Credit Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. None of the Agents shall be under any obligation to any other Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all affected Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all affected Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all affected Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by Holdings or the Borrower and without limiting any obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has been appointed as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders, subject to written approval by the Borrower (which approval shall not be unreasonably withheld or delayed), appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Syndication Agent. The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to Holdings or the Borrower, to it at:

Continental Building Products LLC

12018 Sunrise Valley Drive

Reston, VA 20191

Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Continental Building Products LLC

12018 Sunrise Valley Drive

Reston, VA 20191

Attention: General Counsel

and

Joerg Esdorn

Gibson, Dunn & Crutcher LLP

200 Park Ave # 47

New York, NY 10166

Facsimile No. (212) 351-5276

E-mail: JEsdorn@gibsondunn.com

(ii) if to the Administrative Agent, to it at:

Credit Suisse AG

Eleven Madison Avenue, 23rd Floor

New York, NY 10010

Attention: Agency Manager

Facsimile: (212) 322-2291

E-mail: agency.loanops@credit-suisse.com

(iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto, in accordance with the provisions of this Agreement, shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1, or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Holdings and the Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to Holdings and the Borrower, that it will, and will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Borrowing Request or a notice pursuant to Section 2.9, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such nonexcluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, Holdings and the Borrower agree, and agree to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information and documentation that is (x) of a type that would be publicly available if Holdings and its Subsidiaries were public reporting companies or (y) does not contain MNPI (collectively, “Public Lender Information”)) (each, a “Public Lender”). Holdings and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information: (A) the Loan Documents, (B) notification of changes in the terms of the Facilities and (C) all information delivered pursuant to Section 5.1 and Section 5.2(b). “Private Lender Information” means any information and documentation that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS

RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.2 Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement or any other Loan Document nor any provision hereof or thereunder may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.2 or the waiver of any Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute an increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder, without the written consent of each Lender directly and adversely affected thereby (except (x) in connection with the waiver of applicability of any post-Default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each directly and adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the maturity date of the principal amount of any Loan, or any interest thereon, or any fees or premiums payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of any Default or mandatory prepayment shall not constitute a postponement of the maturity date of the principal of any Loan), (iv) change Section 2.20(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, or change the application of proceeds provision in either Section 6.4 of the Guarantee and Collateral Agreement or Section 4.1(b) of the Intercreditor Agreement (or the corresponding provision in any Pari Passu Intercreditor Agreement), in each case without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or grant any consent hereunder, (vi) impose additional restrictions on the ability of any Lender to assign any of its rights and obligations hereunder without the prior written consent of such Lender, or (vii) except as otherwise expressly provided in Section 9.14 or in the Guarantee and Collateral Agreement, release all or substantially all of the Collateral or release Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement representing all or substantially all of the value of such guarantees, taken as a whole, in each case, without the written consent of each Lender directly and adversely affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder in a manner adverse to the Administrative Agent, without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, amendments, waivers and other modifications to the provisions of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders holding Loans or Commitments of a particular Class (but not the rights or obligations of Lenders holding Loans or Commitments of any other Class) will require only the prior written consent of Lenders holding the requisite percentage under this Section 9.2(b) of the outstanding Loans and unused Commitments of such Class (as if such Class were the only Class of Loans and Commitments then outstanding under this Agreement) and the Borrower.

(c) Notwithstanding anything to the contrary contained in this Section 9.2, the Administrative Agent and the Borrower, in their sole discretion and without the consent or approval of any other party, may amend, modify or supplement any provision of this Agreement or any other Loan Document to (i) amend, modify or supplement such provision or cure any ambiguity, omission, mistake, error, defect or inconsistency, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof (provided that, if the Required Lenders make such objection in writing, such amendment, modification or supplement shall not become effective without the consent of the Required Lenders), and (ii) to permit additional affiliates of the Borrower to guarantee the Obligations and/or provide Collateral therefor. Such amendments shall become effective without any further action or consent of any other party to any Loan Document.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or any Pari Passu Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, Incremental Equivalent Debt, Incremental Equivalent Debt (as defined in the First Lien Credit Agreement as in effect on the date hereof) or any Refinancing Indebtedness in respect of any of the foregoing (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement or such Pari Passu Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Intercreditor Agreement or such Pari Passu Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.23, Replacement Facility Amendments in accordance with Section 2.24 and Extension Amendments in accordance with Section 2.25 and joinder agreements with respect thereto in accordance with such sections and such Incremental Facility Amendments, Replacement Facility Amendments and Extension Amendments and joinder agreements may effect such amendments to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Incremental Facility, Replacement Facility or Extension, as applicable, and will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.

(f) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (and no other party to this Agreement) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders, as conclusively determined by the Administrative Agent in consultation with the Borrower.

(g) Notwithstanding anything to the contrary contained in this Section 9.2 or any other Loan Document, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

9.3 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable fees, disbursements and other charges of legal counsel for the Administrative Agent and the other Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of legal counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and any documentary taxes associated with the Facilities; provided that the Borrower’s obligations under this Section 9.3(a) for fees and expenses of legal counsel shall be limited to fees and expenses of (x) one outside legal counsel for all Indemnitees described in clauses (i) and (ii) above, taken as a whole, (y) in the case of any actual conflict of interest, one outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, and (z) if necessary, one local or foreign legal counsel in each relevant jurisdiction.

(b) The Borrower shall indemnify the Administrative Agent, each other Agent, each institution listed as an arranger or bookrunner on the cover page hereof and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of (i) one outside legal counsel to the Indemnitees taken as a whole, (ii) in the case of any actual conflict of interest, one outside legal counsel for each group of affected Indemnitees similarly situated, taken as a whole, and (iii) if necessary, one local or foreign legal counsel in each relevant jurisdiction), which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee arising out of, in connection with, or as a result of (w) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (x) any Loan or the use of the proceeds therefrom, (y) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability relating to the Borrower or any of its Subsidiaries, or (z) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, any of its Affiliates, its creditors or any other Person; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Primary Related Parties, (2) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (provided that in the event of such a claim, litigation, investigation or proceeding involving a claim or proceeding brought against any Agent or Arranger (in either case, in its capacity as such) by other Indemnitees, such Agent or Arranger, as the case may be (in its capacity as such), shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of the indemnities set forth above), (3) arise from any settlement entered into by any Indemnitee or any of its Related Persons in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), or (4) are in respect of indemnification payments made pursuant to Section 8.7, to the extent the Borrower would not have been or was not required to make such indemnification payments directly pursuant to the provisions of this Section 9.3(b). As used herein, the “Primary Related Parties” of an Indemnitee are its Affiliates with direct involvement in the negotiation and syndication of the Facilities under this Agreement and such Indemnitee’s and Affiliates’ respective Related Parties. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent permitted by applicable law, none of Holdings, the Borrower nor any Indemnitee shall assert, and Holdings, the Borrower and each Indemnitee hereby waives, any claim against Holdings, the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and, to the extent permitted by applicable law, Holdings and Borrower and each Indemnitee hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this paragraph shall limit the obligations of the Borrower under Section 9.3(b) in respect of any such damages claimed against the Indemnitees by Persons other than Indemnitees.

(d) All amounts due under this Section shall be payable not later than thirty days after written demand therefor.

9.4 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as otherwise expressly provided in Section 6.4, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower, provided that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or a Purchasing Borrower Party or, if a Specified Default has occurred and is continuing, any other Eligible Assignee and (ii) for any assignment during the primary syndication of the Closing Date Loans to Persons identified to the Borrower prior to the Syndication Date (as defined in the Commitment Letter); and provided, further, that (x) the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall have objected thereto by written notice to the Administrative Agent not later than the tenth Business Day following the date the request for such consent is made and (y) the withholding of consent by the Borrower to any assignment to any Disqualified Lender shall be deemed reasonable (for the avoidance of doubt, it being understood and agreed that the Administrative Agent shall not have any responsibility or obligation to determine or notify the Borrower with respect to whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender); and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans of any Class, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Specified Default has occurred and is continuing;

(B) each partial assignment with respect to a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with (unless waived by the Administrative Agent in its sole discretion) a processing and recordation fee of $3,500 (treating, for purposes of such fee, multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment);

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) any assignment of any Loans to a Purchasing Borrower Party or Affiliated Lender shall be subject to the requirements of Sections 9.4(e) through (h) and with respect to Dutch Auctions, Section 2.12(f).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount (and, as applicable, stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, if an Event of Default has occurred and is continuing, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.8(b), 2.20(d) or 8.7, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vii) of the first proviso to Section 9.2(b) that adversely affects the Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that, subject to clause (ii) of Section 9.4(c) below, each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (and subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the

Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.17, 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the Borrower is notified of the participation sold to such Participant and the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless such Participant agrees, for the benefit of the Borrower, to comply (and actually complies) with Section 2.19(e) as though it were a Lender (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender).

(iii) No participation may be sold to an Affiliated Lender. No participation may be sold to any Purchasing Borrower Party.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Loans hereunder to any Person who, after giving effect to such assignment, would be an Affiliated Lender; provided that:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) at the time of such assignment and after giving effect to such assignment, the Affiliated Lenders shall not, in the aggregate, hold Loans with an aggregate principal amount in excess of 20% of the principal amount of all Loans then outstanding;

(iii) no Affiliated Lender nor any director or officer thereof shall be aware of any MNPI at any time of such assignment and such Affiliated Lender shall affirm the No MNPI Representation or shall represent that it has informed the assigning Lender that it is unable to affirm the No MNPI Representation and such assigning Lender has delivered to such Affiliated Lender customary written assurance that it is a sophisticated investor and is willing to proceed with such assignment; and

(iv) if such Affiliated Lender subsequently assigns the Loans acquired by it in accordance with this Section 9.4(e) such Affiliated Lender shall at the time of such assignment of such Loans held by it affirm the No MNPI Representation or shall represent that it has informed the potential assignee that it is unable to affirm the No MNPI Representation and such potential Lender has delivered to such Affiliated Lender written assurance that it is a sophisticated investor and is willing to proceed with such assignment.

To the extent not previously disclosed to the Administrative Agent, the Borrower shall, upon reasonable request of the Administrative Agent (but not more frequently than once per calendar quarter), report to the Administrative Agent the amount and Class of Loans held by Affiliated Lenders and the identity of such holders.

(f) Notwithstanding anything in Section 9.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document (collectively, “Required Lender Consent Items”), an Affiliated Lender shall be deemed to have voted its interest as a Lender in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders, unless the result of such Required Lender Consent Item would reasonably be expected to deprive such Affiliated Lender of its pro rata share (compared to Lenders which are not Affiliated Lenders) of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent or such Affiliated Lender is otherwise adversely affected thereby compared to Lenders which are not Affiliated Lenders (in which case for purposes of such vote such Affiliated Lender shall have the same voting rights as other Lenders which are not Affiliated Lenders).

No Affiliated Lender shall have any right to make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents in the absence, with respect to any such Person, of the gross negligence, bad faith or willful misconduct by such Person and its Primary Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment), except with respect to any claims that the Administrative Agent or any other such Lender is treating such Affiliated Lender, in its capacity as a Lender, in a disproportionate manner relative to the other Lenders.

Additionally, the Loan Parties and each Affiliated Lender hereby agree that, and each Affiliated Lender Assignment and Assumption by an Affiliated Lender shall provide a confirmation that, if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations or claims held by such Affiliated Lender in a manner that is less favorable to such Affiliated Lender than the proposed treatment of the Loans or claims held by Lenders that are not Affiliates of the Borrower.

(g) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Purchasing Borrower Party in accordance with Section 9.4(b); provided that:

(i) the assigning Lender and the Purchasing Borrower Party purchasing such Lender’s Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;

(ii) such assignment shall be made pursuant to a Dutch Auction open to all Lenders of the applicable Class on a pro rata basis pursuant to the Dutch Auction Procedures set forth in Section 2.12(f) or by way of an open market purchase so long as any offer to purchase for any Loans shall be made to all Lenders on a pro rata basis;

(iii) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) immediately after giving effect to any such purchase, no Default or Event of Default shall exist;

(v) the applicable Purchasing Borrower Party shall at the time of consummation of any purchase of Loans affirm the No MNPI Representation; and

(vi) the aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased pursuant to this Section 9.4(g) and each principal repayment installment with respect to the Loans of such Class shall be reduced pro rata by the aggregate principal amount of Loans purchased.

(h) Notwithstanding anything to the contrary contained herein, no Affiliated Lender nor any Purchasing Borrower Party shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) attended solely by the Administrative Agent and any Lenders or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to this Agreement).

9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding. The provisions of Sections 2.17, 2.18, 2.19 and 9.3 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or “TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time with the prior written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (excluding payroll, tax withholding and trust accounts maintained in the ordinary course of business) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender shall notify the Administrative Agent and the Borrower promptly after any such setoff.

9.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern

District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, any party hereto may bring an action or proceeding in other jurisdictions in respect of its rights under any Security Document governed by a law other than the laws of the State of New York or, with respect to the Collateral, in a jurisdiction where such Collateral is located.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality. (a) Each of the Administrative Agent, the Syndication Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ employees, legal counsel, independent auditors, professionals and other experts or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested or demanded by any regulatory authority claiming jurisdiction over it or its Affiliates (provided that such Agent or such Lender, as applicable, shall notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iii) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (provided that such Agent or such Lender, as applicable, shall notify the Borrower promptly thereof prior to any such disclosure by such Person (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising routine examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) to bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, that such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 9.12 or other provisions at least as restrictive as this Section 9.12), (vii) to the extent that such information is independently developed by it, (viii) with the prior written consent of the Borrower, (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12, (B) becomes available other than as a result of a breach of this Section 9.12 to the Administrative Agent, the Syndication Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Affiliates or (C) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Administrative Agent, the Syndication Agent or any Lender or any of their Affiliates or any related parties thereto in violation of any confidentiality obligations owing to Sponsor, the Permitted Investors, the Business or any of their respective affiliates, (x) on a confidential basis to (A) any rating agency in connection with rating Holdings, the Borrower or its Subsidiaries or the Facilities or (1) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (2) market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (xi) to the extent necessary or customary for inclusion in league table measurement, and (xii) for purposes of establishing a “due diligence” defense. For the purposes of this Section, “Information” means all information received from Holdings, the Borrower or any of their Affiliates relating to Holdings or the Borrower or any of its Subsidiaries or businesses, other than any such information that is available other than as a result of a breach of this Section 9.12 to the Administrative Agent, either the Syndication Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified on or before the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information which shall in no event be less than commercially reasonable care.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS AND WARRANTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the Act hereby notifies the Borrower that pursuant to the requirements of the Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

9.14 Release of Liens and Guarantees; Secured Parties. (a) In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise Disposes of all or any portion of any of the Capital Stock or assets of any Loan Party to a Person that is not (and is not required hereunder to become) a Loan Party in a transaction permitted under this Agreement, the Liens created by the Loan Documents in respect of such Capital Stock or assets shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by any Loan Document in respect of such Capital Stock or assets, and, in the case of a transaction permitted under this Agreement the result of which is that a Loan Party would cease to be a Restricted Subsidiary or would become an Excluded Subsidiary, the Guarantee Obligations created by the Loan Documents in respect of such Loan Party (and all security interests granted by such Guarantor under the Loan Documents) shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of such security interests and such Loan Party’s Guarantee Obligations in respect of the Obligations (including its Guarantee Obligations under the Guarantee and Collateral Agreement). Any representation, warranty or covenant contained in any Loan Document relating to any such Capital Stock, asset or subsidiary of any Loan Party shall no longer be deemed to be made with respect thereto once such Capital Stock or asset or Subsidiary is so conveyed, sold, leased, assigned, transferred or disposed of.

(b) Upon the payment in full of the Obligations, all Liens created by the Loan Documents shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of Liens created by the Loan Documents (including by way of assignment), and the Guarantee Obligations created by the Loan Documents in respect of the Guarantors shall automatically terminate and be released, without the requirement for any further action by any Person and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to further document and evidence such termination and release of the Guarantors’ Guarantee Obligations in respect of the Obligations (including the Guarantee Obligations under the Guarantee and Collateral Agreement).

(c) Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.8 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

9.15 No Fiduciary Duty. The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Parties, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed any advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) the Lender Parties are acting solely as principals and not as the agents or fiduciaries of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that the Lender Parties have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

9.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LSF8 GYPSUM HOLDINGS COMPANY, LLC

By:	/s/ Kyle Volluz

Name:	Kyle Volluz
Title:	Vice President

CONTINENTAL BUILDING PRODUCTS LLC

By:	LSF8 Gypsum Holdings Company, LLC, as its sole Member

By:	LSF8 GenPar, LLC, as its General Partner

By:	/s/ Kyle Volluz

Name:	Kyle Volluz
Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent

By:	/s/ John D. Toronto
	Name:	John D. Toronto
	Title:	Authorized Signatory

By:	/s/ Michael Spaight
	Name:	Michael Spaight
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, individually and as Syndication Agent

By:	/s/ James Disher
	Name:	James Disher
	Title:	Authorized Signatory